As filed with the Securities and Exchange Commission on October 3, 2005
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
BANCORPSOUTH, INC.
(Exact name of registrant as specified in its charter)

Mississippi	6712	64-0659571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Aubrey B. Patterson
BancorpSouth, Inc.
One Mississippi Plaza	One Mississippi Plaza
201 South Spring Street	201 South Spring Street
Tupelo, Mississippi 38804	Tupelo, Mississippi 38804
(662) 680-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(662) 680-2000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

E. Marlee Mitchell, Esq. Waller Lansden Dortch & Davis, PLLC 511 Union Street, Suite 2700 Nashville, Tennessee 37219	Garland W. Binns, Jr., Esq. Dover Dixon Horne PLLC 425 West Capitol, 37th Floor Little Rock, Arkansas 72201
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and completion of the merger described in the enclosed Proxy Statement/Prospectus.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class of securities	Amount to be	offering price	Proposed maximum	Amount of
to be registered	registered	per share	aggregate offering price	registration fee

Common stock, par value $2.50 per share	1,158,854(1)	N/A	$24,999,807(2)	$2,942.48

(1)	This number is based on an estimate of the maximum number of shares of the Registrant’s common stock expected to be issued in connection with the proposed merger to which this Registration Statement relates as follows: (a)(i) 472,266 shares of common stock of American State Bank Corporation, $0.01 par value per share, outstanding as of September 27, 2005, and (ii) 60,088 shares of American State Bank Corporation common stock to be issued immediately prior to the effective time of the merger pursuant to the cashless exercise of outstanding options as of September 27, 2005; and (b) a maximum share exchange ratio of 4.3537 shares of common stock of the Registrant, $2.50 par value per share, issuable in exchange for each share of American State Bank Corporation common stock, subject to a maximum share exchange of 50% of the outstanding shares of American State Bank Corporation common stock, a tax-related adjustment and the rounding of fractional shares of the Registrant’s common stock. The common stock to be registered includes attached rights to purchase shares of the Registrant’s common stock under the Registrant’s shareholder rights plan. Prior to the occurrence of certain events, none of which have occurred as of the date of the filing hereof, the rights will not be exercisable or evidenced separately from the Registrant’s common stock.

(2)	Calculated in accordance with Rules 457(c) and (f)(1) under the Securities Act of 1933, the proposed maximum offering price equals the product of (i) $22.915, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on September 27, 2005, and (ii) 1,090,980, representing the number of shares of common stock of the Registrant to be issued in connection with the proposed merger based on an assumed exchange ratio of 4.0987, calculated as set forth in this Registration Statement with respect to such average price of the Registrant’s common stock.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
     The Boards of Directors of BancorpSouth, Inc. and American State Bank Corporation have approved a merger agreement to merge our two companies. If American State Bank Corporation shareholders vote to approve the merger agreement and the merger is completed, American State Bank Corporation will merge with and into BancorpSouth, American State Bank Corporation’s subsidiary bank, American State Bank, will merge with and into BancorpSouth Bank, a subsidiary of BancorpSouth, and American State Bank Corporation shareholders, other than American State Bank Corporation shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for shares of American State Bank Corporation common stock they own (i) a cash payment of $93.9226, (ii) between 4.3537 and 3.7462 shares of BancorpSouth common stock, depending on the average closing price of BancorpSouth common stock reported on the New York Stock Exchange for the 10 trading days ending on the fifth trading day before the date that shareholders of American State Bank Corporation meet to approve the merger agreement, or (iii) a combination of cash and shares of BancorpSouth common stock. With respect to an election to receive stock consideration, for each share of American State Bank Corporation common stock you own, you may elect to receive 4.3537 shares of BancorpSouth common stock if the trailing average closing price is $21.5729 or less, or 3.7462 shares of BancorpSouth common stock if the trailing average closing price is $25.0712 or greater. Between these two trailing average closing prices, the exchange ratio will be proportionately adjusted between 4.3537 and 3.7462 based on the trailing average closing price of BancorpSouth common stock computed as described above. This will result in the issuance of up to 1,158,854 shares of BancorpSouth common stock. If you hold more than one share of American State Bank Corporation common stock, you may elect a combination of stock and cash consideration. In the merger, the percentage of shares of American State Bank Corporation common stock that will be exchangeable into the right to receive shares of BancorpSouth common stock is fixed at 50%. In order to ensure that the merger qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and as a result of the 50% limitation for stock consideration, regardless of your election, you may receive a combination of cash and shares of BancorpSouth common stock that is different than what you may have elected, depending on the elections made by other American State Bank Corporation shareholders.
     The number of shares of BancorpSouth common stock that American State Bank Corporation shareholders may receive in the merger is not fixed. The dollar value of the stock consideration that American State Bank Corporation shareholders may receive will also change depending on fluctuations in the market price of BancorpSouth common stock and might not be known at the time American State Bank Corporation’s shareholders vote on the merger. The following table shows the average closing price of BancorpSouth common stock reported on the New York Stock Exchange for the 10 trading days ending on the fifth trading day before August 9, 2005, the last trading day before we announced the merger, and before [•], 2005, the last practicable trading day before the distribution of this Proxy Statement/Prospectus. This table also shows the implied value of the stock consideration proposed for each share of American State Bank Corporation common stock, which we calculated by multiplying the appropriate trailing average closing price of BancorpSouth common stock for those dates by the corresponding exchange ratio. You should obtain current market quotations for BancorpSouth common stock from a newspaper, the Internet or your broker. BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.”

	Trailing Average Closing Price of		Implied Value per Share of American
	BancorpSouth Common Stock	Exchange Ratio	State Bank Corporation Common Stock
At August 9, 2005	$23.85	3.9381	$93.9226
At [•], 2005	[•]	[•]	[•]
     This Proxy Statement/Prospectus provides you with detailed information about the proposed merger between BancorpSouth and American State Bank Corporation. This document also contains information about BancorpSouth and American State Bank Corporation. We encourage you to carefully read and consider this Proxy Statement/Prospectus in its entirety. You can obtain additional information about BancorpSouth from documents that it has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled “WHERE YOU CAN FIND MORE INFORMATION,” which begins on page 89.
     You should carefully consider the risk factors described beginning on page 17 of this Proxy Statement/Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of BancorpSouth common stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of BancorpSouth common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Proxy Statement/Prospectus is [•], 2005,
and it is first being mailed to the shareholders of American State Bank Corporation on or about [•], 2005.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2005
TO THE SHAREHOLDERS OF AMERICAN STATE BANK CORPORATION:
     This serves as notice to you that a special meeting of shareholders of American State Bank Corporation will be held on [•], 2005 at 10:00 a.m., Central Time, at the main office of American State Bank, 2201 Fair Park Boulevard, Jonesboro, Arkansas 74201, for the purpose of considering and voting upon the approval of the Agreement and Plan of Merger, dated as of August 9, 2005, between American State Bank Corporation and BancorpSouth, Inc., which provides for the merger of American State Bank Corporation with and into BancorpSouth as more fully described in the attached Proxy Statement/Prospectus.
     Only holders of record of American State Bank Corporation common stock at the close of business on [•], 2005 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of American State Bank Corporation common stock is entitled to one vote. Approval of the merger agreement requires approval by a majority of all the votes entitled to be cast by shareholders of American State Bank Corporation.
     The Board of Directors of American State Bank Corporation has unanimously approved the merger agreement and recommends that American State Bank Corporation shareholders vote “FOR” approval of the merger agreement.
     American State Bank Corporation shareholders, other than American State Bank Corporation shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for each share of American State Bank Corporation common stock they own a cash payment of $93.9226 or between 4.3537 and 3.7462 shares of BancorpSouth common stock as described in the Proxy Statement/Prospectus accompanying this notice, with cash to be paid in lieu of any remaining fractional share interest, if the merger agreement is approved and the merger is completed. Holders of more than one share of American State Bank Corporation common stock may elect a combination of stock and cash consideration.
     Notice of Right to Dissent. Dissenting shareholders who comply with the procedural requirements of the Arkansas Business Corporation Act of 1987 will be entitled to receive payment of the fair cash value of their shares. A copy of Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987 containing the procedural requirements to exercise dissenters’ rights is attached as Annex B to the accompanying Proxy Statement/Prospectus. In addition, please see the section entitled “THE MERGER — Shareholders Dissenters’ Rights” in the accompanying Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting these dissenters’ rights.
     Please mark, sign, date and return the enclosed proxy card promptly, whether or not you plan to attend the special meeting. All American State Bank Corporation shareholders are invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy card in the enclosed white postage paid business reply envelope to American State Bank Corporation. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you do not vote your proxy, the effect will be the same as a vote against the merger agreement. You may revoke your proxy at any time before it is voted.
     Please also fill out the enclosed election form and letter of transmittal according to their instructions and promptly mail the election form and the letter of transmittal, along with all of your American State Bank Corporation stock certificates. The election form is the document provided to you to select the amount of stock and/or cash consideration you wish to receive in connection with the proposed merger. Please review the Proxy Statement/Prospectus accompanying this notice for more complete information regarding the proposed merger and the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Frank Oldham Chairman and Chief Executive Officer
[•], 2005

ADDITIONAL INFORMATION
     This Proxy Statement/Prospectus incorporates important business and financial information about BancorpSouth from documents that are not included in or delivered with this Proxy Statement/Prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 89. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from BancorpSouth at the following address:
BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
(662) 680-2000
Attention: Cathy S. Freeman, Secretary
     In order to receive timely delivery of requested documents in advance of American State Bank Corporation’s special meeting of shareholders, your request should be received no later than [•], 2005.
     You also may obtain these documents at the Securities and Exchange Commission’s Internet world wide web site, http://www.sec.gov, and at BancorpSouth’s Internet world wide web site, http://www.bancorpsouth.com, by selecting “Investor Relations” and then selecting “SEC Filings.” We have included the web addresses of the SEC and BancorpSouth as inactive textual references only. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER	5
SUMMARY	8
RECENT DEVELOPMENTS	16
RISK FACTORS	17
You Might Not Receive the Form of Merger Consideration that You Elect	17
You Might Not Know the Exchange Ratio When You Send Your Election Form to the Exchange Agent	17
The Market Price of the Shares of BancorpSouth Common Stock You Receive in the Merger Will Fluctuate and the Precise Exchange Ratio Cannot be Presently Determined	17
The Valuation of the Merger is Subjective and a Fairness Opinion Was Not Provided	18
We May Fail to Achieve the Anticipated Benefits of the Merger	18
The Market Price of Shares of BancorpSouth Common Stock after the Merger May Be Affected by Factors Different from those Affecting Shares of American State Bank Corporation or BancorpSouth Currently	18
The Merger Agreement Limits the Ability of American State Bank Corporation to Pursue Alternative Transactions to the Merger and Requires American State Bank Corporation to Pay a Termination Fee if it Does	18
The Executive Officers and Directors of American State Bank Corporation Have Interests Different from Typical American State Bank Corporation Shareholders	19
Former Shareholders of American State Bank Corporation Will Be Limited in their Ability to Influence BancorpSouth’s Actions and Decisions Following the Merger	19
The Merger May Result in a Loss of Current American State Bank Corporation Employees	19
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANCORPSOUTH	20
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF AMERICAN STATE BANK CORPORATION	22
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	24
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	25
THE SPECIAL MEETING	27
General	27
Proxies	27
Solicitation of Proxies	28
Record Date and Voting Rights	28

QUESTIONS AND ANSWERS
ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	A merger in which American State Bank Corporation will merge with and into BancorpSouth, Inc. and American State Bank Corporation’s subsidiary bank, American State Bank, will merge with and into BancorpSouth Bank, a subsidiary of BancorpSouth. After the merger, you will no longer own shares of American State Bank Corporation common stock and will receive either cash or shares of BancorpSouth common stock or a combination of both.

Q:	What do I need to do now?

A:	After you carefully read this Proxy Statement/Prospectus, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote, and by signing and mailing the proxy card in the enclosed white postage paid business reply envelope as soon as possible so that your shares may be represented at the special meeting of shareholders. Also, please fill out your election form and letter of transmittal according to their instructions and mail the election form and the letter of transmittal, along with all of your American State Bank Corporation stock certificates, in the enclosed brown envelope to SunTrust Bank, Atlanta, N.A. as soon as possible so that we may know the amount of each type of consideration you wish to receive.

Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

The Board of Directors of American State Bank Corporation unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

Q:	Why is my vote important?

A:	Under the Arkansas Business Corporation Act of 1987, the merger agreement must be approved by a majority of all the votes entitled to be cast by shareholders of American State Bank Corporation. Accordingly, if you abstain, it will have the same effect as a vote against approval of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting of shareholders. You can do this in any of the following three ways:
•	by sending a written notice to the chief executive officer of American State Bank Corporation in time to be received before the special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the special meeting and voting in person, although attendance by itself will not revoke a previously granted proxy.

If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	You should instruct your broker to vote your shares, following the directions your broker provides. Your broker will generally not have the discretion to vote your shares without your instructions.

Q:	Will I be able to sell the shares of BancorpSouth common stock I receive in the merger?

A:	Yes. The BancorpSouth common stock issued pursuant to the merger will be registered under the Securities Act of 1933 and will be listed on the New York Stock Exchange under the symbol “BXS.” All shares of BancorpSouth common stock that you receive in the merger will be freely transferable unless you are deemed an affiliate of American State Bank Corporation prior to the merger. Persons who are considered affiliates of American State Bank Corporation (generally directors, officers and holders of 10% or more of American State Bank Corporation common stock) must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of BancorpSouth common stock they receive in the merger.

Q:	What will I receive in connection with the merger?

A:	You may elect to receive cash, shares of BancorpSouth common stock or a combination of cash and shares of BancorpSouth common stock by indicating your preference on the enclosed election form. The Proxy Statement/Prospectus explains in more detail what amount of cash and/or BancorpSouth common stock each shareholder of American State Bank Corporation is entitled to receive. The percentage of shares of American State Bank Corporation common stock that will be exchangeable for the right to receive shares of BancorpSouth common stock is fixed at 50%. In the event that more or less than 50% of the outstanding shares of American State Bank Corporation common stock elect to receive common stock consideration, the amount of BancorpSouth common stock that you will have the right to receive upon exchange of your shares of American State Bank Corporation common stock will be adjusted so that, in the aggregate, 50% of the shares of American State Bank Corporation common stock will be exchanged for the right to receive shares of BancorpSouth common stock and the remaining shares of American State Bank Corporation common stock will be exchanged for the right to receive cash. As a result, you may receive a different combination of consideration than you elected, based on the choices made by other American State Bank Corporation shareholders and a tax-related adjustment, if necessary.

Q:	What are the U.S. federal income tax consequences of the merger to the shareholders?

A:	If you exchange your shares of American State Bank Corporation common stock solely for BancorpSouth common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of American State Bank Corporation common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of American State Bank Corporation common stock for a combination of BancorpSouth common stock and cash, you should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. If you have shares of American State Bank Corporation common stock allocated to you in the American State Bank 401(k) Employee Stock Ownership Plan, the tax treatment of this transaction will be different with respect to those shares in some ways. You will receive additional information from the administrator of the American State Bank 401(k) Employee Stock Ownership Plan.

This tax treatment may not apply to all American State Bank Corporation shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Q:	What is the purpose of this Proxy Statement/Prospectus?

A:	This document serves as American State Bank Corporation’s proxy statement and as BancorpSouth’s prospectus. As a proxy statement, this document is being provided to American State Bank Corporation shareholders because American State Bank Corporation’s Board of Directors is soliciting proxies to vote to approve the merger agreement. As a prospectus, this document is being provided to American State Bank Corporation shareholders by BancorpSouth because BancorpSouth is offering them shares of BancorpSouth common stock in exchange for their shares of American State Bank Corporation common stock if the merger is completed.

Q:	Is there other information I should consider?

A:	Yes. Much of the business and financial information about BancorpSouth that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by BancorpSouth with the Securities and Exchange Commission. This means that BancorpSouth may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 89 for a list of documents that BancorpSouth has incorporated by reference into this Proxy Statement/Prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	What if I choose not to read the documents incorporated by reference?

A:	Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document. Information contained in a document that is incorporated into this Proxy Statement/Prospectus by reference is part of this Proxy Statement/Prospectus, unless it is superseded by information contained directly in this Proxy Statement/Prospectus or in documents filed by BancorpSouth with the SEC after the date of this Proxy Statement/Prospectus.

Q:	Why have I been sent an election form?

A:	If the merger agreement is approved and the merger is completed, unless you exercise your right to dissent from the merger, each share of American State Bank Corporation common stock held by you will be converted into the right to receive, at your election, $93.9226 in cash, between 3.7462 and 4.3537 shares of BancorpSouth common stock as determined by the exchange ratio or a combination of cash and shares of BancorpSouth common stock, with cash to be paid in lieu of any remaining fractional share interest. The election form is the document provided to you to select the amount of each type of consideration you wish to receive.

Q:	What happens if I do not send in my election form?

A:	If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of BancorpSouth common stock as BancorpSouth shall determine consistent with the terms of the merger agreement.

Q:	Should I send in my American State Bank Corporation stock certificates now?

A:	Yes. After you carefully read this Proxy Statement/Prospectus, please choose which form(s) of consideration you would like to receive if the merger is consummated by indicating your choice on the enclosed election form, signing the enclosed letter of transmittal and mailing both, along with all stock certificates representing shares of American State Bank Corporation common stock that you own, in the enclosed brown envelope to SunTrust Bank, Atlanta, N.A., the exchange agent. To be properly completed, your election form together with the appropriate stock certificate(s) and letter of transmittal must be received by the transfer agent by [•], 2005, two business days before the date of the special meeting.

Q:	Whom do I contact if I have questions about the merger?

A:	If you have more questions about the merger, including procedures for voting your shares, you should contact:
American State Bank Corporation
2201 Fair Park Boulevard
Jonesboro, Arkansas 72401
Attention: Frank Oldham, Chairman and Chief Executive Officer
Phone Number: (870) 972-9800

SUMMARY
     This summary highlights selected information from this Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire Proxy Statement/Prospectus and the documents to which it refers in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this Proxy Statement/Prospectus, you should read the section entitled “WHERE YOU CAN FIND MORE INFORMATION.” Each item in this summary includes a page reference that directs you to a more complete description in this Proxy Statement/Prospectus of the topic discussed.
The Companies (Pages 61, 62)
BANCORPSOUTH, INC.
One Mississippi Plaza
Tupelo, Mississippi 38804
(662) 680-2000
     BancorpSouth (NYSE: BXS) is incorporated in Mississippi and is a financial holding company under the Bank Holding Company Act of 1956. It is based in Tupelo, Mississippi and conducts its operations through its bank subsidiary, BancorpSouth Bank, and its banking-related subsidiaries. BancorpSouth Bank conducts a commercial banking, trust, insurance and investment services business through 253 locations and 239 ATMs in Arkansas, Alabama, Louisiana, Mississippi, Tennessee and Texas. As of June 30, 2005, BancorpSouth had total assets of approximately $10.8 billion, deposits of approximately $9.0 billion and shareholders’ equity of approximately $936.2 million.
AMERICAN STATE BANK CORPORATION
2201 Fair Park Boulevard
Jonesboro, Arkansas 72401
     American State Bank Corporation is incorporated in Arkansas and is a financial holding company under the Bank Holding Company Act of 1956. It is based in Jonesboro, Arkansas and conducts its banking operations through its subsidiary bank, American State Bank. American State Bank Corporation’s banking subsidiary, American State Financial Services, Inc., conducts trust and investment services business through its office in Jonesboro, Arkansas. As of June 30, 2005, American State Bank Corporation had total assets of approximately $342.8 million, deposits of approximately $272.0 million and shareholders’ equity of approximately $22.1 million.
The Merger (Page 30)
     BancorpSouth and American State Bank Corporation entered into a merger agreement whereby American State Bank Corporation will merge with and into BancorpSouth, subject to shareholder and regulatory approval and other conditions. The merger agreement is attached to this Proxy Statement/Prospectus as Annex A. You should read it carefully. Subject to shareholder and regulatory approval, BancorpSouth and American State Bank Corporation hope to complete the merger during the fourth quarter of 2005.
What American State Bank Corporation Shareholders Will Receive in the Merger (Page 48)
     American State Bank Corporation shareholders, other than American State Bank Corporation shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for shares of American State Bank Corporation common stock they own:
•	a cash payment of $93.9226;

•	between 4.3537 and 3.7462 shares of BancorpSouth common stock (which is referred to as the “exchange ratio”), depending on the average closing price of BancorpSouth common stock for the 10 trading days ending on the fifth trading day before the date that shareholders of American State Bank Corporation meet to approve the merger agreement; or

•	a combination of cash and shares of BancorpSouth common stock if the merger is completed.
     With respect to an election to receive stock consideration, for each share of American State Bank Corporation common stock you own, you may elect to receive 4.3537 shares of BancorpSouth common stock if the trailing average closing price is $21.5729 or less, or 3.7462 shares of BancorpSouth common stock if the trailing average closing price is $25.0712 or greater. If the trailing average closing price is between $21.5729 and $25.0712, the exchange ratio will be proportionately adjusted between 4.3537 and 3.7462 based on the trailing average closing price of BancorpSouth common stock computed as described above. If you hold more than one share of American State Bank Corporation common stock, you may elect a combination of stock and cash consideration. Regardless of your election, you may receive a combination of cash and shares of BancorpSouth common stock that is different than what you may have elected, depending on the elections made by other American State Bank Corporation shareholders and a tax-related adjustment, if necessary.
     BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, an American State Bank Corporation shareholder who receives any shares of BancorpSouth common stock as consideration in the merger will receive cash equal to the product of (i) the closing price per share of BancorpSouth common stock for the trading day immediately prior to the effective time of the merger, times (ii) the fraction of a share of BancorpSouth common stock to which the shareholder otherwise would be entitled.
     Immediately prior to the effective time of the merger, each outstanding option to purchase shares of American State Bank Corporation common stock will be converted into the appropriate number of shares of American State Bank Corporation common stock through a cashless exercise arrangement. The resultant shares of American State Bank Corporation common stock will be entitled to conversion into cash, shares of BancorpSouth common stock or a combination of both on the terms described above.
     At the effective time of the merger, persons who are BancorpSouth shareholders immediately prior to the merger would own more than 98.5% of the outstanding shares of common stock of the combined company and persons who are American State Bank Corporation shareholders immediately prior to the merger would own less than 1.5% of the outstanding shares of common stock of the combined company.
BancorpSouth’s Stock Price Will Fluctuate (Page 60)
     BancorpSouth expects the market price of its common stock to fluctuate as a result of market factors beyond its control before and after the merger. Because both the market price of BancorpSouth common stock and the exchange ratio may fluctuate, the value of the shares of BancorpSouth common stock that American State Bank Corporation shareholders may receive in the merger might increase or decrease prior to completion of the merger. BancorpSouth cannot assure American State Bank Corporation shareholders that the market price of BancorpSouth common stock will not decrease before or after completion of the merger. The following table shows the average closing price of BancorpSouth common stock reported on the New York Stock Exchange for the 10 trading days ending on the fifth trading day before August 9, 2005, the last trading day before we announced the merger, and before [•], 2005, the last practicable trading day before the distribution of this Proxy Statement/Prospectus. This table also shows the implied value of the stock consideration proposed for each share of American State Bank Corporation common stock, which we calculated by multiplying the appropriate trailing average closing price of BancorpSouth common stock for those dates by the corresponding exchange ratio. You should obtain current market quotations for BancorpSouth common stock from a newspaper, the Internet or your broker. BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.”

	Trailing Average Closing Price	Exchange	Implied Value per Share of American
	of BancorpSouth Common Stock	Ratio	State Bank Corporation Common Stock
At August 9, 2005	$ 23.85	3.9381	$ 93.9226
At [•], 2005	[•]	[•]	[•]

Special Meeting (Page 27)
     A special meeting of the shareholders of American State Bank Corporation will be held at the following time and place:
[•], 2005
10:00 a.m. (Central Time)
American State Bank
2201 Fair Park Boulevard
Jonesboro, Arkansas 72401
     At the special meeting, shareholders of American State Bank Corporation will be asked to approve the merger agreement between American State Bank Corporation and BancorpSouth.
The Board of Directors of American State Bank Corporation Recommends that its Shareholders Approve the Merger Agreement (Page 29)
     The Board of Directors of American State Bank Corporation unanimously approved the merger agreement, believes that the merger between American State Bank Corporation and BancorpSouth is in the best interests of American State Bank Corporation shareholders and recommends that American State Bank Corporation shareholders vote “FOR” the proposal to approve the merger agreement. This belief is based on a number of factors described in this Proxy Statement/Prospectus.
Vote Required to Complete the Merger (Page 28)
     Under Arkansas law, the merger agreement must be approved by a majority of all the votes entitled to be cast by shareholders of American State Bank Corporation. American State Bank Corporation expects that its executive officers and directors will vote all of their shares of American State Bank Corporation common stock in favor of the merger agreement.
     The following chart describes the American State Bank Corporation shareholder vote required to approve the merger agreement:

Number of shares of American State Bank Corporation common stock outstanding on [•], 2005	472,266

Number of votes necessary to approve the merger agreement	236,134

Percentage of outstanding shares of American State Bank Corporation common stock necessary to approve the merger agreement	>50%

Number of votes that executive officers and directors of American State Bank Corporation and their affiliates can cast as of [•], 2005	92,986

Percentage of votes that executive officers and directors of American State Bank Corporation and their affiliates can cast as of [•], 2005	19.69%
Record Date; Voting Power (Page 28)
     You can vote at the special meeting of American State Bank Corporation shareholders if you owned American State Bank Corporation common stock as of the close of business on [•], 2005, the record date set by American State Bank Corporation’s Board of Directors. Each share of American State Bank Corporation common stock is entitled to one vote. On [•], 2005, there were 472,266 shares of American State Bank Corporation common stock outstanding and entitled to vote on the merger agreement.

Background of the Merger (Page 31)
     On July 16, 2004, management of American State Bank Corporation began initial discussions with representatives of Stephens Inc., an investment banking firm, regarding the alternatives available to American State Bank Corporation. On August 17, 2004, the Board of Directors of American State Bank Corporation met with representatives of Stephens to discuss alternatives available to American State Bank Corporation to maximize shareholder value. At this meeting, Stephens made a presentation to the Board of Directors on the company’s strategic options, including a discussion of potential merger partners and other options. After further deliberation, American State Bank Corporation’s Board of Directors retained Stephens on September 16, 2004 to assist the Board in soliciting expressions of interest from publicly traded companies regarding a potential business combination and in considering any such expressions of interest compared with the potential value of American State Bank Corporation as a stand-alone enterprise.
     After discussions with management and preparation of a descriptive memorandum, Stephens began contacting 20 banking institutions on October 4, 2004 that were likely to have an interest in a business combination with American State Bank Corporation. Five institutions signed confidentially agreements with American State Bank Corporation and two of those institutions, including BancorpSouth, submitted written preliminary indications of interest based on information provided by American State Bank Corporation. One institution that had signed a confidentially agreement provided an oral indication of interest.
     On or about May 10, 2005, BancorpSouth orally revised its indication of interest for American State Bank Corporation. On May 16, 2005, the American State Bank Corporation Board of Directors met to consider this revised indication of interest from BancorpSouth. The Board of Directors decided that the proposal from BancorpSouth was clearly superior to the other indications of interest and determined to enter into discussions with BancorpSouth.
     American State Bank Corporation’s Board of Directors met on August 9, 2005 to discuss and consider the proposed transaction with BancorpSouth. Stephens made a presentation regarding the financial rationale supporting the transaction, which included a detailed financial analysis concerning American State Bank Corporation and BancorpSouth. Although Stephens did not render a fairness opinion, it indicated to the Board that, as a result of its analysis and discussions with several potential acquirors, it believed it was unlikely that another publicly traded merger candidate would be willing to propose a transaction that was financially superior to the transaction proposed by BancorpSouth and that, if requested, it was prepared to render an opinion as to the fairness of the transaction from a financial point of view.
     On May 25, 2005, BancorpSouth’s Board of Directors approved the merger and authorized management to negotiate and execute the merger agreement. After a review of all aspects of the proposed transaction, American State Bank Corporation’s Board of Directors approved the merger agreement with BancorpSouth on August 9, 2005. The merger agreement was executed by the parties as of August 9, 2005.
Why BancorpSouth and American State Bank Corporation are Seeking to Merge (Page 32)
     The merger will combine the strengths of BancorpSouth and American State Bank Corporation and their subsidiary banks. The combined company resulting from the merger should be able to provide greater services than each company could provide independently. By merging with BancorpSouth, American State Bank Corporation will provide its current and potential customers with access to a substantially larger capital base and lending limits, as well as a broader array of financial products. The combined company also expects to reduce costs by eliminating overlap of the companies’ operations and by applying BancorpSouth’s technology to American State Bank Corporation’s operations. The competitiveness of the financial services industry is increasing continually, and the greater strength realized through combining the companies is expected to enable them to provide superior products and services to their customers and benefits to their shareholders.

Analysis of Financial Advisor to American State Bank Corporation (Page 33)
     Stephens Inc. acted as a financial advisor to American State Bank Corporation in connection with the proposed merger with and into BancorpSouth. As part of its investment banking business, Stephens regularly engages in the valuation of securities in connection with mergers and acquisitions and valuations for corporate, estate tax and other purposes. American State Bank Corporation retained Stephens based on its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of the financial institutions industry. As part of this engagement, Stephens agreed to provide analysis and advice to American State Bank Corporation’s Board of Directors on the financial implications of any merger proposals received. At the August 9, 2005 meeting of American State Bank Corporation’s Board of Directors, Stephens discussed its analysis of the BancorpSouth proposal and whether a superior offer could likely be obtained from another publicly traded potential acquiror. Stephens also presented a summary of its financial analysis to the Board of Directors. As part of this analysis, Stephens examined values of selected bank and thrift merger transactions, the potential merger valuation range that certain publicly traded potential acquirors might offer, a stand-alone valuation based on discounted cash flow analysis and a comparison to selected publicly traded companies. Stephens indicated that it had, during the course of its engagement, contacted 20 potential acquirors and received two other indications of interest, only one of which was considered viable, and that the expected transaction value from the proposed merger with BancorpSouth was clearly superior to the other competing indication of interest. American State Bank Corporation did not ask for and Stephens did not express an opinion as to the fairness of the transaction from a financial perspective.
Management and Board of Directors of BancorpSouth Following the Merger (Page 59)
     The officers and directors of each of BancorpSouth and BancorpSouth Bank immediately prior to the effective time of the merger will continue to be the officers and directors of BancorpSouth and BancorpSouth Bank, respectively, following the merger. Certain of the executive officers of American State Bank Corporation will be retained by BancorpSouth and may serve as officers of BancorpSouth Bank but will not serve as executive officers of BancorpSouth.
Federal Income Tax Consequences (Page 38)
     Your U.S. federal income tax consequences will depend primarily on whether you exchange your shares of American State Bank Corporation common stock solely for BancorpSouth common stock, solely for cash or for a combination of BancorpSouth common stock and cash. If you exchange your shares of American State Bank Corporation common stock solely for BancorpSouth common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of American State Bank Corporation common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of American State Bank Corporation common stock for a combination of BancorpSouth common stock and cash, you should recognize a gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The actual U.S. federal income tax consequences to you of electing to receive cash, BancorpSouth common stock or a combination of both will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply. If you have shares of American State Bank Corporation common stock allocated to you in the American State Bank 401(k) Employee Stock Ownership Plan, the tax treatment of this transaction will be different with respect to those shares in some ways. You will receive additional information from the administrator of the American State Bank 401(k) Employee Stock Ownership Plan.
     This tax treatment may not apply to all shareholders of American State Bank Corporation. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.
     BancorpSouth and American State Bank Corporation will not be obligated to complete the merger unless they each receive an opinion from their respective legal counsel, dated the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and American State Bank Corporation will each be a party to that reorganization. If such opinions are rendered, the U.S. federal income tax treatment of the merger should be as described above. The opinions of the parties’ respective counsel, however, do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position.
Accounting Treatment (Page 38)
     BancorpSouth will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles.
Interests of American State Bank Corporation Executive Officers and Directors in the Merger (Page 46)
     Executive officers and directors of American State Bank Corporation will be issued shares of BancorpSouth common stock in the merger on the same basis as other shareholders of American State Bank Corporation. The following chart shows the number of shares of BancorpSouth common stock that may be issued to affiliates of American State Bank Corporation in the merger (including shares reserved for issuance upon the cashless exercise of stock options immediately prior to the effective time of the merger):

Shares of common stock of American State Bank Corporation beneficially owned by its executive officers, directors and holders of more than 5% of American State Bank Corporation common stock on [•], 2005	153,074

Maximum number of shares of BancorpSouth common stock that may be received in the merger by executive officers, directors and holders of more than 5% of American State Bank Corporation common stock based upon their beneficial ownership	666,438
     Four of American State Bank Corporation’s executive officers will receive bonuses as part of the merger and in consideration for terminating their existing employment agreements with American State Bank Corporation and will also enter into employment agreements with BancorpSouth.
American State Bank Corporation Shareholders May Dissent from the Merger (Page 42)
     Arkansas law permits American State Bank Corporation shareholders to dissent from the merger and to receive the fair value of their shares of American State Bank Corporation common stock in cash. To dissent, an American State Bank Corporation shareholder must follow certain procedures, including filing certain notices with American State Bank Corporation and not voting his or her shares in favor of the merger agreement. The shares of American State Bank Corporation common stock held by a dissenter will not be exchanged for stock consideration or cash consideration in the merger and a dissenter’s only right will be to receive the fair value of his or her shares of American State Bank Corporation common stock in cash. A copy of the Arkansas statute describing these dissenters’ rights and the procedures for exercising them is attached as Annex B to this Proxy Statement/Prospectus. American State Bank Corporation shareholders who perfect their dissenters’ rights and receive cash in exchange for their shares of American State Bank Corporation common stock may recognize gain or loss for U.S. federal income tax purposes.
We Must Obtain Regulatory Approvals to Complete the Merger (Page 37)
     We cannot complete the merger unless we obtain the approval of the Federal Deposit Insurance Corporation. The U.S. Department of Justice has input into the FDIC’s approval process. Once the FDIC has approved the merger, federal law requires that we wait up to 30 calendar days to complete the merger in order to give the Department of Justice the opportunity to review and object to the merger. BancorpSouth expects to obtain approval of the merger from the FDIC on or about October 17, 2005 and expects the waiting period to expire on or about November 1, 2005.
     In addition, the merger is subject to the approval of the Mississippi Department of Banking and Consumer Finance and the Arkansas State Bank Department. BancorpSouth and American State Bank Corporation have filed all of the required notices and applications, as appropriate, with these state regulatory authorities, and approval of the merger is expected to be received prior to approval of the merger agreement by the shareholders of American State Bank Corporation.
     We also intend to make all required filings with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the merger.
     While we believe that we will obtain the remaining regulatory approvals in a timely manner, we cannot be certain if or when we will obtain them.
Conditions to Complete the Merger (Page 57)
     The completion of the merger depends on a number of conditions being met, including the following:
•	shareholders of American State Bank Corporation approving the merger;

•	the New York Stock Exchange authorizing for listing the shares of BancorpSouth common stock to be issued to American State Bank Corporation shareholders;

•	receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

•	BancorpSouth’s registration statement on Form S-4 becoming effective under the Securities Act of 1933;

•	the holders of less than 5% of the total outstanding shares of American State Bank Corporation common stock exercising dissenters’ rights with respect to the merger;

•	receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment of the merger will generally be as described in this Proxy Statement/Prospectus; and

•	BancorpSouth shall have received executed employment agreements which include non-competition and non-solicitation provisions in form and substance satisfactory to BancorpSouth from Messrs. Oldham, Dudley and Gramling and Ms. Dacus.
     In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible) or that the merger will be completed.
Termination of the Merger Agreement (Page 57)
     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by American State Bank Corporation shareholders, as set forth in the merger agreement, including by mutual consent of BancorpSouth and American State Bank Corporation. In addition, the merger agreement may generally be terminated by either party if:
•	a governmental entity denies or withdraws a request or application for a required regulatory approval (subject to a 60-day waiting period) or issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before January 31, 2006; or

•	any of the representations or warranties provided by the other party set forth in the merger agreement become untrue or incorrect or the other party materially breaches its covenants set forth in the merger agreement, and the representation or material breach is not cured within the prescribed time limit.
     BancorpSouth may terminate the merger agreement if:
•	American State Bank Corporation shareholders fail to approve the merger agreement;

•	American State Bank Corporation’s Board of Directors has withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval and recommendation of the merger agreement; or

•	American State Bank Corporation enters into a letter of intent or agreement related or with respect to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving American State Bank Corporation or any offer to acquire all or a substantial portion of the assets of American State Bank Corporation.
     Generally, a party can only terminate the merger agreement in one of these situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.
Comparative Per Share Market Price Information (Page 60)
     Shares of BancorpSouth common stock are listed on the New York Stock Exchange under the symbol “BXS.” On August 9, 2005, the last full trading day prior to the public announcement of the merger, the closing sales price of BancorpSouth common stock was $22.44 per share. On [•], 2005, the last practicable trading day before the distribution of this Proxy Statement/Prospectus, the closing sales price of BancorpSouth common stock was $[•] per share. The market price of BancorpSouth common stock is expected to fluctuate prior to and after completion of the merger. You should obtain current market quotations for BancorpSouth common stock from a newspaper, the Internet or your broker.
     There is no established public trading market for shares of American State Bank Corporation common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of American State Bank Corporation common stock have been bought and sold.

RECENT DEVELOPMENTS
     BancorpSouth continues to assess the status of its Mississippi Gulf Coast banking assets damaged and operations disrupted by Hurricane Katrina. The aggregate impact of this hurricane on BancorpSouth’s financial condition and results of operations may not be known for some time and must be measured by the extent of the damage to BancorpSouth’s properties, the extent of the damage to the properties of its customers (including property pledged to the bank as collateral) and the short- and long-term impact on the economy of the region affected by Hurricane Katrina. As of September 30, 2005, BancorpSouth had not completed its assessment primarily because of the difficulty in gaining access to certain properties that serve as collateral for its loans and the difficulty in locating some of its loan customers in the Gulf Coast area who were displaced by this natural disaster. As of September 30, 2005, management of BancorpSouth had estimated that, based on information available to it at the time, the effects of Hurricane Katrina could decrease earnings by approximately $9 million after tax, or $0.115 per diluted share, for the quarter ended September 30, 2005 and could result in a provision for credit losses of approximately $11.6 million. There can be no assurance, however, that the decrease in earnings and the provision for credit losses will not exceed these estimates. Management’s estimates are subject to change as BancorpSouth continues its assessment and obtains additional reliable information.

RISK FACTORS
     The merger involves a number of risks. In addition to the risks described below, the combined companies will continue to be subject to the risks described in the documents that BancorpSouth has filed with the Securities and Exchange Commission that are incorporated by reference into this Proxy Statement/Prospectus, including without limitation, BancorpSouth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. If any of the risks described below or in the documents incorporated by reference into this Proxy Statement/Prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this Proxy Statement/Prospectus.
You Might Not Receive the Form of Merger Consideration that You Elect.
     The merger agreement contains provisions that are generally designed to ensure that 50% of the outstanding shares of American State Bank Corporation common stock are exchanged for shares of BancorpSouth common stock and the other 50% of the shares are exchanged for cash consideration, subject to a tax-related adjustment. If elections are made by American State Bank Corporation shareholders that would otherwise result in more or less than 50% of such shares being converted into BancorpSouth common stock, the shareholders will have the consideration of the type they selected modified by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for federal income tax purposes with respect to the cash received). If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such combination of cash and/or shares of BancorpSouth common stock as BancorpSouth shall determine.
You Might Not Know the Exchange Ratio When You Send Your Election Form to the Exchange Agent.
     You are required to send to SunTrust Bank, Atlanta, N.A., the exchange agent, the election form and stock certificates representing shares of American State Bank Corporation common stock that you own so that they are received no later than the second business day immediately preceding the special meeting of the American State Bank Corporation shareholders. Because the exchange ratio will not be determinable until the end of business on the fifth day immediately preceding the special meeting, you might not know the exchange ratio when you send your election form to the exchange agent. Similarly, if you mail or otherwise submit your proxy prior to the fifth day immediately preceding the special meeting, you will not know the exchange ratio when you submit your proxy voting on the merger agreement, unless you subsequently revoke your proxy as described in this Proxy Statement/Prospectus or plan to attend the special meeting in person in lieu of submitting a proxy. As a result, you might not know the number of shares of BancorpSouth common stock you would receive as stock consideration when you vote on the merger agreement and elect the form of merger consideration you want to receive.
The Market Price of the Shares of BancorpSouth Common Stock You Receive in the Merger Will Fluctuate and the Precise Exchange Ratio Cannot be Presently Determined.
     The merger agreement provides for an exchange ratio that is based on the average closing price of BancorpSouth common stock for the 10 trading day period ending on the fifth trading day prior to the date the shareholders of American State Bank Corporation meet to approve the merger agreement. The merger agreement provides for adjustment of the exchange ratio if the trailing average closing price is between $21.5729 and $25.0712 per share, but it does not provide any adjustment if the trailing average closing price is below $21.5729 per share or above $25.0712 per share. Consequently, the market price of the stock consideration per share of American State Bank Corporation common stock may be more or less than the cash consideration upon completion of the merger. The merger agreement does not provide for rights of termination by either party based on fluctuations of the market price of BancorpSouth common stock before closing of the proposed transaction. Because the exchange ratio is based on the average closing price of BancorpSouth common stock for a period of time prior to the shareholder meeting, the precise exchange ratio cannot be presently determined. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.
     Shareholders of American State Bank Corporation are urged to obtain current market quotations for BancorpSouth common stock. The historical prices of BancorpSouth common stock included in this Proxy Statement/Prospectus are not necessarily indicative of the prices that will be used to calculate the exchange ratio. The future market price of BancorpSouth common stock cannot be guaranteed or predicted.
The Valuation of the Merger is Subjective and a Fairness Opinion Was Not Provided.
     The exchange ratio may not necessarily reflect the market value of American State Bank Corporation common stock. No fairness opinion has been obtained with respect to the merger, although American State Bank Corporation retained Stephens Inc., an investment banking firm, to provide a financial analysis with respect to the merger. The exchange ratio and other terms of the merger were determined by an arm’s length negotiation between BancorpSouth’s and American State Bank Corporation’s respective management and Board of Directors and based on input from Stephens. Although we believe that the transaction is fair from a financial point of view, Stephens did not express an opinion as to the fairness of the transaction from a financial perspective. Therefore, the determination of the exchange ratio is subjective and our determination of the fairness thereof has been made without reliance upon an opinion of any financial advisor.
We May Fail to Achieve the Anticipated Benefits of the Merger.
     BancorpSouth and American State Bank Corporation have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.
The Market Price of Shares of BancorpSouth Common Stock after the Merger May Be Affected by Factors Different from those Affecting Shares of American State Bank Corporation or BancorpSouth Currently.
     The businesses of BancorpSouth and American State Bank Corporation differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent financial condition and results of operations of each of BancorpSouth and American State Bank Corporation. For a discussion of the businesses of BancorpSouth and American State Bank Corporation and of certain factors to consider in connection with those businesses, see “INFORMATION ABOUT BANCORPSOUTH” on page 61 and “INFORMATION ABOUT AMERICAN STATE BANK CORPORATION” beginning on page 62.
The Merger Agreement Limits the Ability of American State Bank Corporation to Pursue Alternative Transactions to the Merger and Requires American State Bank Corporation to Pay a Termination Fee if it Does.
     The merger agreement prohibits American State Bank Corporation and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or, subject to very narrow exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits the ability of American State Bank Corporation to pursue offers that may be superior from a financial point of view from other possible acquirors. If the merger agreement is terminated for certain reasons and American State Bank Corporation receives an unsolicited proposal from a third party within nine months after such termination and actions are taken by the Board of Directors of American State Bank Corporation to pursue further discussions or negotiations, American State Bank Corporation will be required to pay $1,500,000 in cash to BancorpSouth upon demand. This fee makes it less likely that a third party will make an alternative acquisition proposal.

The Executive Officers and Directors of American State Bank Corporation Have Interests Different from Typical American State Bank Corporation Shareholders.
     The executive officers and directors of American State Bank Corporation have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of American State Bank Corporation shareholders generally. See “THE MERGER – Interests of Certain Persons in the Merger.” As a result, these executive officers and directors could be more likely to approve the merger agreement than if they did not hold these interests.
Former Shareholders of American State Bank Corporation Will Be Limited in their Ability to Influence BancorpSouth’s Actions and Decisions Following the Merger.
     Following the merger, former shareholders of American State Bank Corporation will hold less than 1.5% of the outstanding shares of BancorpSouth common stock. As a result, former American State Bank Corporation shareholders will have only a limited ability to influence BancorpSouth’s business. Former American State Bank Corporation shareholders will not have separate approval rights with respect to any actions or decisions of BancorpSouth or have separate representation on BancorpSouth’s Board of Directors.
The Merger May Result in a Loss of Current American State Bank Corporation Employees.
     Despite BancorpSouth’s efforts to retain quality employees, BancorpSouth might lose some of American State Bank Corporation’s current employees following the merger. Current American State Bank Corporation employees may not want to work for a larger, publicly traded company instead of a smaller, privately-held company or may not want to assume different duties, positions and compensation that BancorpSouth offers to the American State Bank Corporation employees. Competitors may recruit employees prior to the merger and during the integration process after the merger. As a result, current employees of American State Bank Corporation could leave with little or no prior notice. BancorpSouth cannot assure you that the combined companies will be able to attract, retain and integrate employees following the merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANCORPSOUTH
     The following table sets forth certain financial information with respect to BancorpSouth which is derived from the audited and unaudited financial statements of BancorpSouth. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. BancorpSouth management prepared the unaudited information on the same basis as it prepared BancorpSouth’s audited consolidated financial statements. In the opinion of BancorpSouth management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for the dates presented. You should read this information in conjunction with BancorpSouth’s consolidated financial statements and related notes included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2004, and BancorpSouth’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference into this document and from which this information is derived. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 89.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BANCORPSOUTH

						For the Six Months
						Ended June 30,
	For the Years Ended December 31,					(Unaudited)
	2004	2003	2002	2001	2000	2005	2004
	(Dollars in Thousands, Except Per Share Amounts)
Earnings Summary:
Interest revenue	$497,629	$526,911	$590,418	$660,475	$669,158	$268,157	$246,868
Interest expense	163,837	175,805	218,892	331,093	346,883	93,311	79,702

Net interest revenue	333,792	351,106	371,526	329,382	322,275	174,846	167,166
Provision for credit losses	17,485	25,130	29,411	22,259	26,166	7,767	8,851
Noninterest revenue	183,519	190,086	124,826	127,998	87,970	96,941	97,456
Noninterest expense	342,945	322,594	304,985	289,318	271,742	180,263	170,036

Income before income tax	156,881	193,468	161,956	145,803	112,337	83,757	85,735
Applicable income taxes	46,261	62,334	49,938	47,340	37,941	26,223	27,297

Net income	$110,620	$131,134	$112,018	$98,463	$74,396	$57,534	$58,438

Per Share Data:
Basic earnings	$1.44	$1.69	$1.40	$1.19	$0.88	$0.74	$0.76
Diluted earnings	1.43	1.68	1.39	1.19	0.88	0.73	0.75
Cash dividends	0.73	0.66	0.61	0.57	0.53	0.38	0.36
Book value – end of period	11.74	11.15	10.40	9.92	9.39	11.96	11.10

Balance Sheet Data (period end):
Total assets	$10,848,193	$10,305,035	$10,189,247	$9,395,429	$9,044,034	$10,831,291	$10,670,323
Loans, net of unearned income	6,836,698	6,233,067	6,389,385	6,073,200	6,095,315	7,046,942	6,422,864
Allowance for credit losses	91,673	92,112	87,875	83,150	81,730	91,076	90,537
Total deposits	9,059,091	8,599,128	8,548,918	7,856,840	7,480,920	8,974,580	8,789,246
Total stockholders’ equity	$916,428	$868,906	$807,823	$805,403	$789,576	$936,167	$852,910

Balance Sheet Data (averages):
Total assets	$10,555,133	$10,236,904	$9,882,168	$9,261,912	$8,756,474	$10,833,282	$10,533,989
Total stockholders’ equity	$873,264	$845,874	$810,893	$796,706	$761,884	$921,617	$876,096
Average number of diluted shares outstanding (in thousands)	77,378	78,164	80,481	82,979	84,811	78,555	77,784

Selected Ratios (annualized):
Return on average assets	1.05%	1.28%	1.13%	1.06%	0.85%	1.07%	1.12%
Return on average stockholders’ equity	12.67	15.50	13.81	12.36	9.76	12.59	13.40
Net interest margin	3.52	3.80	4.15	3.94	4.08	3.65	3.54
Net charge-offs to average loans	0.31	0.33	0.41	0.35	0.34	0.24	0.33
Tier 1 capital to risk-weighted assets	12.41	13.24	11.92	10.70	11.31	12.73	12.93
Total capital to risk-weighted assets	13.67	14.51	13.16	11.91	12.56	13.97	14.19

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF AMERICAN STATE BANK
CORPORATION
     The following table sets forth certain financial information with respect to American State Bank Corporation which is derived from the audited and unaudited financial statements of American State Bank Corporation. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. American State Bank Corporation management prepared the unaudited information on the same basis as it prepared American State Bank Corporation’s audited consolidated financial statements. In the opinion of American State Bank Corporation management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for the dates presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMERICAN STATE BANK CORPORATION

						For the Six Months
						Ended June 30,
	For the Years Ended December 31,					(Unaudited)
	2004	2003	2002	2001	2000	2005	2004
	(Dollars in Thousands, Except Per Share Amounts)
Earnings Summary:
Interest revenue	$14,288	$12,977	$13,871	$14,866	$12,098	$8,067	$6,772
Interest expense	4,741	4,901	6,251	10,900	8,609	3,314	2,182

Net interest revenue	9,547	8,076	7,620	3,966	3,489	4,753	4,590
Provision for credit losses	205	400	1,000	300	80	129	150
Other revenue	2,614	2,304	1,469	1,689	1,016	1,314	1,231
Other expense	9,151	7,940	6,528	5,365	4,660	4,680	4,459

Income before income tax	2,805	2,040	1,561	(10)	(235)	1,258	1,212
Applicable income taxes	848	663	307	(100)	(99)	354	344

Net income	$1,957	$1,377	$1,254	$90	$(136)	$904	$868

Per Share Data:
Basic earnings	$4.17	$2.94	$2.69	$0.21	$(0.34)	$1.92	$1.85
Diluted earnings	4.07	2.89	2.66	0.21	(0.34)	1.87	1.82
Cash dividends	—	—	—	—	—	0.50	—
Book value – end of period	46.22	42.67	40.20	36.10	34.45	46.83	42.80

Balance Sheet Data (period end):
Total assets	$334,400	$268,507	$239,376	$218,807	$189,631	$342,786	$308,785
Loans, net of unearned income	199,385	162,894	161,940	153,554	142,900	212,664	182,137
Allowance for credit losses	1,965	2,046	1,867	1,202	1,047	1,922	2,028
Securities	99,073	61,967	50,629	41,480	29,446	101,819	92,363
Deposits	282,764	244,717	218,289	199,469	163,781	272,001	254,223
Subordinated debentures	6,702	—	—	—	—	6,702	6,702
Total shareholders’ equity	$21,734	$20,012	$18,806	$16,591	$13,855	$22,115	$20,094

Balance Sheet Data (averages):
Total assets	$297,313	$244,634	$223,010	$216,146	$170,810	$335,161	$285,990
Total shareholders’ equity	$20,873	$19,409	$17,699	$15,223	$13,852	$21,925	$20,053
Average number of diluted shares outstanding (in thousands)	481	477	472	427	402	483	478

Selected Ratios (annualized):
Return on average assets	0.66%	0.56%	0.56%	0.04%	(0.08)%	0.54%	0.61%
Return on average shareholders’ equity	9.38	7.09	7.09	0.59	(0.98)	8.25	8.66
Net interest margin	3.71	3.69	3.70	1.97	2.15	3.31	3.71
Net charge-offs to average loans	0.16	0.14	0.21	0.10	0.03	0.17	0.20
Tier 1 capital to risk-weighted assets	13.0	11.5	12.2	12.0	10.9	12.8	13.8
Total capital to risk-weighted assets	13.9	12.7	13.4	12.0	11.7	13.6	14.8
Leverage ratio	9.2	8.0	7.8	7.4	7.5	8.6	9.4

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
     The following table sets forth for BancorpSouth common stock and American State Bank Corporation common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2004, in the case of the income from continuing operations and cash dividends paid data for the 12 months ended December 31, 2004, and as if the merger had become effective on January 1, 2005, in the case of the income from continuing operations and cash dividends paid data for the six months ended June 30, 2005. The pro forma data in the tables represents a current estimate based on available information of the combined company’s results of operations and is based on an exchange ratio of 3.9381 shares of BancorpSouth common stock for each share of American State Bank Corporation common stock, which would have been the exchange ratio as of August 9, 2005, the last trading day before we announced the merger, and assuming that 100% of the outstanding common stock of American State Bank Corporation is converted into BancorpSouth common stock with no regard given to the effects of shares of American State Bank Corporation common stock that are exchanged for cash, as if these shares were outstanding for each period presented. The information in the following table is based on, and should be read together with, the historical financial information that BancorpSouth has presented in filings with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 89.
     The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods. Upon completion of the merger, the operating results of American State Bank Corporation will be reflected in the consolidated financial statements of BancorpSouth on a prospective basis.

	Comparative Per Share Data
		American		Per Equivalent
		State Bank		American State
	BancorpSouth	Corporation	Pro Forma	Bank Corporation
	Historical	Historical	Combined	Share
Income from continuing operations for the 12 months ended December 31, 2004
Basic	$1.44	$4.17	$1.43	$5.63
Diluted	1.43	4.07	1.42	5.59

Income from continuing operations for the six months ended June 30, 2005
Basic	0.74	1.92	0.73	2.87
Diluted	0.73	1.87	0.73	2.86

Cash Dividends Paid
For the 12 months ended December 31, 2004	0.73	—	0.73	2.87
For the six months ended June 30, 2005	0.38	0.50	0.38	1.50

Book Value
As of December 31, 2004	11.74	46.22	12.02	47.35
As of June 30, 2005	11.96	46.83	12.23	48.17

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This Proxy Statement/Prospectus contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and American State Bank Corporation and about the combined companies following the merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the merger, the anticipated impact of the merger on BancorpSouth’s financial performance, tax consequences and accounting treatment of the merger, receipt of regulatory approvals, market prices of BancorpSouth common stock and earnings estimates for the combined company. These statements appear in several sections of this Proxy Statement/Prospectus, including “SUMMARY,” “RECENT DEVELOPMENTS,” “THE MERGER – Reasons for the Merger; Recommendation of the Board of Directors” and “THE MERGER AGREEMENT – Terms of the Merger.” Also, the forward-looking statements generally include any of the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should,” “will” or “plans” or similar expressions.
     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BancorpSouth and American State Bank Corporation, and of the combined companies, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or American State Bank Corporation. In addition, neither BancorpSouth nor American State Bank Corporation intends to, nor are they obligated to, update these forward-looking statements after this Proxy Statement/Prospectus is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth claims the protection of the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, those discussed in the section entitled “RISK FACTORS” beginning on page 17, as well as the following:
•	failure to obtain required shareholder or regulatory approvals;

•	the companies’ failure to consummate the merger;

•	inability to successfully integrate the companies after the merger;

•	materially adverse changes in the companies’ financial conditions;

•	changes in economic conditions and government fiscal and monetary policies;

•	fluctuations in prevailing interest rates;

•	the ability of BancorpSouth to compete with other financial services companies;

•	changes in BancorpSouth’s operating or expansion strategy;

•	geographic concentration of BancorpSouth’s assets;

•	the ability of BancorpSouth to attract, train and retain qualified personnel;

•	the ability of BancorpSouth to effectively market its services and products;

•	BancorpSouth’s dependence on existing sources of funding;

•	changes in laws and regulations affecting financial institutions in general;

•	possible adverse rulings, judgments, settlements and other outcomes of pending litigation;

•	the ability of BancorpSouth to obtain additional reliable information in areas affected by Hurricane Katrina;

•	assumptions made in BancorpSouth’s assessment and financial analysis regarding the effects of Hurricane Katrina;

•	the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base; and

•	other factors generally understood to affect the financial results of financial service companies and other risks detailed from time to time in BancorpSouth’s news releases and filings with the Securities and Exchange Commission.

THE SPECIAL MEETING
General
     This Proxy Statement/Prospectus is first being mailed, on or about [•], 2005, to all persons who were American State Bank Corporation shareholders on [•], 2005.
     Along with this Proxy Statement/Prospectus, American State Bank Corporation shareholders are being provided with a Notice of Special Meeting, election form, transmittal letter and form of proxy card for use at the special meeting of American State Bank Corporation shareholders and at any adjournments or postponements of that meeting.
     At the American State Bank Corporation special meeting, American State Bank Corporation shareholders will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 9, 2005, between American State Bank Corporation and BancorpSouth, which provides for the merger of American State Bank Corporation with and into BancorpSouth.
     The special meeting of American State Bank Corporation shareholders will be held at the following time and place:
[•], 2005
10:00 a.m. (Central Time)
American State Bank
2201 Fair Park Boulevard
Jonesboro, Arkansas 72401
Proxies
     American State Bank Corporation encourages its shareholders to promptly vote their proxies by completing, signing, dating and returning the enclosed proxy card solicited by American State Bank Corporation’s Board of Directors whether or not they are able to attend the American State Bank Corporation special meeting in person.
     An American State Bank Corporation shareholder may revoke any proxy given in connection with this solicitation by:
•	delivering to American State Bank Corporation a written notice revoking the proxy prior to the taking of the vote at the American State Bank Corporation special meeting;

•	delivering a duly executed proxy relating to the same shares bearing a later date; or

•	attending the meeting and voting in person (attendance at the American State Bank Corporation special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).
     Revocation of proxy by written notice or execution of a new proxy bearing a later date should be submitted to:
American State Bank Corporation
2201 Fair Park Boulevard
Jonesboro, Arkansas 72401
Attention: Frank Oldham, Chairman and Chief Executive Officer
     For a notice of revocation or later proxy to be valid, however, American State Bank Corporation must receive it prior to the vote of American State Bank Corporation shareholders at the American State Bank Corporation special meeting. American State Bank Corporation will vote all shares of American State Bank

Corporation common stock represented by valid proxies received through this solicitation and not revoked before they are exercised in the manner described above.
     American State Bank Corporation is currently unaware of any other matters that may be presented for action at the American State Bank Corporation special meeting. If other matters do properly come before the American State Bank Corporation special meeting, then shares of American State Bank Corporation common stock represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.
     Please do not forward your American State Bank Corporation stock certificates, election form and letter of transmittal with your proxy card. Stock certificates, the election form and the letter of transmittal should be returned to the exchange agent in accordance with the instructions contained in the election form.
Solicitation of Proxies
     American State Bank Corporation will bear the costs of printing and mailing this Proxy Statement/Prospectus and BancorpSouth will bear the costs of filing BancorpSouth’s registration statement on Form S-4 with the Securities and Exchange Commission.
     If necessary, American State Bank Corporation may use several of its regular employees, who will not be specially compensated, to solicit proxies from American State Bank Corporation shareholders, either personally or by telephone, facsimile or mail.
Record Date and Voting Rights
     American State Bank Corporation’s Board of Directors has fixed [•], 2005 as the record date for the determination of American State Bank Corporation shareholders entitled to receive notice of and to vote at American State Bank Corporation’s special meeting of shareholders. Accordingly, only American State Bank Corporation shareholders of record at the close of business on [•], 2005 will be entitled to notice of and to vote at the American State Bank Corporation special meeting. At the close of business on American State Bank Corporation’s record date, there were 472,266 shares of American State Bank Corporation common stock entitled to vote at the American State Bank Corporation special meeting held by 228 holders of record. The executive officers and directors of American State Bank Corporation beneficially owned 19.69% of the outstanding shares of American State Bank Corporation common stock as of that date.
     The presence, in person or by proxy, of a majority of the votes entitled to be cast by the holders of American State Bank Corporation common stock is necessary to constitute a quorum at the special meeting. Each share of American State Bank Corporation common stock outstanding on American State Bank Corporation’s record date entitles its holder to one vote as to the approval of the merger agreement or any other proposal that may properly come before American State Bank Corporation’s special meeting.
     For purposes of determining the presence or absence of a quorum for the transaction of business, American State Bank Corporation will count shares of American State Bank Corporation common stock present in person at the special meeting but not voting as present at the special meeting. Abstentions and broker non-votes will also be counted as present at the American State Bank Corporation special meeting for purposes of determining whether a quorum exists.
     Under the Arkansas Business Corporation Act of 1987, the merger agreement must be approved by a majority of all the votes entitled to be cast by shareholders of American State Bank Corporation. Because approval of the merger agreement requires approval based on the votes entitled to be cast, an abstention or a broker non-vote will have the same effect as a vote “against” approval of the merger agreement. Accordingly, American State Bank Corporation’s Board of Directors urges American State Bank Corporation shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed white postage paid business reply envelope.

Recommendation of Board of Directors
     American State Bank Corporation’s Board of Directors has unanimously approved the merger agreement. American State Bank Corporation’s Board of Directors believes that the merger is in the best interests of American State Bank Corporation and American State Bank Corporation shareholders and recommends that American State Bank Corporation shareholders vote “FOR” approval of the merger agreement. The conclusion of American State Bank Corporation’s Board of Directors with respect to the merger is based on a number of factors, as described in this Proxy Statement/Prospectus. See “THE MERGER – Reasons for the Merger; Recommendation of the Board of Directors.”
Shareholders Dissenters’ Rights
     Shareholders of American State Bank Corporation who do not wish to accept BancorpSouth common stock in the merger will be entitled under the Arkansas Business Corporation Act of 1987 to receive the fair value of their shares. This right to dissent is subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters’ rights, you must:
•	deliver to American State Bank Corporation, before the vote on the merger agreement is taken, written notice of your intent to demand payment for your shares if the merger agreement is approved and the merger is completed; and

•	not vote such shares of American State Bank Corporation common stock in favor of the merger agreement.
     Any American State Bank Corporation shareholder who wishes to exercise dissenters’ rights, or who wishes to preserve his or her right to do so, should carefully review Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987, a copy of which is attached as Annex B to this Proxy Statement/Prospectus, and the section entitled “THE MERGER – Shareholders Dissenters’ Rights.”
Certain Matters Relating to Proxy Materials
     The rules regarding delivery of proxy statements may be satisfied by delivering a single proxy statement to an address shared by two or more shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings. In order to take advantage of this opportunity, we may deliver only one proxy statement to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders. We undertake to deliver promptly upon request a separate copy of the proxy statement, as requested, to a shareholder at a shared address to which a single copy of this document was delivered. If you hold American State Bank Corporation common stock as a registered shareholder and prefer to receive separate copies of a proxy statement, please call (870) 972-9800 or send a written request to:
American State Bank Corporation
2201 Fair Park Boulevard
Jonesboro, Arkansas 72401
Attention: Frank Oldham, Chairman and Chief Executive Officer
     If your American State Bank Corporation common stock is held through a broker or a bank and you prefer to receive separate copies of a proxy statement, please contact such broker or bank.

THE MERGER
     The discussion in this Proxy Statement/Prospectus of the merger of American State Bank Corporation into BancorpSouth does not purport to be complete and is qualified by reference to the full text of the merger agreement and the other annexes attached to, and incorporated by reference into, this Proxy Statement/Prospectus.
Description of the Merger
     If the merger is completed, American State Bank Corporation will merge with and into BancorpSouth and American State Bank Corporation’s subsidiary bank will merge with and into BancorpSouth Bank, a subsidiary of BancorpSouth. American State Bank Corporation shareholders, other than American State Bank Corporation shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for shares of American State Bank Corporation common stock they own:
•	a cash payment of $93.9226;

•	between 4.3537 and 3.7462 shares of BancorpSouth common stock (which is referred to as the “exchange ratio”), depending on the average closing price of BancorpSouth common stock for the 10 trading days ending on the fifth trading day before the date that shareholders of American State Bank Corporation meet to approve the merger agreement; or

•	a combination of cash and shares of BancorpSouth common stock if the merger is completed.
     With respect to an election to receive stock consideration, for each share of American State Bank Corporation common stock, American State Bank Corporation shareholders may receive 4.3537 shares of BancorpSouth common stock if the trailing average closing price is $21.5729 or less, or 3.7462 shares of BancorpSouth common stock if the trailing average closing price is $25.0712 or greater. If the trailing average closing price is between $21.5729 and $25.0712, the exchange ratio will be proportionately adjusted between 4.3537 and 3.7462 based on the trailing average closing price of BancorpSouth common stock computed as described above. See “THE MERGER AGREEMENT – Terms of the Merger.”
     Holders of more than one share of American State Bank Corporation common stock may elect a combination of stock and cash consideration. In the merger, 50% of the outstanding shares of American State Bank Corporation common stock shall be exchanged for BancorpSouth common stock. In order to ensure that the merger qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, and as a result of the 50% limitation for stock consideration, regardless of your election, you may receive a combination of cash and shares of BancorpSouth common stock that is different than what you may have elected, depending on the elections made by other American State Bank Corporation shareholders. See “THE MERGER AGREEMENT – Cash or Stock Election.”
     BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, an American State Bank Corporation shareholder who receives any shares of BancorpSouth common stock as consideration in the merger will receive cash equal to the product of (i) the closing price per share of BancorpSouth common stock for the trading day immediately prior to the effective time of the merger, times (ii) the fraction of a share of BancorpSouth common stock to which the shareholder otherwise would be entitled.
     Arkansas law permits American State Bank Corporation shareholders to dissent from the merger and to receive the fair value of their shares of American State Bank Corporation common stock in cash. To dissent, an American State Bank Corporation shareholder must follow certain procedures, including filing certain notices with American State Bank Corporation and not voting his or her shares in favor of the merger agreement. The shares of American State Bank Corporation common stock held by a dissenter will not be exchanged for stock consideration or cash consideration in the merger and a dissenter’s only right will be to receive the appraised fair value of his or her shares of American State Bank Corporation common stock in cash. For a discussion of the procedures that dissenting shareholders must follow to properly exercise their rights, please see “THE MERGER – Shareholders Dissenters’ Rights.”

Background of the Merger
     The management of American State Bank Corporation periodically has explored, assessed and discussed with the American State Bank Corporation Board of Directors strategic options potentially available to American State Bank Corporation. These strategic discussions have included the possibility of business combinations involving American State Bank Corporation and other financial institutions, particularly in view of the increasing competition and continuing consolidation in the financial services industry, as well as maximizing its performance as an independent company.
     On July 16, 2004, management of American State Bank Corporation began initial discussions with representatives of Stephens Inc., an investment banking firm, regarding the alternatives available to American State Bank Corporation. On August 17, 2004, the Board of Directors of American State Bank Corporation met with representatives of Stephens to discuss alternatives available to American State Bank Corporation to maximize shareholder value. At this meeting, Stephens made a presentation to the Board of Directors on the company’s strategic options, including a discussion of potential merger partners and other options. After further deliberation, American State Bank Corporation’s Board of Directors retained Stephens on September 16, 2004 to assist the Board in soliciting expressions of interest from publicly traded companies regarding a potential business combination and in considering any such expressions of interest compared with the potential value of American State Bank Corporation as a stand-alone enterprise.
     After discussions with management and preparation of a descriptive memorandum, Stephens began contacting 20 banking institutions on October 4, 2004 that were likely to have an interest in a business combination with American State Bank Corporation. Five institutions signed confidentially agreements with American State Bank Corporation and two of those institutions, including BancorpSouth, submitted written preliminary indications of interest based on information provided by American State Bank Corporation. One institution that had signed a confidentially agreement provided an oral indication of interest.
     On December 14, 2004, the American State Bank Corporation Board of Directors met to consider the two preliminary written proposals and the one preliminary oral proposal. After discussion with Stephens, the Board of Directors determined that the proposal from BancorpSouth and the preliminary oral proposal were the superior proposals, but none of the initial indications of interest were adequate in the judgment of the Board of Directors of American State Bank Corporation. The Board of Directors authorized Stephens to continue discussions with the two potential merger candidates, while continuing to study the option of remaining independent.
     On February 15, 2005, the American State Bank Corporation Board of Directors met again to discuss the two proposals under consideration. Stephens updated the Board of Directors on the discussions with the two potential merger candidates. The Board of Directors instructed Stephens to continue valuation discussions with both potential merger candidates and to ask for final indications of interest from both interested institutions.
     On or about May 10, 2005, BancorpSouth orally revised its indication of interest for American State Bank Corporation. On May 16, 2005, the American State Bank Corporation Board of Directors met to consider this revised indication of interest from BancorpSouth. The Board of Directors decided that the proposal from BancorpSouth was clearly superior to the other indications of interest and determined to enter into discussions with BancorpSouth.
     Management of American State Bank Corporation and BancorpSouth met in Memphis, Tennessee on July 7, 2005 to continue discussions of the terms of a merger and to begin due diligence discussions. Following this meeting, work began on a draft merger agreement while the due diligence process continued.
     American State Bank Corporation’s Board of Directors met on August 9, 2005 to discuss and consider the proposed transaction with BancorpSouth. Stephens made a presentation regarding the financial rationale supporting the transaction, which included a detailed financial analysis concerning American State Bank Corporation and BancorpSouth. Although Stephens did not render a fairness opinion, it indicated to the American State Bank Corporation Board of Directors that, as a result of its analysis and discussions with several potential acquirors, it believed it was unlikely that another publicly traded merger candidate would be willing to propose a transaction that was financially superior to the transaction proposed by BancorpSouth and that, if requested, it was prepared to render an opinion as to the fairness of the transaction from a financial point of view.
     On May 25, 2005, BancorpSouth’s Board of Directors approved the merger and authorized management to negotiate and execute the merger agreement. After a review of all aspects of the proposed transaction, American State Bank Corporation’s Board of Directors approved the merger agreement with BancorpSouth on August 9, 2005. The merger agreement was executed by the parties as of August 9, 2005.
Reasons for the Merger; Recommendation of the Board of Directors
     The merger will combine the strengths of BancorpSouth and American State Bank Corporation and their subsidiary banks. The combined company resulting from the merger should be able to provide greater services than each company could provide independently. By merging with BancorpSouth, American State Bank Corporation will provide its current and potential customers with access to a substantially larger capital base and lending limits, as well as a broader array of financial products. The combined company also expects to reduce costs by eliminating overlap of the companies’ operations and by applying BancorpSouth’s technology to American State Bank Corporation’s operations. The competitiveness of the financial services industry is increasing continually, and the greater strength realized through combining the companies is expected to enable them to provide superior products and services to their customers and benefits to their shareholders.
     In approving the merger agreement at its meeting on August 9, 2005, the American State Bank Corporation Board of Directors considered the following material factors based in part on the presentation by Stephens:
•	the dividends, financial condition and earnings of BancorpSouth;

•	the resulting relative interests of American State Bank Corporation shareholders in the common stock of the combined companies following the merger;

•	the terms of the merger agreement, including the amount and form of consideration to be received by American State Bank Corporation shareholders in the merger and the expectation that the merger will be a partially tax-free transaction;

•	the anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined companies from the merger, and the likelihood that these would be achieved following the merger;

•	the advice of Stephens that it believed it was unlikely that another publicly traded merger candidate would be willing to propose a transaction that was financially superior to the transaction proposed by BancorpSouth;

•	the nature of, and likelihood of obtaining, the regulatory approvals that would be required for the merger;

•	the liquidity provided by shares of BancorpSouth common stock compared to shares of American State Bank Corporation common stock; and

•	the historical market prices of BancorpSouth common stock and the fact that the proposed per-share merger consideration represented a premium over the book value of American State Bank Corporation’s common stock on the business day before the merger was announced.
     Based on a thorough evaluation of these factors, American State Bank Corporation’s Board of Directors believes the merger is in the best interests of American State Bank Corporation and American State Bank Corporation shareholders. American State Bank Corporation’s Board of Directors recommends that American State Bank Corporation shareholders vote “FOR” approval of the merger agreement.

Analysis of Financial Advisor to American State Bank Corporation
     Stephens Inc. acted as a financial advisor to American State Bank Corporation in connection with the proposed merger with and into BancorpSouth. As part of its investment banking business, Stephens regularly engages in the valuation of securities in connection with mergers and acquisitions and valuations for corporate, estate tax and other purposes. American State Bank Corporation retained Stephens based on its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of the financial institutions industry. As part of this engagement, Stephens agreed to provide analysis and advice to American State Bank Corporation’s Board of Directors on the financial implications of any merger proposals received. At the August 9, 2005 meeting of American State Bank Corporation’s Board of Directors, Stephens discussed its analysis of the BancorpSouth proposal and whether a superior offer could likely be obtained from another publicly traded potential acquiror. Stephens also presented a summary of its financial analysis to the Board of Directors. As part of this analysis, Stephens examined values of selected bank and thrift merger transactions, the potential merger valuation range that certain publicly traded potential acquirors might offer, a stand-alone valuation based on discounted cash flow analysis and a comparison to selected publicly traded companies. Stephens also indicated that it had, during the course of its engagement, contacted 20 potential acquirors and received two other indications of interest, only one of which was considered viable, and that the expected transaction value from the proposed merger with BancorpSouth was clearly superior to the other competing indications of interest. American State Bank Corporation did not ask for and Stephens did not express an opinion as to the fairness of the transaction from a financial perspective. American State Bank Corporation provided information to Stephens about its past financial performance, its then-current financial condition and results of operations and its managements’ expectations and projections of its future performance. For purposes of its analyses, Stephens relied on the information provided by American State Bank Corporation and did not independently verify such information.
     Set forth below is a summary of the material analyses presented by Stephens on August 9, 2005 to the Board of Directors of American State Bank Corporation. Representatives from Stephens were present to discuss the reasonableness of the financial terms of the proposed merger agreement.
Offer Valuation
     Stephens reviewed the financial terms of the proposed merger, including the consideration (with a then-current value per share of approximately $93.9226) and the estimated aggregate transaction value offered in the BancorpSouth proposal of approximately $50 million (subject to market fluctuations of the value of the BancorpSouth common stock as consideration in the merger), including the estimated $5.6 million value of American State Bank Corporation stock options. Stephens calculated the ratio of the estimated transaction value per diluted share to American State Bank Corporation’s earnings per share for the 12 months ended June 30, 2005 and to book value per share and tangible book value per share as of June 30, 2005, which were 25.1:1, 2.26:1 and 2.26:1, respectively. Stephens also calculated the tangible core deposit premium to be 12.6%.
Pricing Structure
     American State Bank Corporation shareholders, other than American State Bank Corporation shareholders who properly exercise their rights to dissent from the merger, will have the opportunity to elect to receive in exchange for shares of American State Bank Corporation common stock they own:
•	a cash payment of $93.9226;

•	between 4.3537 and 3.7462 shares of BancorpSouth common stock (which is referred to as the “exchange ratio”), depending on the average closing price of BancorpSouth common stock for the 10 trading days ending on the fifth trading day before the date that shareholders of American State Bank Corporation meet to approve the merger agreement; or
•	a combination of cash and shares of BancorpSouth common stock if the merger is completed.
     With respect to an election to receive stock consideration, for each share of American State Bank Corporation common stock, shareholders may elect to receive 4.3537 shares of BancorpSouth common stock if the trailing average closing price is $21.5729 or less, and 3.7462 shares of BancorpSouth common stock if the trailing average closing price is $25.0712 or greater. If the trailing average closing price is between $21.5729 and $25.0712, the exchange ratio will be proportionately adjusted between 4.3537 and 3.7462 based on the trailing average closing price of BancorpSouth common stock computed as described above. If shareholders hold more than one share of American State Bank Corporation common stock, they may elect a combination of stock and cash consideration. Regardless of their election, they may receive a combination of cash and shares of BancorpSouth common stock that is different than what they may have elected, depending on the elections made by other American State Bank Corporation shareholders and a tax-related adjustment, if necessary.
     The chart below represents estimates of the aggregate number of shares of BancorpSouth common stock to be issued in connection with the transaction, the aggregate value of BancorpSouth common stock to be issued in connection with the transaction, the aggregate transaction value, the aggregate transaction value per share of American State Bank Corporation common stock and transaction value ratios based upon a range of trailing average closing prices of BancorpSouth common stock. The chart reflects that all of these parameters will vary based on the 10-day average closing price of BancorpSouth common stock ending on the fifth trading day before the shareholders of American State Bank Corporation meet to approve the merger agreement.

Trailing Average	Aggregate		Aggregate	Aggregate	Transaction	Transaction
Closing Price of	Number of Shares	Aggregate	Transaction	Per Share	Value/	Value/
BancorpSouth	to be Issued	Value of Stock	Value	Transaction	Last 12 Months’	Tangible
Common Stock	(In thousands)	(In thousands)	(In thousands)	Value	Earnings	Book Value
$18.00	1,158.9	$20,859	$45,859	$86.1446	23.0	2.07
20.00	1,158.9	23,177	48,177	90.4983	24.2	2.18
21.5729	1,158.9	25,000	50,000	93.9223	25.1	2.26
22.00	1,136.4	25,000	50,000	93.9226	25.1	2.26
23.00	1,087.0	25,000	50,000	93.9226	25.1	2.26
24.00	1,041.7	25,000	50,000	93.9226	25.1	2.26
25.00	1,000.0	25,000	50,000	93.9226	25.1	2.26
25.0712	997.2	25,000	50,000	93.9222	25.1	2.26
26.00	997.2	25,926	50,926	95.6619	25.5	2.30
28.00	997.2	27,920	52,920	99.4081	26.5	2.39
Analysis of Selected Recent Regional Bank and Thrift Merger Transactions
     Stephens reviewed the consideration paid in nine Arkansas transactions announced between August 1, 2003 and August 8, 2005 with transaction values between $10 million and $100 million for bank and thrift targets and ten regional transactions announced between August 1, 2004 and August 8, 2005 with transaction values between $15 million and $100 million for bank and thrift targets located in Arkansas, Louisiana, Missouri and Tennessee. There were no such transactions in Alabama, Mississippi or Oklahoma. For each company merged in such transactions, Stephens compiled data comparing the transaction value at announcement to the most recent 12 months’ earnings, the transaction value to book value, the transaction value to tangible book value and the tangible core deposit premium paid.
     The characteristics of the Arkansas transactions considered were as follows:
•	a median ratio of the transaction value to the most recent 12 months’ earnings per share of 20.5:1;

•	a median ratio of the transaction value to book value of 2.0:1;

•	a median ratio of the transaction value to tangible book value of 2.0:1; and

•	a median tangible core deposit premium paid of 16.4%.
     The median ratios for these selected transactions when applied to American State Bank Corporation resulted in implied aggregate merger values ranging from $40.9 million to $58.3 million, or per diluted share values of $78.15 to $108.30.

     The characteristics of the regional transactions considered were as follows:
•	a median ratio of the transaction value to the most recent 12 months’ earnings per share of 19.7:1;

•	a median ratio of the transaction value to book value of 2.3:1;

•	a median ratio of the transaction value to tangible book value of 2.4:1; and

•	a median tangible core deposit premium paid of 18.9%.
     The median ratios for these selected transactions when applied to American State Bank Corporation resulted in implied aggregate merger values of $39.2 million to $63.8 million, or per diluted share values of $75.33 to $117.76.
     No other company or transaction used in the above analysis as a comparison was identical to American State Bank Corporation or the proposed merger. Accordingly, Stephens’ analysis of the foregoing results was not solely mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies included and other factors that could affect the acquisition of the companies to which American State Bank Corporation was being compared.
Potential Merger Valuation Range
     Stephens prepared an analysis that provided an estimate of the potential transaction value that selected potential acquirors which are publicly traded, including BancorpSouth, might hypothetically offer to acquire American State Bank Corporation. The analysis showed that, based on closing stock market prices on August 5, 2005 and the assumption of potential cost savings of 0% to 16% of non-interest expense, the selected acquirors might offer between $33.45 million and $57.5 million, or per diluted share values between $65.37 and $106.86 in a merger transaction. The analysis was predicated on the assumption that each potential acquiror would be willing to offer the transaction value that results from applying the potential acquiror’s price-to-earnings multiple to the estimated earnings of American State Bank Corporation, adjusted to include the after-tax benefit of potential cost savings and giving effect to the after-tax estimated amortization of intangibles. This analysis also assumed a 50% stock and 50% cash transaction structure, with a 6% pre-tax interest cost on cash consideration, and a 39% marginal corporate income tax rate. This analysis was based on analysts’ consensus estimates of 2006 earnings per share for the potential acquirors and management’s estimate of American State Bank Corporation’s 2006 earnings.
Discounted Cash Flow Analysis
     Stephens performed a discounted cash flow analysis on American State Bank Corporation to determine the implied present value per share of American State Bank Corporation’s common stock assuming American State Bank Corporation continued to operate on a stand-alone basis. A discounted cash flow analysis is a traditional method of evaluating an asset by estimating the future cash flows of the asset and taking into consideration the time value of money with respect to those future cash flows by calculating the “present value” of the estimated future cash flows of the assets. “Present value” refers to the current value of one or more future cash payments (or cash flows) from the asset and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. “Terminal value” refers to the value of all future cash flows from an asset at a particular time.
     With respect to American State Bank Corporation, Stephens estimated the implied present value of American State Bank Corporation as of September 30, 2005 based upon a discounted cash flow analysis by calculating the present value of the estimated annual dividends to be paid by American State Bank Corporation in March 2006 and 2007 plus the present value of the estimated terminal value of American State Bank Corporation’s common stock as of December 31, 2007.

     Stephens estimated the implied present value of American State Bank Corporation’s common stock on a stand-alone basis based on management’s projected earnings and dividends estimates for the years ending December 31, 2005 through 2007 and a terminal value of American State Bank Corporation common stock at December 31, 2007 based on price to earnings ratios of 15.0:1 to 20.0:1.
     The estimated dividends and terminal value resulting from these calculations were then discounted to present value using discount rates of 10% to 14%, which Stephens viewed as appropriate for companies of American State Bank Corporation’s risk characteristics.
     The implied value of American State Bank Corporation resulting from this analysis ranged from $37.9 million to $54.6 million, or per diluted share values of $72.98 to $101.79.
Comparison of Selected Companies for American State Bank Corporation
     Stephens reviewed and compared certain public market ratios relating American State Bank Corporation to the publicly available corresponding data for a group of 14 selected banks and thrifts which Stephens deemed to be relevant. The selected banks consisted of Pulaski Financial Corp., Cass Information Systems, Inc., Pocahontas Bancorp, Inc., Teche Holding Company, Peoples Financial Corporation, MidSouth Bancorp, Inc., Cavalry Bancorp, Inc., United Security Bancshares, Inc., Auburn National Bancorporation, Inc., Citizens Holding Company, Guaranty Bancshares, Inc., Guaranty Federal Bancshares, Inc., Britton & Koontz Capital Corporation and Southern Missouri Bancorp, Inc. Based on a review of the selected bank and thrift data, Stephens determined (in each case, based on closing stock prices as of August 5, 2005) that:
•	with respect to the ratio of price to earnings per share for the most recent 12-month period ended June 30, 2005, the selected banks and thrifts had a median ratio of 15.5:1;

•	with respect to the ratio of price to estimated earnings per share for 2005, the selected banks and thrifts (based on projected earnings per share for 2005 as reported by First Call) had a median ratio of 15.1:1;

•	with respect to the ratio of stock price to estimated earnings per share for 2006, the selected banks and thrifts (based on earnings per share for 2006 as reported by First Call) had a median ratio of 14.5:1;

•	with respect to the ratio of stock price to book value per share, the selected banks had a median ratio of 1.8:1; and

•	with respect to the ratio of stock price to tangible book value per share, the selected banks and thrifts had a median ratio of 1.9:1.
     The median ratios on these selected transactions when applied to American State Bank Corporation resulted in implied aggregate merger values of $30.9 million to $42.9 million, or per diluted share values of $60.82 to $81.60.
Comparison of Selected Companies for BancorpSouth
     Stephens reviewed and compared certain public market ratios relating BancorpSouth to the publicly available corresponding data for a group of seven selected banks which Stephens deemed to be relevant. The selected banks consisted of Alabama National BanCorporation, BancFirst Corporation, BOK Financial Corporation, Colonial BancGroup, Inc., Hancock Holding Company, Trustmark Corporation and Whitney Holding Corporation. Based on a review of the selected bank data, Stephens determined (in each case, based on closing stock prices as of August 5, 2005) that:
•	with respect to the ratio of price to earnings per share for the most recent 12-month period ended June 30, 2005, the selected banks had a median ratio of 16.0:1 compared to 15.9:1 for BancorpSouth;

•	with respect to the ratio of price to estimated earnings per share for 2005, the selected banks (based on estimated earnings per share for 2005 as reported by First Call) had a median ratio of 15.5:1 compared to 14.9:1 for BancorpSouth;

•	with respect to the ratio of stock price to estimated earnings per share for 2006, the selected banks (based on estimated earnings per share for 2006 as reported by First Call) had a median ratio of 14.4:1 compared to 14.0:1 for BancorpSouth;

•	with respect to the ratio of stock price to book value per share, the selected banks had a median ratio of 2.1:1 compared to 1.9:1 for BancorpSouth; and

•	with respect to the ratio of stock price to tangible book value per share, the selected banks had a median ratio of 2.8:1 compared to 2.2:1 for BancorpSouth.
     A market price of $22.38 per share of BancorpSouth common stock, which was the last reported trade during regular market hours on August 5, 2005, was used for this analysis.
     In summary, although no fairness opinion was rendered by Stephens, Stephens indicated to the American State Bank Corporation Board of Directors that, as a result of these analyses and its discussions with potential acquirors, it believed it was unlikely that another potential merger candidate would be willing to propose a transaction that was financially superior to the transaction proposed by BancorpSouth and that, if requested, it was prepared to render an opinion as to the fairness of the transaction from a financial point of view.
     In performing its analyses, Stephens made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters, many of which are beyond the control of American State Bank Corporation and BancorpSouth. The analyses performed by Stephens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Stephens’ analysis of the consideration to be received from a financial point of view. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Stephens expressed no opinion or recommendation as to how American State Bank Corporation shareholders should vote on the proposed transaction and Stephens did not present an analysis of the merits of the decision by American State Bank Corporation to pursue the transaction.
Compensation and Interests of Stephens
     Pursuant to the terms of Stephens’ engagement as financial advisor, American State Bank Corporation has agreed to pay Stephens a fee, which is contingent upon the completion of the merger transaction, of an amount equal to 1.0% of the transaction value at closing, which amounts to an estimated fee of approximately $500,000.
     American State Bank Corporation also agreed to reimburse Stephens for its out-of-pocket expenses, including reasonable fees and disbursements of its outside legal counsel, incurred in connection with its engagement and agreed to indemnify Stephens, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.
     In the ordinary course of its business, Stephens and its affiliates at any time may hold long or short positions and may trade or otherwise effect transactions, as principal or for the accounts of customers, in the equity securities of American State Bank Corporation and/or BancorpSouth. As of August 9, 2005, the date of the presentation to American State Bank Corporation’s Board of Directors, affiliates of Stephens held ownership positions in shares of American State Bank Corporation and in shares of BancorpSouth.
Regulatory Approval
     Completion of the merger is conditioned on, among other things, the receipt of approvals by the Federal Deposit Insurance Corporation, the Mississippi Department of Banking and Consumer Finance and the Arkansas

State Bank Department. BancorpSouth Bank must notify the Board of Governors of the Federal Reserve System within 30 days after consummation of the merger.
     As a Mississippi state non-member bank, BancorpSouth Bank must file an application with the FDIC for approval of the merger under Sections 18(c) and 18(d) of the Federal Deposit Insurance Act. The FDIC may disapprove the application if it finds that the merger tends to create or result in a monopoly, substantially lessens competition or would result in a restraint of trade. BancorpSouth Bank filed this application with the FDIC on September 16, 2005. Following approval of the application by the FDIC, the United States Department of Justice has up to 30 calendar days to submit any adverse comments relating to competitive factors resulting from the merger. BancorpSouth expects to obtain approval of the merger from the FDIC on or about October 17, 2005, and expects the waiting period to expire on or about November 1, 2005.
     BancorpSouth notified the Mississippi Department of Banking and Consumer Finance on September 16, 2005 of the pending merger of American State Bank Corporation’s bank subsidiary into BancorpSouth Bank and submitted the necessary documents required for its approval. Approval of this bank merger by the Mississippi Department of Banking and Consumer Finance is expected to be received prior to approval of the merger agreement by American State Bank Corporation shareholders. Also, in connection with this merger, BancorpSouth filed with the Commissioner of the Arkansas State Bank Department on September 16, 2005 a Change in Control application, provided a copy of all applications filed with any federal agency in connection with the merger and paid the appropriate fee as prescribed by regulation. Approval of the merger by the Commissioner of the Arkansas State Bank Department is expected to be received on or about October 17, 2005.
Accounting Treatment
     The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. American State Bank Corporation will be treated as the acquired corporation for accounting and financial reporting purposes. American State Bank Corporation’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of BancorpSouth. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles), liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of BancorpSouth issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of American State Bank Corporation.
Material United States Federal Income Tax Consequences
     The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to American State Bank Corporation shareholders who hold their shares of American State Bank Corporation common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of its particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:
•	tax-exempt organizations;

•	financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•	shareholders who hold their shares of American State Bank Corporation common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of shares of American State Bank Corporation common stock and one or more other investments;

•	persons who acquired their shares of American State Bank Corporation common stock through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

•	shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that have a functional currency other than the U.S. dollar;

•	pass-through entities and investors in such entities; or

•	shareholders who exercise their dissenters’ rights.
     No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.
     In connection with the filing of the registration statement of which this Proxy Statement/Prospectus is a part, BancorpSouth has received an opinion of Waller Lansden Dortch & Davis, PLLC and American State Bank Corporation has received an opinion of Dover Dixon Horne PLLC that, as of the respective dates of such opinions, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and American State Bank Corporation will each be a party to that reorganization. The parties will not be required to consummate the merger unless they receive additional opinions of their respective counsel, dated the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that BancorpSouth and American State Bank Corporation will each be a party to that reorganization.
     The opinions of the parties’ respective counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date will each rely, on the following:
•	representations and covenants made by BancorpSouth and American State Bank Corporation, including those contained in certificates of officers of BancorpSouth and American State Bank Corporation; and

•	specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement.
     In addition, the opinions of the parties’ respective counsel have assumed, and such counsel’s ability to provide the opinions at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this Proxy Statement/Prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, the parties’ respective counsel may not be able to provide one or more of the required opinions to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinions that counsel have delivered.
     The opinions of the parties’ respective counsel do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position. BancorpSouth and American State Bank Corporation do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each American State Bank Corporation shareholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the BancorpSouth common stock and the amount of cash received in the exchange and (ii) the shareholder’s adjusted tax basis in the American State Bank Corporation common stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of American State Bank Corporation common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the American State Bank Corporation shareholder’s holding period for the American State Bank Corporation common stock was more than one year. In such event, an American State Bank Corporation shareholder’s total initial tax basis in the BancorpSouth common stock received would be equal to its fair market value at the effective time of the merger, and the shareholder’s holding period for the BancorpSouth common stock would begin on the day after the merger.
     Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither BancorpSouth nor American State Bank Corporation will recognize any gain or loss as a result of the merger. The federal income tax consequences of the merger qualifying as a reorganization to a particular American State Bank Corporation shareholder will vary depending primarily on whether the shareholder exchanges his or her American State Bank Corporation common stock solely for BancorpSouth common stock (except for cash received instead of a fractional share of BancorpSouth common stock), solely for cash or for a combination of BancorpSouth common stock and cash. At the time that an American State Bank Corporation shareholder makes an election as to the form of consideration to be received in the merger and at the time of the vote on the merger, such shareholder will not know the extent to which the shareholder’s elected form of merger consideration will be given effect. Regardless of whether an American State Bank Corporation shareholder elects to receive BancorpSouth common stock, cash or a combination of BancorpSouth common stock and cash, the federal income tax consequences to the shareholder will depend on the actual merger consideration received by the shareholder.
American State Bank Corporation Shareholders Receiving Only BancorpSouth Common Stock
     No gain or loss will be recognized by a holder of American State Bank Corporation common stock as a result of the surrender of shares of American State Bank Corporation common stock solely in exchange for shares of BancorpSouth common stock pursuant to the merger (except with respect to cash received instead of fractional shares of BancorpSouth common stock, as discussed below). The aggregate tax basis of the shares of BancorpSouth common stock received in the merger (including any fractional shares of BancorpSouth common stock deemed received) will be the same as the aggregate tax basis of the shares of American State Bank Corporation common stock surrendered in exchange for the BancorpSouth common stock. The holding period of the shares of BancorpSouth common stock received (including any fractional shares of BancorpSouth common stock deemed received) will include the holding period of shares of American State Bank Corporation common stock surrendered in exchange for the BancorpSouth common stock, provided that such shares of American State Bank Corporation common stock were held as capital assets of the shareholder at the effective time of the merger.
American State Bank Corporation Shareholders Receiving Only Cash
     A holder of American State Bank Corporation common stock that does not receive any shares of BancorpSouth common stock pursuant to the merger (and is not treated as constructively owning, after the merger, BancorpSouth common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of American State Bank Corporation common stock exchanged in the merger. Such gain or loss will be a capital gain or loss, provided that such shares of American State Bank Corporation common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such American State Bank Corporation common stock of more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

American State Bank Corporation Shareholders Receiving Both Cash and BancorpSouth Common Stock
     If a holder of American State Bank Corporation common stock receives both BancorpSouth common stock and cash (other than cash in lieu of a fractional interest in BancorpSouth common stock) in the merger, that holder will recognize gain, if any, equal to the lesser of:
•	the amount of cash received; or

•	the amount by which the sum of the amount of cash received and the fair market value, at the effective time of the merger, of the BancorpSouth common stock received exceeds the holder’s adjusted tax basis in the shares of American State Bank Corporation common stock exchanged in the merger.
     Any recognized gain could be taxed as a capital gain or a dividend. Such gain will generally be capital gain (provided that such shares of American State Bank Corporation common stock were held as capital assets by the shareholder at the effective time of the merger), unless the holder’s exchange of American State Bank Corporation common stock for cash and BancorpSouth common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Internal Revenue Code, in which case such gain might be treated as ordinary income. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the American State Bank Corporation common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each American State Bank Corporation shareholder, American State Bank Corporation shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.
     The aggregate tax basis of the shares of BancorpSouth common stock received in the merger (including any fractional shares of BancorpSouth common stock deemed received) will be the same as the aggregate tax basis of the shares of American State Bank Corporation common stock surrendered in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend, but excluding any gain recognized with respect to any cash received instead of a fractional share of BancorpSouth common stock) and reduced by the amount of cash received in the exchange (excluding any cash received instead of a fractional share of BancorpSouth common stock). The holding period of the shares of BancorpSouth common stock received (including any fractional share of BancorpSouth common stock deemed received) will include the holding period of shares of American State Bank Corporation common stock surrendered in exchange for the BancorpSouth common stock, provided that such shares of American State Bank Corporation common stock were held as capital assets of the shareholder at the effective time of the merger. An American State Bank Corporation shareholder who receives a combination of BancorpSouth common stock and cash in exchange for his or her American State Bank Corporation common stock will not be permitted to recognize any loss for federal income tax purposes.
     An American State Bank Corporation shareholder’s federal income tax consequences will also depend on whether his or her shares of American State Bank Corporation common stock were purchased at different times at different prices. If they were, the American State Bank Corporation shareholder could realize gain with respect to some of the shares of American State Bank Corporation common stock and loss with respect to other shares. Such American State Bank Corporation shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares of American State Bank Corporation common stock in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received, but could not recognize loss with respect to those shares of American State Bank Corporation common stock in which the American State Bank Corporation shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the BancorpSouth common stock received. Any disallowed loss would be included in the adjusted basis of the BancorpSouth common stock. Such an American State Bank Corporation shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Cash Instead of Fractional Shares of BancorpSouth Common Stock
     Holders of American State Bank Corporation common stock who receive cash instead of a fractional share of BancorpSouth common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by BancorpSouth in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under Section 302 of the Internal Revenue Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder’s American State Bank Corporation common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the American State Bank Corporation common stock exchanged has been held for more than one year.
Backup Withholding
     A holder of American State Bank Corporation common stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares of BancorpSouth common stock, unless the holder provides proof of an applicable exemption satisfactory to BancorpSouth and the exchange agent or furnishes its correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s federal income tax liability, so long as the required information is furnished to the IRS.
     The preceding summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, American State Bank Corporation shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.
Retirement Plan
     The American State Bank 401(k) Employee Stock Ownership Plan currently owns 6,315 shares of American State Bank Corporation common stock. Plan participants will have the ability to direct the vote on the merger agreement with respect to the shares allocated to their accounts.
     It is anticipated that American State Bank Corporation will terminate the American State Bank 401(k) Employee Stock Ownership Plan immediately prior to the merger. Upon termination of the plan, the retirement accounts of the plan participants will be, at the direction of each participant, either distributed directly to the participant or rolled over to another retirement plan or an individual retirement account. These distributions upon termination of the plan will have specific tax consequences to the plan participants. Accordingly, American State Bank Corporation will provide separate disclosure to the plan participants describing these tax consequences.
Shareholders Dissenters’ Rights
     American State Bank Corporation is a corporation organized under the laws of the State of Arkansas and its principal place of business is in the State of Arkansas. Each record holder of American State Bank Corporation common stock will be entitled to dissenters’ rights as a result of the merger pursuant to Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987. If you have a beneficial interest in shares of American State Bank Corporation common stock that are held of record in the name of another person, such as a broker or nominee, you must submit to American State Bank Corporation the record shareholder’s written consent to the dissent not later than the time you assert dissenters’ rights and must do so with respect to all shares that you beneficially own.
     The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the Arkansas Business Corporation Act of 1987. If you wish to exercise such dissenters’ rights, or wish to preserve your right to do so, you should review Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987, a copy of which is attached as Annex B to this Proxy Statement/Prospectus, and the following discussion carefully.

     The availability of dissenters’ rights is conditioned upon full compliance with a complicated procedure set forth in the Arkansas Business Corporation Act of 1987. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters’ rights. Accordingly, if you wish to dissent from the merger and demand the fair value of your American State Bank Corporation common stock in cash, you should consult with your own legal counsel.
     Your vote not in favor of the merger agreement will not be deemed to satisfy all of the notice requirements under the Arkansas Business Corporation Act of 1987 with respect to appraisal rights.
Procedure for the Exercise of Dissenters’ Rights
     In order to be eligible to exercise the right to dissent, you must:
•	deliver to American State Bank Corporation, before the vote on the merger agreement is taken, written notice of your intent to demand payment for your shares of American State Bank Corporation common stock if the merger agreement is approved and the merger is completed; and

•	not vote such shares of American State Bank Corporation common stock in favor of the merger agreement.
     Any written notice of intent to dissent with respect to the merger should be sent to: American State Bank Corporation, 2201 Fair Park Boulevard, Jonesboro, Arkansas 72401, Attention: Frank Oldham, Chairman and Chief Executive Officer. A vote against the merger agreement alone will not satisfy the requirements for compliance with Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987. A shareholder of American State Bank Corporation who wishes to dissent from the merger must, as an initial matter, comply with all of the conditions listed above.
     If the merger agreement is approved at the American State Bank Corporation special meeting, American State Bank Corporation must deliver a written dissenters’ notice to all dissenting American State Bank Corporation shareholders who satisfied the requirements referred to above. The dissenter’s notice must be sent no later than ten days after the merger agreement was approved by the shareholders and must:
•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares of American State Bank Corporation common stock to what extent transfer of the shares will be restricted after the payment demand is received;

•	supply a form for demanding payment that specifies that the date of the first announcement to news media or to shareholders of the principal terms of the merger was August 10, 2005 and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares before August 10, 2005;

•	set a date by which American State Bank Corporation must receive the payment demand, which date may not be fewer than 30 days nor more than 60 days after the date the written dissenters’ notice is delivered; and

•	be accompanied by a copy of Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987.
     If you are sent a written notice from American State Bank Corporation, you must demand payment, certify whether you acquired beneficial ownership of the shares of American State Bank Corporation common stock before August 10, 2005 and deposit your certificates in accordance with the terms of the notice from American State Bank Corporation. If you do not demand payment or deposit your share certificates where required, each by the date set in American State Bank Corporation’s notice, you will not be entitled to payment for your shares of American State

Bank Corporation common stock under Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987.
     American State Bank Corporation may restrict the transfer of uncertificated shares of American State Bank Corporation common stock from the date the demand for payment is received until the date the merger is consummated or American State Bank Corporation releases this restriction in accordance with the Arkansas Business Corporation Act of 1987.
     If you demand payment and deposit your share certificates in accordance with the notice from American State Bank Corporation, you will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the merger.
American State Bank Corporation’s Payment or Offer of Payment
     As soon as the merger is completed, American State Bank Corporation will pay each dissenter who complied with the requirements set forth in the notice from American State Bank Corporation the amount that American State Bank Corporation estimates to be the fair value of each dissenter’s shares of American State Bank Corporation common stock (which shall exclude any appreciation or depreciation in anticipation of the merger), plus accrued interest. The payment must be accompanied by:
•	American State Bank Corporation’s balance sheet as of December 31, 2004, an income statement for the year ended December 31, 2004, a statement of changes in shareholders’ equity for the year ended December 31, 2004 and the latest available interim financial statements, if any;

•	a statement of American State Bank Corporation’s estimate of the fair value of the shares of American State Bank Corporation common stock;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment of a different amount under Section 4-27-1328 of the Arkansas Business Corporation Act of 1987; and

•	a copy of Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987.
     If American State Bank Corporation does not complete the merger within 60 days after the date set for demanding payment and depositing share certificates, American State Bank Corporation must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If American State Bank Corporation completes the merger after returning deposited certificates and releasing transfer restrictions, American State Bank Corporation must send a new dissenters’ notice and repeat the payment demand procedure.
     American State Bank Corporation may elect to withhold payment required by the Arkansas Business Corporation Act of 1987 from a dissenter unless the dissenter was the beneficial owner of the shares of American State Bank Corporation common stock before August 10, 2005, the date of the first announcement to news media of the principal terms of the proposed merger. If American State Bank Corporation properly elects to withhold payment from a dissenter for this reason, American State Bank Corporation must estimate the fair value of the shares, plus accrued interest, and pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. American State Bank Corporation must send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under Section 4-27-1328 of the Arkansas Business Corporation Act of 1987.
Procedure if Dissatisfied with Payment or Offer
     A dissenter may notify American State Bank Corporation in writing of his or her own estimate of the fair value of his or her shares of American State Bank Corporation common stock and the amount of interest due, and demand payment of his or her estimate (less any payment already made by American State Bank Corporation) or reject American State Bank Corporation’s offer and demand payment of the fair value of his or her shares and interest due, if:
•	the dissenter believes that the amount paid or offered by American State Bank Corporation is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

•	American State Bank Corporation fails to make payment within 60 days after the date set for demanding payment; or

•	American State Bank Corporation, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
     A dissenter waives his or her right to demand payment unless the dissenter notifies American State Bank Corporation of his or her demand in writing as set forth above within 30 days after American State Bank Corporation made or offered payment for the dissenter’s shares of American State Bank Corporation common stock.
Judicial Appraisal of Shares
     If a demand for payment by a dissenter remains unsettled, American State Bank Corporation must commence a proceeding in the circuit court of Craighead County, Arkansas within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares of American State Bank Corporation common stock and accrued interest. If American State Bank Corporation does not commence the proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. American State Bank Corporation must make all dissenters (whether or not residents of Arkansas) whose demands remain unsettled parties to the proceeding as in an action against their shares of American State Bank Corporation common stock and all parties must be served with a copy of the petition. Dissenters who are not residents of Arkansas may be served by registered or certified mail or by publication as provided by law. The court in which the proceeding is commenced may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The dissenters will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding is entitled to judgment:
•	for the amount, if any, by which the court finds the fair value of the dissenter’s shares of American State Bank Corporation common stock, plus accrued interest, exceeds the amount paid by American State Bank Corporation; or

•	for the fair value, plus accrued interest, of the dissenter’s shares of American State Bank Corporation common stock acquired after August 10, 2005 for which American State Bank Corporation elected to withhold payment.
     The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against American State Bank Corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable as follows:
•	against American State Bank Corporation and in favor of any or all dissenters if the court finds American State Bank Corporation did not substantially comply with the requirements of Sections 4-27-1320 to 4-27-1328 of the Arkansas Business Corporation Act of 1987; or

•	against either American State Bank Corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Sections 4-27-1301 et seq. of the Arkansas Business Corporation Act of 1987.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against American State Bank Corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
Interests of Certain Persons in the Merger
     Certain members of management and the Board of Directors of American State Bank Corporation may be deemed to have interests in the merger that are in addition to their interests as American State Bank Corporation shareholders generally. American State Bank Corporation’s Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement.
     The executive officers and directors of American State Bank Corporation hold approximately 1,547 shares of American State Bank Corporation common stock in the American State Bank 401(k) Employee Stock Ownership Plan.
     In connection with the merger and in consideration for their willingness to (i) enter into amended and restated employment agreements, (ii) apply their existing experience, skills and knowledge in continued employment with BancorpSouth and (iii) abide by the noncompetition and nonsolicitation covenants set forth in the amended and restated employment agreements, each of Messrs. Oldham, Dudley and Gramling and Ms. Dacus will receive a bonus ranging from $75,000 to $300,000 upon the consummation of the merger. In addition, if each of Messrs. Oldham, Dudley and Gramling and Ms. Dacus remains employed with BancorpSouth for a year following consummation of the merger, he or she will receive a bonus ranging from $78,165 to $312,660 on the first anniversary of the consummation of the merger, provided that certain conditions are met. Each of Messrs. Oldham, Dudley and Gramling and Ms. Dacus has entered into an employment agreement with BancorpSouth for a term of two years with salaries ranging from $75,542 to $210,000 and non-competition and non-solicitation provisions for two years following termination of employment with BancorpSouth. In addition, each of Messrs. Wessell and Williams, county presidents with American State Bank, are entitled to deferred compensation immediately prior to the consummation of the merger equivalent to the amount of growth in accounting-based book value of American State Bank Corporation common stock determined for 1,000 shares of stock for each full year each was employed, commencing with the first year ending December 31, 1999 through the date of the consummation of the merger.
     Executive officers and directors of American State Bank Corporation will receive shares of BancorpSouth common stock in the merger on the same basis as other American State Bank Corporation shareholders. The following chart shows the number and percentage of shares of BancorpSouth common stock that may be issued to executive officers, directors and holders of more than 5% of American State Bank Corporation common stock in the merger:

Beneficial ownership by executive officers, directors and holders of more than 5% of American State Bank Corporation common stock, and their affiliates, as of [•], 2005 (including shares reserved for issuance upon the cashless exercise of stock options immediately prior to the effective time of the merger)	153,074

Percentage of such beneficial ownership with respect to all issued and outstanding shares of American State Bank Corporation common stock (including shares reserved for issuance upon the cashless exercise of stock options immediately prior to the effective time of the merger)	28.75%

Maximum number of shares of BancorpSouth common stock to be received in the merger (based on such beneficial ownership)	666,438

Percentage of such maximum number of shares with respect to the maximum number of all shares of BancorpSouth common stock to be received in the merger	57.50%

     Officers and directors of American State Bank Corporation have certain interests under the merger agreement regarding indemnification following the merger. See “THE MERGER AGREEMENT – Indemnification.”
Comparison of Rights of Shareholders
     At the effective time of the merger, American State Bank Corporation shareholders who receive shares of BancorpSouth common stock will automatically become BancorpSouth shareholders. BancorpSouth is a Mississippi corporation governed by provisions of the Mississippi Business Corporation Act and BancorpSouth’s restated articles of incorporation, as amended, and amended and restated bylaws, as amended. American State Bank Corporation is an Arkansas corporation governed by provisions of the Arkansas Business Corporation Act of 1987, and American State Bank Corporation’s articles of incorporation and bylaws. See “COMPARISON OF RIGHTS OF SHAREHOLDERS.”
Restrictions on Resales by Affiliates
     The shares of BancorpSouth common stock issuable to American State Bank Corporation shareholders upon completion of the merger have been registered under the Securities Act of 1933. These shares may be traded freely without restriction by those shareholders who are not deemed to be “affiliates” of American State Bank Corporation or BancorpSouth, as that term is defined in SEC rules under the Securities Act. An “affiliate” of a company generally includes its executive officers and directors and holders of 10% or more of the company’s voting stock.
     Shares of BancorpSouth common stock received by those American State Bank Corporation shareholders who are deemed to be affiliates of American State Bank Corporation at the time of the American State Bank Corporation special meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act. Under Rule 145, during the one-year period following completion of the merger, affiliates of American State Bank Corporation may sell shares of BancorpSouth common stock received by them in the merger subject to limitations on the number of shares that may be sold during any three-month period and the manner in which the shares may be sold, including the use of a broker and non-solicitation of a buyer. Affiliates of American State Bank Corporation at the time of the American State Bank Corporation special meeting who are not affiliates of BancorpSouth may sell their shares of BancorpSouth common stock acquired in connection with the merger without registration under the Securities Act after one year following completion of the merger so long as BancorpSouth maintains current public information and after two years following completion of the merger without any restrictions under Rule 145.
     American State Bank Corporation has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of American State Bank Corporation, for purposes of Rule 145 under the Securities Act, to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act.
Source of Funds for Cash Portion of Merger Consideration
     BancorpSouth intends to pay the cash portion of the merger consideration to the American State Bank Corporation shareholders from funds available to BancorpSouth at closing. BancorpSouth currently intends these funds to be comprised of available cash that will be distributed from BancorpSouth Bank to BancorpSouth in accordance with a previously declared dividend.

THE MERGER AGREEMENT
     The following summary of certain terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, which is incorporated into this Proxy Statement/Prospectus by reference and, with the exception of exhibits and schedules to the merger agreement, is attached as Annex A to this Proxy Statement/Prospectus.
     The merger agreement contains representations and warranties BancorpSouth and American State Bank Corporation made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that BancorpSouth and American State Bank have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. Neither BancorpSouth nor American State Bank Corporation believes that the disclosure schedules contain information that the securities laws require either or both of them to publicly disclose except as discussed in this Proxy Statement/Prospectus. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and this information may or may not be fully reflected in the companies’ public disclosures.
Terms of the Merger
     Upon completion of the merger, American State Bank Corporation will merge with and into BancorpSouth, the separate corporate existence of American State Bank Corporation will cease and BancorpSouth will be the surviving corporation. BancorpSouth will continue to exist as a Mississippi corporation. In addition, American State Bank Corporation’s wholly-owned subsidiary, American State Bank, will merge with and into BancorpSouth Bank, a Mississippi state banking corporation and a wholly-owned subsidiary of BancorpSouth, and BancorpSouth Bank will be the surviving bank. BancorpSouth Bank will continue its existence under the laws of Mississippi. Subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, the merger will become effective upon the filing of a certificate of merger in the offices of the Secretary of State of the State of Arkansas and the offices of the Secretary of State of the State of Mississippi in accordance with the Arkansas Business Corporation Act of 1987 and the Mississippi Business Corporation Act. See “THE MERGER AGREEMENT – Conditions to the Merger.”
     The merger will have the effects set forth in Section 79-4-11.07 of the Mississippi Business Corporation Act, Section 81-5-85 of the Mississippi Banking Act, Section 4-27-1106 of the Arkansas Business Corporation Act of 1987 and Section 23-48-505 of the Arkansas Banking Act.
     BancorpSouth’s restated articles of incorporation, as amended, and amended and restated bylaws, as amended, as in effect upon completion of the merger will be those of the surviving corporation, and BancorpSouth Bank’s articles of incorporation and bylaws as in effect upon completion of the merger will be those of the surviving bank.
     At the effective time of the merger, automatically by virtue of the merger and without any action on the part of any party or shareholder, shares of American State Bank Corporation common stock outstanding immediately prior to the effective time (other than dissenting shares and shares held by American State Bank Corporation and BancorpSouth) will become and be converted into the right to receive, at the election of the holder of such share and subject to a tax-related adjustment, either:
•	$93.9226 in cash (without interest), assuming payment solely of cash in exchange for American State Bank Corporation common stock;

•	between 4.3537 and 3.7462 shares of BancorpSouth common stock (the “exchange ratio”), assuming payment solely of BancorpSouth common stock in exchange for a share of American State Bank Corporation common stock; or

•	a combination of cash and shares of BancorpSouth common stock if the merger is completed.

     Holders of more than one share of American State Bank Corporation common stock may elect a combination of stock and cash consideration. The exchange ratio for stock consideration depends on the average closing price of BancorpSouth common stock on the New York Stock Exchange at the end of the regular session as reported on the Consolidated Tape, Network A, for the 10 consecutive trading days ending on the fifth trading day immediately preceding the date that shareholders of American State Bank Corporation meet to approve the merger agreement. If that average price is $21.5729 or less, the exchange ratio will be 4.3537, and if that average price is $25.0712 or greater, the exchange ratio will be 3.7462. If the trailing average closing price is between $21.5729 and $25.0712, the exchange ratio will be obtained by dividing $93.9226 by the trailing average closing price.
     No fractional shares of BancorpSouth common stock will be issued in connection with the merger. Instead, American State Bank Corporation shareholders will receive, without interest, a cash payment from BancorpSouth equal to the product of (i) the closing price per share of BancorpSouth common stock for the trading day immediately prior to the effective time of the merger, times (ii) the fraction of a share of BancorpSouth common stock to which the shareholder otherwise would be entitled.
     BancorpSouth expects the market price of BancorpSouth common stock to fluctuate as a result of market factors beyond its control between the date of this Proxy Statement/Prospectus and the date on which the merger is completed and thereafter. Because the market price of BancorpSouth common stock is expected to fluctuate and may decrease and the exchange ratio may also fluctuate, the implied market value of BancorpSouth common stock that American State Bank Corporation shareholders may receive in the merger may increase or decrease prior to completion of the merger. For further information concerning the historical market prices of BancorpSouth common stock and American State Bank Corporation common stock, see “PRICE RANGE OF COMMON STOCK AND DIVIDENDS.” BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not decrease before or after the merger.
     The following table shows the implied value of the stock consideration into which one share of American State Bank Corporation common stock would be converted in the merger at various hypothetical reference trailing average closing prices of BancorpSouth common stock:

	Trailing Average Closing Price of		Implied Value per Share of American
	BancorpSouth Common Stock	Exchange Ratio	State Bank Corporation Common Stock
	$19.50	4.3537	$84.8972
	20.00	4.3537	87.0740
	20.50	4.3537	89.2509
	21.00	4.3537	91.4277
	21.50	4.3537	93.6046
Bottom of collar	21.5729	4.3537	93.9219
	22.00	4.2692	93.9226
	22.50	4.1743	93.9226
	23.00	4.0836	93.9226
	23.50	3.9967	93.9226
	24.00	3.9134	93.9226
	24.50	3.8336	93.9226
	25.00	3.7569	93.9226
Top of collar	25.0712	3.7462	93.9217
	25.50	3.7462	95.5281
	26.00	3.7462	97.4012
	26.50	3.7462	99.2743
	27.00	3.7462	101.1474
	27.50	3.7462	103.0205
     At the effective time of the merger, all shares of American State Bank Corporation common stock held by American State Bank Corporation or its subsidiary bank, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will be canceled and will cease to exist, and no BancorpSouth common stock or other consideration will be delivered in exchange for such shares. Also at the effective time of the merger, all shares of BancorpSouth common stock held by American State Bank Corporation or its subsidiary bank, other than shares held in a fiduciary capacity or in connection with a debt previously contracted, will become treasury stock and all other shares of BancorpSouth common stock outstanding as of the effective time will remain outstanding.
     At the effective time of the merger, American State Bank Corporation shareholders, other than those who perfect dissenters’ rights, will have no further rights as American State Bank Corporation shareholders, other than to receive the consideration to be issued to them in the merger. After the effective time of the merger, there will be no transfers on American State Bank Corporation’s stock transfer books of shares of American State Bank Corporation common stock. If, after the effective time, stock certificates representing shares of American State Bank Corporation common stock are presented for transfer to SunTrust Bank, Atlanta, N.A., the exchange agent for the merger, they will be canceled and exchanged for either cash or certificates representing shares of BancorpSouth common stock as provided in the merger agreement.
     If, prior to the merger, shares of BancorpSouth common stock are changed into a different number or class of shares as a result of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of BancorpSouth common stock with a record date prior to the merger, the exchange ratio will be adjusted accordingly.
     At the effective time of the merger, persons who are BancorpSouth shareholders immediately prior to the merger would own more than 98.5% of the outstanding shares of common stock of the combined company and persons who are American State Bank Corporation shareholders immediately prior to the merger would own less than 1.5% of the outstanding shares of common stock of the combined company, assuming 50% of the outstanding shares of American State Bank Corporation common stock are converted into shares of BancorpSouth common stock in connection with the merger.
Cash or Stock Election
     Each shareholder of American State Bank Corporation has the opportunity to elect the type of consideration to be received for such shareholder’s shares of American State Bank Corporation common stock in the merger – cash, shares of BancorpSouth common stock or a combination of both. All elections by American State Bank Corporation shareholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that, subject to a tax-related adjustment, 50% of the outstanding shares of American State Bank Corporation common stock will be converted into the right to receive BancorpSouth common stock and the remaining shares of American State Bank Corporation common stock will be converted into the right to receive cash.
     It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if American State Bank Corporation shareholders in the aggregate elect to receive more or less of BancorpSouth common stock than BancorpSouth has agreed to issue. These procedures are summarized below.
•	If BancorpSouth Common Stock is Oversubscribed: If American State Bank Corporation shareholders elect to receive more shares of BancorpSouth common stock than the maximum number that BancorpSouth has agreed to issue in the merger, then all American State Bank Corporation shareholders who have elected to receive cash or who have made no election will receive cash for their shares of American State Bank Corporation common stock and all shareholders who elected to receive BancorpSouth common stock will receive a pro rata portion of the available shares of BancorpSouth common stock plus cash for those shares not converted into shares of BancorpSouth common stock.

•	If BancorpSouth Common Stock is Undersubscribed: If American State Bank Corporation shareholders elect to receive fewer shares of BancorpSouth common stock than the minimum number that BancorpSouth has agreed to issue in the merger, and
(1)	this shortfall is less than or equal to the number of shares as to which American State Bank Corporation shareholders have made no election, then all American State Bank Corporation shareholders who have elected to receive BancorpSouth common stock will receive BancorpSouth common stock, all American State Bank Corporation shareholders who have elected to receive cash will receive cash and all American State Bank Corporation shareholders who made no election will receive a pro rata portion of the minimum remaining shares of BancorpSouth common stock to be issued in the merger plus cash for those shares not converted into shares of BancorpSouth common stock; or

(2)	this shortfall is greater than the number of shares as to which American State Bank Corporation shareholders have made no election, then all American State Bank Corporation shareholders who have elected to receive BancorpSouth common stock or who have made no election will receive BancorpSouth common stock and all American State Bank Corporation shareholders who have elected to receive cash will receive a pro rata portion of the minimum remaining shares of BancorpSouth common stock to be issued in the merger plus cash consideration for those shares not converted into shares of BancorpSouth common stock.
     BancorpSouth and American State Bank Corporation have structured the merger to qualify as a “reorganization” for U.S. federal income tax purposes. The merger might not qualify as a reorganization, however, if, on the closing date of the merger, the total value of the BancorpSouth shares that American State Bank Corporation shareholders receive is less than a certain percentage of the value of the total consideration – including BancorpSouth common stock, cash and any other amounts treated as consideration in connection with the merger for federal income tax purposes – that American State Bank Corporation shareholders (including shareholders who exercise dissenters’ rights) receive in connection with the merger. To prevent this from happening, if the value of the shares of BancorpSouth common stock received would otherwise be less than 45% of the value of the total consideration, the BancorpSouth common stock consideration may be increased and the cash consideration may be correspondingly decreased. If this tax-related adjustment is necessary, the amount of cash you would have received, after taking into account your election and any proration, will be reduced and you will receive additional shares of BancorpSouth common stock. Whether the tax-related adjustment will be made and the magnitude of the tax-related adjustment, if made, will be based on a number of factors, including the trading price of shares of BancorpSouth common stock on the date the merger is completed and the number of shares of American State Bank Corporation common stock for which dissenters’ rights are exercised. In no event, however, will BancorpSouth be obligated to issue more than 1,158,854 shares of its common stock as merger consideration.
     Neither American State Bank Corporation nor BancorpSouth is making any recommendation as to whether American State Bank Corporation shareholders should elect to receive cash or BancorpSouth common stock in the merger. Each American State Bank Corporation shareholder must make his or her own decision with respect to such election.
     No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive BancorpSouth common stock or cash in amounts that vary from the amounts you elect to receive.
Election Procedures; Surrender of Stock Certificates
     If you are a record holder of American State Bank Corporation common stock, an election form and letter of transmittal should have been provided to you with this Proxy Statement/Prospectus. The election form will entitle you to elect to receive cash, BancorpSouth common stock or a combination of cash and BancorpSouth common stock, or to make no election with respect to the merger consideration that you wish to receive.
     To make a valid election, you must submit a properly completed election form to SunTrust Bank, Atlanta, N.A., which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on [•], 2005. SunTrust Bank will act as exchange agent in the merger and in that role will process the exchange of American State Bank Corporation common stock certificates for cash and/or BancorpSouth common stock. Shortly after [•], 2005, the exchange agent will allocate cash and shares of BancorpSouth common stock among American State Bank Corporation shareholders, consistent with their elections, the allocation and proration procedures and the tax-related adjustment. Please do not forward your American State Bank Corporation stock certificates, election form and letter of transmittal with your proxy card. Stock certificates, election forms and letters of transmittal should be returned to the exchange agent in accordance with the instructions contained in the election form.
     An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of American State Bank Corporation common stock covered by the election form (or an appropriate guarantee of delivery) together with duly executed transmittal materials included with the election form. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either BancorpSouth common stock and/or cash for your American State Bank Corporation common stock, you should complete and return the election form. If you do not make an election, you will be allocated BancorpSouth common stock and/or cash depending on the elections made by other American State Bank Corporation shareholders.
     American State Bank Corporation shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of American State Bank Corporation common stock designated as shares for which no election has been made.
     American State Bank Corporation shareholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.
     BancorpSouth will deposit with the exchange agent the shares representing BancorpSouth’s common stock and cash to be issued to American State Bank Corporation shareholders in exchange for their shares of American State Bank Corporation common stock. Upon surrendering his or her certificate(s) representing shares of American State Bank Corporation common stock, together with the signed letter of transmittal, the American State Bank Corporation shareholder will be entitled to receive on closing of the merger, as applicable:
•	certificate(s) representing a number of whole shares of BancorpSouth common stock (if any) determined in accordance with the exchange ratio;

•	a check representing the amount of cash (if any) to which such holder will have become entitled to; and

•	a check representing the amount of cash in lieu of fractional shares, if any.
     Until you surrender your American State Bank Corporation stock certificates for exchange, you will not be paid dividends or other distributions declared after the merger with respect to any BancorpSouth common stock into which your shares have been exchanged. No interest will be paid or accrued to American State Bank Corporation shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of American State Bank Corporation common stock. American State Bank Corporation stock certificates presented for transfer will be canceled and exchanged for the merger consideration.
     If any of your stock certificates representing American State Bank Corporation common stock have been lost, stolen or destroyed, BancorpSouth can require you to give an affidavit and/or post a bond in an amount that is customarily required by BancorpSouth and the exchange agent as indemnity against any claim that may be made with respect to your American State Bank Corporation certificate(s). Upon making such affidavit and/or posting such bond, the exchange agent will issue the consideration due under the merger agreement.
     If any certificate representing shares of BancorpSouth’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth common stock in any name other than the registered holder of the certificate surrendered; or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.
     Any portion of the cash or shares of BancorpSouth common stock made available to the exchange agent that remains unclaimed by American State Bank Corporation shareholders for 12 months after the effective time of the merger will be returned to BancorpSouth. Following the period of 12 months after the effective time, any American State Bank Corporation shareholder who has not exchanged shares of American State Bank Corporation common stock for the merger consideration in accordance with the merger agreement may look only to BancorpSouth for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, BancorpSouth, American State Bank Corporation, the exchange agent or any other person will not be liable to any American State Bank Corporation shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.
Treatment of Stock Options
     Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase shares of American State Bank Corporation common stock granted by American State Bank Corporation will be automatically exercised through a cashless exercise arrangement. As a result, each holder of an option to purchase shares of American State Bank Corporation common stock will receive a number of whole and fractional shares of American State Bank Corporation common stock equal to the quotient of (i) the difference of $93.9226 minus the exercise price of the options, divided by (ii) $93.9226. The shares of American State Bank Corporation common stock resulting from the cashless exercise will be entitled to conversion into cash, shares of BancorpSouth common stock or a combination of both as described in the Proxy Statement/Prospectus.
Representations and Warranties
     The merger agreement contains a number of representations and warranties by American State Bank Corporation and BancorpSouth regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:
•	the organization, existence, corporate power and authority and capitalization of each company and their respective subsidiaries;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	the filing of all reports, registrations and statements with applicable regulatory agencies;

•	the accuracy of reports and financial statements provided to the other company;

•	the absence of any event or circumstance which is reasonably likely to have a material adverse effect;

•	the accuracy of information relating to each respective company contained in this Proxy Statement/Prospectus; and

•	required approvals for the merger.
     The merger agreement also contains a number of additional representations and warranties solely by American State Bank Corporation regarding aspects of its business, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:
•	the absence of any broker’s or finder’s fees, other than consulting fees to be paid to Stephens, due in connection with the merger;

•	the absence of materially adverse litigation;

•	the timely filing and accuracy of tax returns and timely payment of taxes due and owing;

•	the operation of all employee benefit plans in accordance with applicable law and the compensation and other information related to the current employees;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts;

•	the absence of certain agreements with regulatory agencies;

•	the absence of any anti-takeover laws to which American State Bank Corporation or the merger is subject;

•	compliance with applicable environmental laws;

•	the adequacy and efficacy of insurance coverage;

•	loan portfolio matters;

•	ownership of properties and assets;

•	the absence of any loan or other credit that would have violated Section 13(k) of the Securities Exchange Act of 1934;

•	the absence of any termination of a banking relationship by a customer that would have a material adverse effect on American State Bank Corporation;

•	the accuracy of certain books and records;

•	qualification of the merger under Section 386(a) of the Internal Revenue Code; and

•	the absence in the merger agreement of any untrue statement of material fact or an omission of a material fact necessary to make the statements contained in the merger agreement not misleading.
     All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.
Conduct of Business prior to the Merger and Other Covenants
     In the merger agreement, American State Bank Corporation and BancorpSouth agreed that, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of the other party, each will carry on their respective businesses in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the merger agreement.

     American State Bank Corporation has agreed to refrain, among other things, from:
•	declaring or paying any dividends on, or making other distributions in respect of, any of its capital stock during any period, other than a dividend by American State Bank Corporation to its shareholders consistent with past practice in an aggregate amount up to an amount equal to the product of (i) any cash dividends per share of BancorpSouth common stock declared with a record date between June 15, 2005 and the effective time of the merger, and (ii) the number of shares of BancorpSouth common stock to be distributed to the shareholders of American State Bank Corporation pursuant to the merger agreement;

•	issuing, acquiring, reclassifying or splitting its capital stock;

•	issuing any options or other securities convertible into or exchangeable for its capital stock;

•	amending its charter or bylaws;

•	soliciting, initiating, accepting or participating in any discussions relating to any business combination involving it or any offer to acquire all or a substantial portion of its assets;

•	making capital expenditures in excess of $100,000 in the aggregate;

•	entering into any new line of business;

•	engaging in a material acquisition of another business;

•	taking any action intended or reasonably expected to result in any of its representations and warranties in the merger agreement being or becoming untrue, or in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	changing its methods of accounting in effect at December 31, 2004, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

•	adopting, amending or terminating any employee benefit plan or any agreement, plan or policy with one or more of its current or former directors, officers or employees;

•	encumbering or disposing of any of its material assets or properties other than in the ordinary course of business consistent with past practice;

•	incurring any indebtedness other than in the ordinary course of business consistent with past practice;

•	filing any application to relocate or terminate the operations of any of its or its subsidiaries’ banking offices;

•	entering into, amending or terminating any contract, agreement or lease for goods, services or office space to which it is a party or by which it or its properties is bound involving aggregate payment obligations in excess of $100,000, other than the renewal in the ordinary course of business of any lease which expires prior to the effective time of the merger;

•	taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval; or

•	entering or committing to enter into any new loans outside the ordinary course of business or in an original principal amount in excess of $1,000,000 or any new loans subject to the requirements of Regulation O of the Federal Reserve Board, 12 C.F.R. §215, in excess of $500,000.

     BancorpSouth has agreed to refrain, among other things, from:
•	taking any action intended or reasonably expected to result in any of its representations and warranties in the merger agreement being or becoming untrue, or in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval;

•	changing its methods of accounting in effect at December 31, 2004, except as required by changes in generally accepted accounting principles or regulatory accounting principles; or

•	declare or pay any extraordinary or special dividend with a record date prior to the effective time of the merger, except that adjustments to regular dividends historically paid are not restricted.
     The merger agreement also contains certain other agreements relating to the conduct of the parties prior to the merger, including, among other things, those requiring each party to:
•	apply for and obtain all consents and approvals required to complete the merger;

•	afford to the other party and its representatives access during normal business hours to all of such party’s information concerning its business, properties and personnel as the other party may reasonably request;

•	take all actions required to comply with any legal requirements to complete the merger;

•	use reasonable best efforts not to take any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	use reasonable best efforts to resolve any issues relating to the ownership interest of American State Trust and Financial Services, Inc., a subsidiary of American State Bank Corporation, in National Independence Trust Company.
     American State Bank Corporation has agreed to use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” of American State Bank Corporation for purposes of Rule 145 under the Securities Act to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act. American State Bank Corporation also agreed to call and hold a special meeting of its shareholders and, through its Board of Directors, to recommend the merger agreement for approval to its shareholders. American State Bank Corporation also agreed to use its reasonable best efforts to obtain all third-party consents required under certain of its contracts.
     BancorpSouth agreed to cause the employees of American State Bank Corporation to be eligible to participate in BancorpSouth’s employee benefit plans in which similarly situated employees of BancorpSouth participate, to the same extent as similarly situated employees of BancorpSouth. BancorpSouth also agreed to cause the shares of BancorpSouth common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.
Conditions to the Merger
     The obligations of American State Bank Corporation and BancorpSouth to complete the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the merger, of a number of conditions, which are set forth in the merger agreement. These conditions include:
•	shareholders of American State Bank Corporation approving the merger;

•	the New York Stock Exchange authorizing for listing the shares of BancorpSouth common stock to be issued to American State Bank Corporation shareholders;

•	receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

•	BancorpSouth’s registration statement on Form S-4 becoming effective under the Securities Act of 1933;

•	the absence of any governmental order, regulation or injunction preventing or restricting completion of the merger;

•	the representations and warranties of each company set forth in the merger agreement being true and correct in all material respects as of the closing date of the merger;

•	the obligations of each company set forth in the merger agreement, to the extent qualified as to materiality or a material adverse effect, being performed in all respects;

•	the holders of less than 5% of the total outstanding shares of American State Bank Corporation common stock exercising dissenters’ rights with respect to the merger;

•	receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment of the merger generally being as described in this Proxy Statement/Prospectus;

•	BancorpSouth receiving executed employment agreements which include non-competition and non-solicitation provisions in form and substance satisfactory to BancorpSouth from Messrs. Oldham, Dudley and Gramling and Ms. Dacus; and

•	American State Bank Corporation amending, modifying or obtaining tail coverage to provide continuing coverage under its existing insurance policies.
     We cannot guarantee that the required regulatory approvals will be obtained or that all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.
Termination of the Merger Agreement
     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by American State Bank Corporation shareholders, as set forth in the merger agreement, including by mutual consent of BancorpSouth and American State Bank Corporation. In addition, the merger agreement may generally be terminated by either party if:
•	a governmental entity denies or withdraws a request or application for a required regulatory approval (subject to a 60-day waiting period) or issues a final nonappealable order enjoining or otherwise prohibiting the merger;
•	the merger is not completed on or before January 31, 2006; or

•	any of the representations or warranties provided by the other party set forth in the merger agreement become untrue or incorrect or the other party materially breaches its covenants set forth in the merger agreement, and the representation or material breach is not cured within the prescribed time limit.
     BancorpSouth may terminate the merger agreement if:

•	American State Bank Corporation shareholders fail to approve the merger agreement;

•	American State Bank Corporation’s Board of Directors has withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval and recommendation of the merger agreement; or

•	American State Bank Corporation enters into a letter of intent or agreement related or with respect to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving American State Bank Corporation or any subsidiary of American State Bank Corporation or any proposal, inquiry or offer to acquire in any manner all or 10% or greater equity interest in, or all or a substantial portion of the assets of, American State Bank Corporation or any subsidiary of American State Bank Corporation.
     In the event of termination of the merger agreement, the merger agreement will become void and have no effect, except with respect to the parties’ obligations regarding confidential information and expenses as set forth in the merger agreement. Termination also will not relieve or release a breaching party from liability or damages for its willful breach of the merger agreement.
     In the event the merger agreement is terminated for certain reasons specified in the merger agreement, if any tender or exchange offer, proposal for a merger, consolidation or other business combination involving American State Bank Corporation or American State Bank or any proposal, inquiry or offer to acquire in any manner all or 10% or greater equity interest in, or all or a substantial portion of the assets of, American State Bank Corporation or American State Bank has been made or is made at any time within a six-month period after such termination of the merger agreement and actions have been or are taken by the Board of Directors of either American State Bank Corporation or American State Bank to pursue further discussions or negotiations, American State Bank Corporation must pay $1,500,000 in cash to BancorpSouth on demand.
Indemnification
     BancorpSouth agreed to provide indemnification to the officers, directors and employees of American State Bank Corporation, subject to restrictions imposed by law, after the merger.
Amendment of the Merger Agreement
     Subject to compliance with applicable law, the merger agreement may be amended by American State Bank Corporation and BancorpSouth by action taken or authorized by their respective Boards of Directors at any time. After any approval of the merger agreement by American State Bank Corporation shareholders, however, there may not be, without further approval of the American State Bank Corporation shareholders, any amendment of the merger agreement which reduces the amount or changes the form of the consideration due under the merger agreement, other than as contemplated in the merger agreement. The merger agreement may not be amended except by an instrument in writing signed on behalf of BancorpSouth and American State Bank Corporation.
Waiver
     Prior to the merger, BancorpSouth and American State Bank Corporation may extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations or warranties of the other party contained in the merger agreement or waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.
Expenses
     Each party to the merger agreement will bear all expenses incurred by it in connection with the merger agreement and the merger.

Management and Operations Following the Merger
     After the merger, BancorpSouth will be managed by the same Board of Directors and executive officers as existed prior to the merger. American State Bank Corporation will be merged with and into BancorpSouth. The surviving corporation will operate under the name “BancorpSouth, Inc.” and will continue to engage in the same business as prior to the merger. American State Bank will merge with and into BancorpSouth Bank. The surviving subsidiary bank will operate under the name “BancorpSouth Bank.”

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
BancorpSouth
     BancorpSouth common stock is listed on the New York Stock Exchange under the symbol “BXS.” As of [•], 2005, BancorpSouth common stock was held of record by approximately [•] holders. On August 9, 2005, the last full trading day prior to the public announcement of the merger, the closing sales price of BancorpSouth common stock was $22.44 per share. On [•], 2005, the last practicable trading day before the distribution of this Proxy Statement/Prospectus, the closing sales price of BancorpSouth common stock was $[•] per share. You should obtain current market quotations for BancorpSouth common stock from a newspaper, the Internet or your broker. The following table sets forth the high and low sale prices for BancorpSouth common stock as reported on the New York Stock Exchange, and cash dividends declared per share of BancorpSouth common stock, for the periods indicated:

	Sale Prices		Cash Dividends
	High	Low	Per Share
2005
First Quarter	$24.45	$20.29	$0.19
Second Quarter	23.97	19.91	0.19
Third Quarter	25.24	21.38	0.19
Fourth Quarter (through [•], 2005)	[•]	[•]	[•]
2004
First Quarter	$24.09	$21.30	$0.18
Second Quarter	23.00	19.35	0.18
Third Quarter	23.50	20.48	0.18
Fourth Quarter	25.25	22.85	0.19
2003
First Quarter	$20.30	$17.50	$0.16
Second Quarter	22.76	18.31	0.16
Third Quarter	22.23	20.29	0.16
Fourth Quarter	24.50	21.92	0.18
American State Bank Corporation
     There is no established public trading market for shares of American State Bank Corporation common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of American State Bank Corporation common stock have been bought and sold. As of [•], 2005, American State Bank Corporation common stock was held by 228 holders of record. The only cash dividend that American State Bank Corporation has ever paid on its common stock was $0.50 per share during the second quarter of 2005.

INFORMATION ABOUT BANCORPSOUTH
     Important business and financial information about BancorpSouth is incorporated by reference into this Proxy Statement/Prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” that begins on page 89 of this Proxy Statement/Prospectus.

INFORMATION ABOUT AMERICAN STATE BANK CORPORATION
Business
     American State Bank Corporation was organized as an Arkansas business corporation on September 14, 1995, and is registered as a financial holding company under the Bank Holding Company Act of 1956. Its principal activity is the ownership and management of its wholly-owned subsidiary, American State Bank, which was formed in 1908. American State Bank operates under a state bank charter, subject to the bank regulation of the Arkansas State Bank Department and the Federal Deposit Insurance Corporation. American State Bank Corporation also owns American State Trust and Financial Services, Inc., which is engaged in the offering of financial products. Through eleven branches, five of which are full-service branches, in four Northeast Arkansas counties, American State Bank provides a range of retail and commercial banking services, including non-interest bearing and interest-bearing checking, savings and money market accounts, certificates of deposit and individual retirement accounts, as well as real estate, consumer, commercial, industrial and agricultural loans.
     Most of the revenue of American State Bank Corporation comes from its principal operating subsidiary, American State Bank. At June 30, 2005, American State Bank Corporation had total assets of $342.8 million, net loans and leases of $210.7 million and total deposits of $272.0 million.
Market Price of and Dividends on Common Equity and Related Stockholder Matters
     There is no established public trading market for shares of American State Bank Corporation common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of American State Bank Corporation common stock have been bought and sold. As of [•], 2005, American State Bank Corporation common stock was held by 228 holders of record. The only cash dividend that American State Bank Corporation has ever paid on its common stock was $0.50 per share during the second quarter of 2005.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
     American State Bank Corporation’s assets consist primarily of its investment in American State Bank and its primary activities are conducted through American State Bank. American State Bank is committed to providing quality services in a constantly changing interest rate environment. Through American State Bank, American State Bank Corporation provides a full range of banking services to individual and corporate customers in Northeast Arkansas. At June 30, 2005, American State Bank Corporation’s consolidated total assets were $342.8 million, its consolidated net loans were $210.7 million, its total deposits were $272.0 million and its total shareholders’ equity was $22.1 million. At December 31, 2004, American State Bank Corporation’s consolidated total assets were $334.4 million, its consolidated net loans were $197.4 million, its total deposits were $282.8 million and its total shareholders’ equity was $21.7 million.
     American State Bank Corporation’s results of operations depend primarily on American State Bank’s net interest income, which is the difference between the income earned on American State Bank’s loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by American State Bank’s provision for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of fees and service charges. American State Bank’s noninterest expense consists principally of compensation and employee benefits, occupancy, equipment, data processing and other operating expenses. Results of operations are significantly affected by general economic and competitive conditions and changes in interest rates, as well as government policies and actions of regulatory authorities. Additionally, future changes in applicable law, regulations or government policies may materially affect American State Bank Corporation’s results of operations and financial condition.
     The accompanying tables and the discussion and financial information are presented to aid in understanding American State Bank Corporation’s financial condition and results of operations. The emphasis of this discussion will be on the years 2004 and 2003; however, financial information for prior years will also be discussed where appropriate. This discussion should be read in conjunction with the consolidated financial statements and the notes to consolidated financial statements attached as Annex C to this Proxy Statement/Prospectus.
Critical Accounting Policies and Estimates
     The accounting principles followed by American State Bank Corporation and its principal wholly-owned subsidiary, American State Bank, are those which are generally practiced within the banking industry. The methods of applying such principles conform to generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in shareholders’ equity and cash flows are summarized below.
Principles of Consolidation
     The consolidated financial statements include the accounts of American State Bank Corporation and its wholly-owned subsidiaries, American State Bank and American State Trust and Financial Services, Inc. All significant intercompany accounts and transactions are eliminated. Certain reclassifications to previously published financial statements are made to comply with current reporting requirements where appropriate.
Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with management’s determination of the estimated losses on loans, management obtains independent appraisals for collateral that it deems significant.
Securities
     Securities classified as available-for-sale are those debt securities and equity securities with readily determinable fair values that American State Bank intends to hold for an indefinite period of time but not necessarily until maturity. Any decision to sell a security classified as available-for-sale is based on various factors, including significant movements in interest rates, changes in the maturity mix of American State Bank assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are recorded at fair value. Unrealized gains or losses are reported as a component of comprehensive income in shareholders’ equity, net of the related deferred tax effect.
     Securities classified as held-to-maturity are those debt securities and equity securities that American State Bank has the positive intent and ability to hold until maturity. Securities held-to-maturity are recorded at historical cost adjusted for amortization of premiums and accretion of discounts.
     Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains or losses on the sale of securities are recorded in earnings and are determined using the specific identification method.
Loans Held for Sale
     Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans
     Loans are stated at their outstanding unpaid principal balances adjusted for the allowance for loan losses. Interest on commercial and individual loans is accrued daily based on the outstanding principal. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan, which approximates the interest method.
     Generally, American State Bank discontinues the accrual of interest when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. Subsequent cash receipts on non-accrual loans are accounted for on the cost recovery method until the loans qualify for return to accrual status.
     American State Bank classifies loans as impaired if, based on current information and events, it is probable that American State Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of the impaired loan is based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral dependent.
Allowance for Loan Losses
     The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to absorb credit losses inherent in American State Bank’s loan portfolio and is based upon management’s review and evaluation of the loan portfolio.
Bank Premises and Equipment
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes.
     The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.
     Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.
Securities Sold under Agreements to Repurchase
     Securities sold under agreements to repurchase are a form of secured borrowing where an institution (American State Bank) sells a security to a counterparty (customer) and agrees to repurchase the security at a specified date, generally within one to four days. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. American State Bank may be required to provide additional collateral based on the fair value of the underlying securities.
Income Taxes
     Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes in recognition of the timing differences of certain transactions.
     Deferred taxes are provided utilizing a liability method pursuant to which deferred tax assets are recognized for deductible temporary differences, and operating loss, tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
     American State Bank Corporation and its subsidiaries file a consolidated federal income tax return. In addition, state income tax returns are filed in accordance with state statutes.
Earnings Per Share
     Basic earnings per share is computed by dividing income applicable to common shares by the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that, consequently, share in the earnings of American State Bank Corporation.
Comprehensive Income
     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Junior Subordinated Debt Securities
     On February 5, 2004, American State Bank Corporation issued $6,702,000 in floating rate (LIBOR + 2.8%) junior subordinated debt securities to American State Capital Trust I, a Delaware statutory trust. The trust used the proceeds from the issuance of these floating rate (LIBOR + 2.8%) trust preferred securities to acquire the junior subordinated debt securities. Both the junior subordinated debt securities and the trust preferred securities mature on April 7, 2034, and are callable at the option of American State Bank Corporation after April 7, 2009. The net proceeds to American State Bank Corporation from the issuance of its junior subordinated debt securities were allocated to expansion opportunities for American State Bank Corporation. American State Bank Corporation accounts for the special-purpose trust entity under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”
Changes in Critical Accounting Policies
     During the six months ended June 30, 2005, there was no significant change in American State Bank Corporation’s critical accounting policies and no significant change in the application of critical accounting policies for the year ended December 31, 2004.
Results of Operations for Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004
Net Interest Revenue
     Net interest revenue, the difference between interest revenue earned on assets and interest expense paid on liabilities, generates American State Bank Corporation’s largest revenue source. Net interest revenue was $4.8 million for the six months ended June 30, 2005, compared to $4.6 million for the same period of 2004, representing an increase of $163,000 or 3.6%. The improvement in net interest revenue primarily reflects the increase in the volume of earning assets, offset by the increase in the volume of earning liabilities and higher cost of funds.
     Interest revenue increased $1.3 million or 19.1% while average earning assets increased $53.6 million or 20.7% for the six months ended June 30, 2005 compared to the six months ended June 30, 2004.
     Interest expense increased $1.1 million or 51.9% while average interest-bearing liabilities increased $48.4 million or 20.0% for the six months ended June 30, 2005 compared to the six months ended June 30, 2004.

     Net interest margin, which is calculated by dividing net interest revenue by average earning assets, measures American State Bank Corporation’s lending and fund-raising functions. The net interest margin for the first six months of 2005 and the first six months of 2004 was 3.31% and 3.71%, respectively, representing a decrease of 40 basis points. The decrease in net interest margin was primarily a result of higher cost of funds from the prior period.
Provision for Credit Losses and Allowance for Credit Losses
     American State Bank’s loans are generally secured by specific items of collateral, including real property, consumer assets and business assets. Although American State Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on economic conditions in the area. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require American State Bank to recognize additional losses based on their judgments about information available at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term.
     In determining the amount of the allowance for loan losses, management of American State Bank uses information from relationship managers, the loan committee of American State Bank’s Board of Directors and ongoing loan review efforts to stratify the portfolio into asset risk classifications and assign a general or specific reserve allocation. The foundation for the allowance is a detailed review of the overall loan portfolio. The portfolio is analyzed based on risk factors, current and historical performance and specific loan reviews. General reserve estimated loss percentages are based on the current and historical loss experience of each loan, regulatory guidelines for losses, the status of past due payments and management’s judgment of economic conditions and the related level of risk assumed. Specific reserves are determined on a loan-by-loan basis on management’s evaluation of loss exposure for each credit, given current payment status of the loan and the value of any underlying collateral. Additionally, an unallocated reserve for the total loan portfolio is established to address the risks inherent in the calculations of general and specific reserves and as management’s evaluation of various conditions that are not directly measured by any other component of the allowance. Such components may include current general economic conditions affecting key lending areas, credit qualifying trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio and the findings of internal credit administration.
     The following table provides an analysis of the allowance for credit losses for the periods indicated:

	Six Months Ended
	June 30,		Year Ended
	2005	2004	December 31, 2004
Balance, beginning of period	$1,964,617	$2,046,497	$2,046,497
Loans charged off	220,178	200,213	344,644
Recoveries	48,846	31,368	57,764

Net charge-offs	171,332	168,845	286,880
Provision charged to operating expense	129,000	150,000	205,000

Balance, end of period	$1,922,285	$2,207,652	$1,964,617

Average loans for period	$203,099,870	$170,075,300	$180,259,310

Net charge-offs to average loans-annualized	0.17%	0.20%	0.16%
Noninterest Revenue
     American State Bank Corporation’s noninterest income was $1.3 million for the six months ended June 30, 2005, $83,000 or 6.7% more than the $1.2 million earned for the same period in 2004. The primary source of this increase was service charges on deposit accounts and a decrease in realized losses on securities from 2004. The following table illustrates the changes in each significant component of noninterest revenue:

	Six Months Ended
	June 30,
	2005	2004	% Change
Service charges on deposits	$973,337	$953,931	2.0%
Other service charges and fees	204,903	190,741	7.4
Other income	135,518	86,339	57.0

Total noninterest revenue	$1,313,758	$1,213,011	6.7%

Noninterest Expense
     American State Bank Corporation’s total noninterest expense was $4.7 million for the six months ended June 30, 2005, $221,000 or 5.0% higher than the $4.5 million incurred for the same period in 2004. The following table illustrates the changes in each significant component of noninterest expense:

	Six Months Ended
	June 30,
	2005	2004	% Change
Salaries and employee benefits	$2,569,454	$2,241,571	14.6%
Occupancy, net of rental income	321,465	286,355	12.3
Legal and professional fees	114,583	235,276	(51.3)
Computer expense	131,912	114,894	14.8
Advertising	205,312	171,934	19.4
Office supplies, printing and postage	201,919	174,671	15.6
Other expense	1,135,791	1,234,427	(8.0)

Total noninterest expense	$4,680,436	$4,459,128	5.0%

Results of Operations for Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 and Year Ended December 31, 2002
     Net interest revenue was $9.5 million for the year ended December 31, 2004, an increase of $1.5 million or 18.2% from $8.1 million for the year ended December 31, 2003, and an increase of $1.9 million or 25.3% from $7.6 million for the year ended December 31, 2002. Total interest revenue increased $1.3 million or 10.1% from $13.0 million in 2003 to $14.3 million in 2004 and increased $417,000 or 3.0% from $13.9 million in 2002 to $14.3 million in 2004. Total interest expense decreased $160,000 or 3.3% from $4.9 million in 2003 to $4.7 million in 2004 and decreased $1.5 million or 24.2% from $6.3 million in 2002 to $4.7 million in 2004. This reflects an increase in volume of earning assets and a decrease in interest rates on deposit accounts and borrowings, offset by an increase in volume of interest-bearing liabilities.
     The net interest margin for the years ended December 31, 2004, December 31, 2003, and December 31, 2002 was 3.71%, 3.69% and 3.70%, respectively.
Interest Rate Sensitivity
     The table below presents the interest rate sensitivity gap for American state Bank at December 31, 2004. The table illustrates the gap between the maturity of repricing opportunities of interest sensitive assets and interest sensitive liabilities on that date.

Interest Rate Sensitivity-Maturing or Repricing Opportunities
(In Thousands)

			Over 1
	0-90	91 Days to	Year to 2	Over 2
	Days	1 Year	Years	Years
Interest-earning assets:
Investments	$5,700	$16,845	$18,320	$63,707
Loans	24,674	59,705	68,269	46,514
Short Term Investments	—	—	—	—
Total Interest-earning assets	$30,374	$76,550	$86,589	$110,221

Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	115,031	—	—	—
Money market deposit account deposits	15,838	—	—	—
Certificates of deposit	12,791	52,098	29,097	10,305
Federal funds purchased and securities sold under agreement to repurchase	17,874	—	—	—
Long-term debt and junior subordinated debt securities	—	—	—	—
Total interest bearing liabilities	$161,534	$52,098	$29,097	$10,305

Interest rate sensitivity gap	(131,160)	24,452	57,492	99,916
Cumulative interest sensitivity gap	$(131,160)	$(106,708)	$(49,216)	$50,700
Provision for Credit Losses and Allowance for Credit Losses
     The following table provides an analysis of the allowance for credit losses for the years ended December 31:

	2004	2003	2002
Balance, beginning of period	$2,046,497	$1,866,976	$1,201,673
Loans charged off	344,644	255,251	346,882
Recoveries	57,764	34,772	12,185
Net charge-offs	286,880	220,479	334,697
Provision charged to operating expense	205,000	400,000	1,000,000

Balance, end of period	$1,964,617	$2,046,497	$1,866,976

Average loans for period	$180,259,310	$162,121,265	$159,400,368
Net charge-offs to average loans-annualized	0.16%	0.14%	0.21%
Noninterest Revenues
     American State Bank’s noninterest revenue was $2.6 million for the year ended December 31, 2004, an increase of $310,000 or 13.5% from $2.3 million earned for the year ended December 31, 2003, and an increase of $1.1 million or 77.9% from $1.5 million earned for the year ended December 31, 2002. The following table provides a summary for the noninterest revenue for the years ended December 31:

	2004	2003	2002
Service charges on deposits	$1,924,731	$1,592,625	$1,212,440
Other service charges and fees	396,954	444,102	213,667
Other income	295,885	267,027	42,881

Total noninterest revenue	$2,614,570	$2,303,754	$1,468,988

Noninterest Expense
     American State Bank Corporation’s total noninterest expense was $9.2 million for the year ended December 31, 2004, an increase of $1.3 million or 15.3% from $7.9 million incurred for the year ended December 31, 2003 and an increase of $2.7 million or 40.2% from $6.5 million for the year ended December 31, 2002. The following table illustrates the changes in each significant component of noninterest expense:

	2004	2003	2002
Salaries and employee benefits	$4,741,585	$4,129,838	$3,547,155
Occupancy, net of rental income	582,636	599,952	463,500
Legal and professional fees	382,464	311,704	226,769
Computer expense	265,087	204,733	178,379
Advertising	351,248	213,777	124,823
Office supplies, printing and postage	359,942	340,940	241,528
Other expense	2,468,310	2,139,021	1,745,509

Total noninterest expense	$9,151,272	$7,939,965	$6,527,663

Financial Condition at June 30, 2005 Compared to June 30, 2004
     The financial condition and operating results of American State Bank and, accordingly, American State Bank Corporation are affected by the volatility of interest rates on investments, loans, deposits and borrowings, competition from other financial institutions in Northeast Arkansas, loan demand from customers and the creditworthiness of existing borrowers.
Earning Assets
     Earning assets are composed of interest or dividend-bearing assets, including loans, securities, short-term investments and loans held for sale. Interest income associated with earning assets is American State Bank Corporation’s primary source of income. Earning assets averaged $312.3 million for the six months ended June 30, 2005, a $53.6 million or 20.7% increase compared to $258.7 million for the same period in 2004. This increase was primarily the result of loan growth. The average loan portfolio increased $33.0 million or 19.4% for the first six months of 2005 compared to the same period for 2004. American State Bank Corporation’s loan to deposit ratio at June 30, 2005 and June 30, 2004 was 78.2% and 71.6%, respectively.
     Commercial and agricultural loans were $100.5 million at June 30, 2005, a $19.8 million or 24.5% increase compared to $80.7 million at June 30, 2004. Real estate construction loans were $21.6 million at June 30, 2005, a $6.1 million or 39.4% increase compared to $16.5 million at June 30, 2004. Residential real estate loans were $76.4 million at June 30, 2005, a $4.2 million or 5.8% increase compared to $72.2 million at June 30, 2004. Growth in the commercial loan segment came from traditional commercial sectors with no single customer representing a disproportionate percentage of the increase.
     Total consumer loans for the six months ended June 30, 2005 were $10.9 million, a $100,000 or 0.9% increase from $10.8 million for the six months ended June 30, 2004.
     Nonperforming assets, defined as nonaccrual loans, accruing loans past due 90 days or more and foreclosed property, amounted to $2.1 million or 0.6% of total assets at June 30, 2005 compared to $2.1 million or 0.7% at June 30, 2004. The allowance for loan losses amounted to $1.9 million or 0.9% of total loans and 98.1% of total nonperforming loans at June 30, 2005 compared to $2.0 million or 1.1% of total loans and 157.1% of total nonperforming loans at June 30, 2004.
Deposits and Other Interest Bearing Liabilities
     Deposits obtained from customers in its primary market area are American State Bank Corporation’s principal source of funds for use in lending and other business purposes. American State Bank Corporation attracts local deposit accounts by offering a wide variety of accounts, competitive interest rates and excellent customer service. Increasing core deposits through the development of client relationships is a continuing focus of American State Bank Corporation. Other funding sources include short-term and long-term borrowings, subordinated debt and shareholders’ equity.
     Total deposits at June 30, 2005 were $272.0 million, a $17.8 million or 7.0% increase compared to $254.2 million at June 30, 2004. The following table sets forth the composition of American State Bank Corporation’s deposits at the dates indicated:

	June 30,
	2005	2004
	(in thousands)
Demand	$21,197,324	$20,627,799
Savings, NOW and money market	130,930,543	151,583,298
Certificates of deposit	119,873,045	82,011,536

Total deposits	$272,000,912	$254,222,633

Financial Condition at December 31, 2004 Compared to December 31, 2003
Earning Assets
     Earning assets averaged $272.3 million for the year ended December 31, 2004, a $50.5 million or 22.8% increase compared to $221.8 million for the year ended December 31, 2003 and an increase of $67.3 million or 32.8% compared to $205.0 million for the year ended December 31, 2002. This increase was primarily the result of loan growth. The loan portfolio averaged $180.3 million for the year ended December 31, 2004, a $18.2 million or 11.2% increase compared to $162.1 million for the year ended December 31, 2003 and an increase of $20.9 million or 13.1% compared to $159.4 million for the year ended December 31, 2002.
     At December 31, 2004, commercial and agriculture loans were $90.6 million, a $24.9 million or 37.9% increase compared to $65.7 million at December 31, 2003 and a $30.6 million or 51.0% increase compared to $60.0 million at December 31, 2002. Real estate construction loans were $21.5 million at December 31, 2004, a $8.7 million or 68.0% increase compared to $12.8 million at December 31, 2003 and a $12.8 million or 147.1% increase compared to $8.7 million at December 31, 2002. Residential real estate loans were $73.5 million at December 31, 2004, a $2.3 million or 3.2% increase compared to $71.2 million at December 31, 2003, and a $2.6 million or 3.4% decrease compared to $76.1 million at December 31, 2002.
     Total consumer loans at December 31, 2004 were $10.3 million, a $300,000 or 2.8% decrease from $10.6 million at December 31, 2003, and a $3.3 million or 24.3% increase compared to $13.6 million at December 31, 2002.
     Investment securities increased $37.1 million or 59.8% to $99.1 million at December 31, 2004, compared to $62.0 million at December 31, 2003, and increased $48.5 million or 95.8% compared to $50.6 million at December 31, 2002.
     Nonperforming assets, defined as nonaccrual loans, accruing loans past due 90 days or more and foreclosed property, amounted to $441,000 or 0.1% of total assets at December 31, 2004, compared to $2.3 million or 0.9% at December 31, 2003, and $709,000 or 0.3% at December 31, 2002. The allowance for loan losses amounted to $2.0 million or 1.0% of total loans and 3,119.1% of total nonperforming loans at December 31, 2004, compared to $2.0 million or 1.3% of total loans and 559.0% of total nonperforming loans at December 31, 2003, and $1.9 million or 1.2% of total loans and 396.4% of total nonperforming loans at December 31, 2002.

Deposits and Other Interest Bearing Liabilities
     Total deposits at December, 2004 were $282.8 million, a $38.1 million or 15.6% increase compared to $244.7 million at December 31, 2003, and a $64.5 million or 29.5% increase compared to $218.3 million at December 31, 2002. The following table sets forth the composition of American State Bank Corporation’s deposits at the dates indicated:

	December 31,
	2004	2003	2002
	(in thousands)
Demand	$24,705,665	$35,757,861	$14,308,159
Savings, NOW and money market	153,589,010	136,428,755	119,601,089
Certificates of deposit	104,469,609	72,529,982	84,380,240

Total noninterest deposits	$282,764,284	$244,716,598	$281,289,488

Liquidity and Capital Resources
     The main focus of American State Bank Corporation’s liquidity is to match the cash inflows and outflows within American State Bank Corporation’s market for loans and deposits. Short-term investments and short-term borrowings are used as American State Bank Corporation’s chief cash management tool. Liquidity is primarily achieved through unpledged marketable securities with maturities one year or less, federal funds sold, securities purchased with resale agreements and other money market instruments or equivalents. While scheduled cash flows from the amortization and maturities of loans and securities are relatively predictable sources of funds, deposit flows and prepayments of loan and investment securities are greatly influenced by general interest rates, economic conditions and competition.
     On February 5, 2004, American State Bank Corporation issued 6,702,000 in floating rate (LIBOR + 2.8%) junior subordinated debt securities to American State Capital Trust I, a Delaware statutory trust. The trust used the proceeds from the issuance of these floating rate (LIBOR + 2.8%) trust preferred securities to acquire the junior subordinated debt securities. The trust preferred securities are considered equity for regulatory purposes and debt for tax purposes. The trust preferred securities qualify as regulatory capital for American State Bank Corporation (under current Federal Reserve guidelines, the trust preferred securities qualify as Tier 1 Capital up to a maximum of 25% of American State Bank Corporation’s total Tier 1 Capital and any remainder qualifies as Tier 2 Capital). Under United States generally accepted accounting principles, the subordinated debentures are shown on American State Bank Corporation’s consolidated balance sheet as long-term debt.
     American State Bank Corporation has been able to generate sufficient cash through deposits as well as borrowings and anticipates that it will continue to have sufficient funds to meet its liquidity requirements.
     The management of American State Bank Corporation is not aware of any trends, demands, commitments, events or uncertainties likely to result in material changes in liquidity. American State Bank Corporation has no outstanding commitments for capital expenditures or commitments for material uses of capital resources.
Off-Balance Sheet Arrangements
     American State Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.
     American State Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. American State Bank uses the same credit policies in making commitments and conditional obligations as they do for instruments that are included in the consolidated balance sheets.

     In the normal course of business, American State Bank has made various off-balance sheet commitments to extend credit of $22.1 million and $22.7 million at June 30, 2005 and June 30, 2004, respectively. Commitments included unfunded loan commitments of $21.5 million and standby letters of credit of $622,000 at June 30, 2005. Of the total unfunded commitments, $2.5 million had maturities that exceed one year in duration. While American State Bank faces risks associated with potential deterioration of credit quality of borrowers to whom a commitment to extend credit has been made, no significant credit losses are expected from these commitments and arrangements. American State Bank has no contracts accounted for as derivatives.
Contractual Obligations
     The following table presents the contractual obligations of American State Bank Corporation at December 31, 2004:

	Payments by Period
		Less than 1			More than
Contractual Obligations	Total	Year	1-3 Years	3-5 Years	5 Years
Long-term debt obligations	$12,000,000	$12,000,000	$—	$—	$—
Federal funds purchased and securities sold under agreements to repurchase	5,874,145	5,874,145	—	—	—
Other long-term liabilities reflected on American State Bank Corporation’s balance sheet under GAAP	6,702,000	—	—	—	6,702,000

Total	$24,576,145	$17,874,145	—	—	$6,702,000

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     American State Bank Corporation has not changed accountants or had disagreements on accounting or financial disclosures with its independent accountants since engagement of its existing accountants in 1995.
Security Ownership of Certain Beneficial Owners and Management prior to the Merger
     The following table sets forth certain information concerning the beneficial ownership of outstanding American State Bank Corporation common stock as of [•], 2005, by (a) each person known to American State Bank Corporation to be the beneficial owner of more than 5% of its common stock, (b) each director of American State Bank Corporation, (c) each executive officer of American State Bank Corporation, and (d) all directors and executive officers of American State Bank Corporation as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, the securities shown are held with sole voting and investment power.

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership	Percent of Class[1]
5% Shareholders
Frank Oldham, Director, Chairman & CEO 2801 Ridgepoint Drive Jonesboro, Arkansas 72404[2]	37,359	7.02%
Larry H. Johnson, Director 921 E. Nettleton Avenue Jonesboro, Arkansas 72401[3]	28,000	5.26
Directors
R.E.L. Wilson, V4	21,668	4.07
Steve A. Wilson[5]	19,117	3.59
David Dudley, Executive Vice President[6]	14,578	2.74
Steve Gramling, Executive Vice President[7]	13,596	2.55
Michael E. Wilson[8]	11,920	2.24
Executive Officers
Judy Dacus, Secretary and Treasurer[9]	6,836	1.28
All directors and executive officers as a group	153,074	28.75%
Quantitative and Qualitative Disclosures about Market Risk
     Market risk is the risk to American State Bank Corporation’s financial condition resulting from adverse changes in the value of American State Bank’s holdings arising from movements in interest rates, foreign exchange rates, equity prices or other similar factors. American State Bank Corporation’s exposure to market risk can be measured by assessing the effect of changing rates and prices on either the earnings or economic value of an individual instrument, a portfolio or the entire institution.
     It is a principal objective of American State Bank’s asset and liability management function to evaluate the interest rate risk included in certain balance sheet accounts, determine the appropriate level of risk given American State Bank’s business objectives, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with guidelines approved by the Board of Directors of American State Bank. Through this process, management seeks to reduce the vulnerability of its operations to changes in interest rates and reviews liquidity, cash flow needs, maturities of investments, deposits, borrowings and capital position.

[1]	Based on 532,354 shares of common stock, including 472,266 shares of common stock issued and outstanding as of [•], 2005, and 60,088 shares of common stock to be issued upon exercise of stock options that shall automatically be exercised immediately prior to the effective time of the merger. Information in the table also includes shares of common stock held by each individual via the American State Bank 401(k) Employee Stock Ownership Plan, for which each respective individual has voting power. No person or group has the right to acquire any other securities of American State Bank Corporation pursuant to options, warrants, conversion privileges or other rights. Except as indicated in the footnotes to this table, the persons listed above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them pursuant to applicable law.

[2]	Includes 10,096 shares beneficially owned by Mr. Oldham, 26,706 shares issuable upon exercise of all his options and 200 shares beneficially owned by his wife, Donna Oldham.

[3]	Includes 14,000 shares beneficially owned by Delaware Charter Guarantee & Trust FBO Larry H. Johnson Rollover IRA.

[4]	Includes 7,508 shares beneficially owned by Mr. Wilson, as trustee of the Evans Wilson Irrevocable Trust, and 7,505 shares beneficially owned by Mr. Wilson, as trustee of the Lee Wilson Irrevocable Trust. Mr. Wilson is the father of Evans Wilson and Lee Wilson.

[5]	Includes 11,372 shares beneficially owned by Mr. Wilson, as trustee of the Lindsey P. Wilson Irrevocable Trust. Mr. Wilson is the father of Lindsey Wilson.

[6]	Includes 1,000 shares beneficially owned by Mr. Dudley and 13,353 shares issuable upon exercise of all his options.

[7]	Includes 13,353 shares issuable upon exercise of all Mr. Gramling’s options.

[8]	Includes 9,745 shares beneficially owned by Mr.. Wilson, as trustee of the Natalie Evans Wilson Irrevocable Trust. Mr. Wilson is the father of Natalie Wilson.

[9]	Includes 6,676 shares issuable upon exercise of all Ms. Dacus’ options.

     Interest rate risk management has as its objective to control the effects that interest rate fluctuations have on net interest income and on the net present value American State Bank’s earning assets and interest-bearing liabilities. Risk management policies are employed to monitor and limit this exposure. Interest rate risk is measured using net interest income simulation and asset/liability net present value sensitivity analyses. American State Bank uses financial modeling to measure the impact of changes in interest rates on the net interest margin and predict market risk. Estimates are based upon a number of assumptions including the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment of asset and liability cash flows. These analyses provide a range of potential impacts on net interest income and portfolio equity caused by interest rate movements.
     The rate environment is a function of the monetary policy of the Board of Governors of the Federal Reserve System. The Federal Reserve has continued to increase the targeted level for the federal funds rate since June 2004.

COMPARISON OF RIGHTS OF SHAREHOLDERS
     BancorpSouth is incorporated under Mississippi law. American State Bank Corporation is incorporated under Arkansas law. Upon completion of the merger, the restated articles of incorporation, as amended, of BancorpSouth and the amended and restated bylaws, as amended, of BancorpSouth in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, to the extent American State Bank Corporation shareholders receive BancorpSouth common stock in the merger, the rights of former shareholders of American State Bank Corporation will be determined by reference to the restated articles of incorporation and amended and restated bylaws of BancorpSouth and the Mississippi Business Corporation Act. The material differences between the rights of holders of American State Bank Corporation common stock and the rights of holders of BancorpSouth common stock, resulting from the differences in their governing documents and the differences between Mississippi law and Arkansas law, are summarized below.
     The following summary does not purport to be a complete statement of the rights of holders of BancorpSouth common stock under applicable Mississippi law, the restated articles of incorporation and the amended and restated bylaws of BancorpSouth or the rights of the holders of American State Bank Corporation common stock under applicable Arkansas law, the American State Bank Corporation charter and the American State Bank Corporation bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Mississippi Business Corporation Act, the Arkansas Business Corporation Act of 1987 and the governing corporate instruments of BancorpSouth and American State Bank Corporation, to which the holders of American State Bank Corporation common stock are referred. Copies of the governing corporate instruments of BancorpSouth are available, without charge, to any person, including any beneficial owner of American State Bank Corporation common stock to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 89.
Summary of Material Differences Between the Rights of BancorpSouth Shareholders and the Rights of American State Bank Corporation Shareholders

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
Authorized Capital Stock	The authorized capital stock of BancorpSouth consists of 500,000,000 shares of common stock, $2.50 par value per share.	The authorized capital stock of American State Bank Corporation consists of 1,250,000 shares of common stock, $0.01 par value per share.

Board of Directors

Size	BancorpSouth’s governing corporate instruments provide that the Board of Directors consists of between nine and 24 members, as determined from time to time by BancorpSouth’s Board of Directors, and on the date of this Proxy Statement/Prospectus the Board of Directors consists of 12 members. The vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of BancorpSouth’s Board of Directors if the Board of Directors does not recommend such an increase.	American State Bank Corporation’s bylaws provide that American State Bank Corporation’s Board of Directors consists of 15 members and on the date of this Proxy Statement/Prospectus the Board of Directors consists of seven members.

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
Classification and Term	BancorpSouth’s governing corporate instruments provide that the members of the Board of Directors are divided into three classes, with classes elected for staggered three-year terms.	The American State Bank Corporation articles of incorporation do not divide the Board of Directors into classes and all directors are elected annually.

Election	BancorpSouth’s governing corporate instruments provide that at each annual meeting, the number of directors equal to the number of the class whose term expires at the time of the meeting are elected to hold office as directors. Pursuant to BancorpSouth’s restated articles of incorporation, shareholders may not cumulate votes in the election of directors.	Pursuant to the American State Bank Corporation bylaws, members of American State Bank Corporation’s Board of Directors are elected at the annual meeting of shareholders. American State Bank Corporation’s articles of incorporation do not permit shareholders to cumulate votes in the election of directors.

Vacancies	BancorpSouth’s governing corporate instruments provide that any vacancy on the Board of Directors or directorship to be filled because of an increase in the number directors may be filled: (i) by the shareholders of BancorpSouth; (ii) by the Board of Directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the Board of Directors by the affirmative vote of a majority of all of the directors remaining in office.	The American State Bank Corporation bylaws provide that a vacancy on the Board of Directors is filled by a majority vote of the remaining directors for the unexpired term.

Removal	BancorpSouth’s governing corporate instruments provide that a director may be removed for cause (as defined by the restated articles of incorporation of BancorpSouth) by the affirmative vote of a majority of the entire Board of Directors or by BancorpSouth’s shareholders, only for cause, at a special meeting of the shareholders called expressly for that purpose.	The Arkansas Business Corporation Act of 1987 provides that shareholders, by vote of a majority of the total voting power at any special meeting called for the purpose, may remove from office, with or without cause, any one or more of the directors.

Board Quorum and Voting Requirements	The amended and restated bylaws of BancorpSouth provide that at all regular and special meetings of the Board of Directors, a majority of the whole Board of Directors, excluding any vacancies, shall constitute a quorum, and that the act of the majority of directors present at a meeting at which a quorum is present is the act of the Board of Directors.	American State Bank Corporation’s bylaws provide that at all meetings of American State Bank Corporation’s Board of Directors, the presence of a majority of the directors in office and qualified to act constitutes a quorum for the transaction of business, and that the affirmative vote of a majority of directors present at any meeting at which a quorum is present is the act or decision of American State Bank Corporation’s Board of Directors.

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
Transactions with Directors	The Mississippi Business Corporation Act provides that a transaction that is not a director’s conflicting interest transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a BancorpSouth shareholder or by or in the right of BancorpSouth, because a director of BancorpSouth, or any person with whom or which he has a personal, economic or other association, has an interest in the transaction.

The Mississippi Business Corporation Act further provides that a director’s conflicting interest transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a BancorpSouth shareholder or by or in the right of BancorpSouth because the director, or any person with whom or which he has a personal, economic or other association, has an interest in the transaction, if, pursuant to the Mississippi Business Corporation Act, directors’ action respecting the transaction or shareholders’ action respecting the transaction was taken in compliance with the Mississippi Business Corporation Act or if the transaction, judged according to the circumstances at the time of commitment, is established to have been fair to BancorpSouth.	The American State Bank Corporation articles of incorporation generally provide that every director of American State Bank Corporation is relieved from any liability, except for breach of loyalty, acts of omissions not in good faith and transactions involving personal benefit.

The Arkansas Business Corporation Act of 1987 generally provides that no contract or transaction between American State Bank Corporation and one or more of its directors or officers, or between American State Bank Corporation and any other entity or organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason if: (i) the material facts as to the interest and as to the contract or transaction were disclosed or known to the American State Bank Corporation Board of Directors, and the American State Bank Corporation Board of Directors or a committee of the Board of Directors in good faith authorized the contract or transaction; (ii) the material facts as to the interest and as to the contract or transaction were disclosed or known to the shareholders entitled to vote thereon, and the contract or transaction was approved by vote of the shareholders; or (iii) the contract or transaction was fair as to American State Bank Corporation.

Shareholder Meetings

Special Meetings	BancorpSouth’s governing corporate instruments provide that a special meeting of the shareholders may be called by the chief executive officer or corporate secretary or by the holders of not less than a majority of all of the shares entitled to vote at such meeting, and shall be called by the chief executive officer or corporate secretary at the request in writing of a majority of the Board of Directors or of the holders of a majority of the shares of stock entitled to vote at such meeting.	Pursuant to American State Bank Corporation’s bylaws, special meetings of shareholders may be called by American State Bank Corporation’s Chairman, Chief Executive Officer, President or the Board of Directors or shareholders of not less than one-tenth of all outstanding shares.

Voting Rights	BancorpSouth’s governing corporate instruments provide that each share of common stock is entitled to one vote on each matter with respect to which	The American State Bank Corporation articles of incorporation and the Arkansas Business Corporation Act of 1987 provide that in the election of directors and other

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
	shareholders are entitled to vote.	matters, each shareholder of record has the right to one vote for each share owned by the shareholder.

Record Date	Pursuant to the amended and restated bylaws of BancorpSouth, the Board of Directors may fix a record date to be not more than 50 days and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action is to be taken.	Pursuant to the American State Bank Corporation bylaws, the Board of Directors may close the American State Bank Corporation stock transfer books for a period not exceeding 60 nor less than 10 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at the meeting; but as to questions of determining shareholders entitled to the payment of a dividend, the record date may not be more than 50 days prior to the payment date of such dividend.

Actions by Written Consent	The amended and restated bylaws of BancorpSouth provide that shareholders may take action by unanimous written consent of all shareholders entitled to vote on the matter.	The American State Bank Corporation bylaws provide that shareholders may take action by written consent signed by all shareholders setting forth the action to be taken and signed by shareholders having the minimum number of votes to authorize the subject matter; but if the action is to increase bond indebtedness or authorize stock, written consent is required of all shareholders.

Quorum and Voting Requirements	BancorpSouth’s governing corporate instruments provide that a majority of the shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders, except that two-thirds of the shares of common stock entitled to vote constitutes a quorum for the transaction of any business at a special meeting of shareholders. The affirmative vote of the majority of shares entitled to vote shall be the act of the shareholders if a quorum is present, unless the restated articles of incorporation of BancorpSouth or applicable law requires a greater number of affirmative votes. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.	Pursuant to the American State Bank Corporation bylaws, a majority of the outstanding shares of common stock entitled to vote, present in person or by proxy, constitutes a quorum for the transaction of business. The American State Bank Corporation bylaws provide that a majority of votes actually cast shall decide any matter properly brought before a shareholders’ meeting.

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
Advance Notice of Shareholder Nominations and Proposals for Business	The amended and restated bylaws of BancorpSouth provide that, in the case of the annual meeting of shareholders, proposals by shareholders of business to be considered or acted upon and nominations for election of directors must be stated in writing and filed with BancorpSouth’s corporate secretary not later than 90 calendar days and not earlier than 120 calendar days before the first anniversary of the date that BancorpSouth first mailed its proxy statement to shareholders in connection with the prior year’s annual meeting. If the annual meeting is more than 30 calendar days from the first anniversary of the preceding year’s annual meeting, shareholder notice must be received by BancorpSouth’s corporate secretary not earlier than 120 calendar days prior to the date that BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the later to occur of 90 calendar days prior to the date on which BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting or 10 calendar days after BancorpSouth’s first public announcement of the date of the annual meeting.	American State Bank Corporation’s governing corporate instruments do not contain any provisions that require American State Bank Corporation shareholders to provide advance notice prior to proposing business or nominating persons at an annual or special meeting of shareholders.

The amended and restated bylaws of BancorpSouth provide that, in the case of a special meeting of shareholders, nominations by shareholders for election of directors must be preceded by delivery of written notice to BancorpSouth’s corporate secretary not earlier than 120 calendar days prior to the special meeting and not later than the later of 90 calendar days prior to the special meeting or 10 calendar days following the day on which BancorpSouth first made public announcement of the date of the special meeting.

In addition, the amended and restated bylaws of BancorpSouth require that any shareholder notice regarding director nomination include certain information concerning the shareholder and his nominee, including, among other things, information about the nominee that would

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
be required to be included in a proxy statement filed under the proxy rules of the SEC.

The chairman of the annual or special meeting may declare that any shareholder proposal or nomination be disregarded if not made in compliance with the procedures of the amended and restated bylaws of BancorpSouth.

Liability and Indemnification of Directors and Officers

Personal Liability	Pursuant to the restated articles of incorporation of BancorpSouth, a director, in general, is not personally liable to BancorpSouth or its shareholders for monetary damages for any action taken, or for the failure to take action, as a director, except for liability for: (i) the amount of a financial benefit received to which the director is not entitled; (ii) an intentional infraction of harm on BancorpSouth or the shareholders; (iii) a violation of the provisions of the Mississippi Business Corporation Act regarding unlawful distributions; or (iv) an intentional violation of criminal law.	The American State Bank Corporation articles of incorporation generally provide that directors shall not be liable to American State Bank Corporation or its shareholders for monetary damages for breach of fiduciary duty except for liability for: (i) breach of duty of loyalty to American State Bank Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for unlawful distribution of American State Bank Corporation assets; or (iv) any transaction from which an improper personal benefit is derived.

Indemnification	BancorpSouth’s restated articles of incorporation provide that BancorpSouth shall indemnify and, upon request, shall advance expenses prior to the final disposition of a proceeding to any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of BancorpSouth by reason of the fact that such person is or was a director, officer, partner, trustee, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another entity, against any liability incurred in the action, suit or proceeding to the full extent permitted by the Mississippi Business Corporation Act and, despite the fact that such person has not met the applicable standard of conduct set forth in the Mississippi Business Corporation Act or would be disqualified for indemnification under the Mississippi	The American State Bank Corporation bylaws provide that directors and officers are indemnified in accordance with the indemnification policy adopted by American State Bank Corporation’s Board of Directors. The indemnification policy generally provides for indemnification of directors and officers of American State Bank Corporation and other persons, and permits American State Bank Corporation to procure or maintain insurance on behalf of any person who is or was a director, officer, employee or agent of American State Bank Corporation against any liability asserted against or incurred by him in any such capacity.

Pursuant to the Arkansas Business Corporation Act of 1987, American State Bank Corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative,

American State Bank Corporation
BancorpSouth Shareholder Rights	Shareholder Rights
Business Corporation Act, to such person if a determination is made that the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances and if the acts or omissions did not constitute gross negligence or willful misconduct. In addition, the restated articles of incorporation of BancorpSouth provide that a request for reimbursement or advancement of expenses prior to final disposition of a proceeding need not be accompanied by the written affirmation of good faith belief that the payee has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated otherwise than is required by the Mississippi Business Corporation Act, but the remaining applicable provisions of the Mississippi Business Corporation Act apply to any such request, including the requirement that the payee submit an undertaking by or on behalf of the payee to repay the funds unless it is ultimately determined that he is entitled to be indemnified by BancorpSouth.	including any action by or in the right of American State Bank Corporation, by reason of the fact that he is or was a director, officer, employee or agent of American State Bank Corporation, or is or was serving at the request of American State Bank Corporation as a director, officer, employee or agent of another entity or enterprise if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of American State Bank Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In general, indemnification under the Arkansas Business Corporation Act of 1987 shall be made by American State Bank Corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met.

BancorpSouth’s governing corporate instruments and the Mississippi Business Corporation Act provide that BancorpSouth may purchase and maintain insurance on behalf of an individual who is a director or officer of BancorpSouth, or who, while a director or officer of BancorpSouth, serves at BancorpSouth’s request as a director, officer, partner, trustee, employee or agent of another entity against any liability that may be asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not BancorpSouth would have the power to indemnify him against such liability.

The restated articles of incorporation of BancorpSouth explain that the rights to indemnification contained therein are intended to be greater than that otherwise provided for in the Mississippi Business Corporation Act, are contractual in nature, and in that respect are mandatory, despite a person’s failure to meet the standard of conduct required for permissive indemnification under the Mississippi

American State Bank Corporation
BancorpSouth Shareholder Rights	Shareholder Rights
Business Corporation Act.

The amended and restated bylaws of BancorpSouth provide for indemnification of certain persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, in cases other than action by or in the right of BancorpSouth. Also, in the case of actions by or in the right of BancorpSouth, certain persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding by or in the right of BancorpSouth to procure a judgment in its favor may generally be indemnified against expenses actually and reasonably incurred by such persons in connection with defense or settlement of the action or suit except that no indemnification shall be made if such persons breached certain fiduciary duties to BancorpSouth unless, and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such persons are fairly and reasonably entitled to indemnification for certain expenses.

The amended and restated bylaws of BancorpSouth provide that any indemnification pursuant to the bylaws shall be made only as authorized in specific cases upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct.

The Mississippi Business Corporation Act provides that BancorpSouth may indemnify an individual who is a party to a proceeding because he is a director against liability if:
(1) (i) he conducted himself in good faith; (ii) he reasonably believed (A) in the case of conduct in his official capacity, that his conduct was in the best interests of BancorpSouth and (B) in all other cases, that his conduct was at least not opposed to the best interests of BancorpSouth; and (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
under BancorpSouth’s restated articles of incorporation.

The Mississippi Business Corporation Act also generally allows, with some exceptions, BancorpSouth to indemnify and advance expenses to officers to the same extent as to directors, and if a person is an officer but not a director, to such further extent as may be provided by BancorpSouth’s governing corporate instruments, a resolution of the Board of Directors or by contract.

Amendments to Organizational Documents

Articles of Incorporation	The affirmative vote of the holders of not less than 80% of the outstanding voting stock of BancorpSouth is required to amend or repeal (i) the provisions of the restated articles of incorporation of BancorpSouth regarding shareholder approval of certain transactions in the event that the Board of Directors does not recommend a vote in favor of such transactions, and (ii) the provisions regarding shareholder approval of transactions with certain shareholders.	The Arkansas Business Corporation Act of 1987 provides that American State Bank Corporation may amend its articles of incorporation and that such amendment may be adopted by a vote of at least a majority of the voting power present at an annual or special meeting of shareholders; provided that in very limited matters, the Board of Directors of American State Bank Corporation may amend its articles of incorporation without shareholder action, such as to extend the duration of the corporation if limited, to delete the names and addresses of the initial directors, to delete the name and address of the initial registered agent and to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares when only shares of that class are outstanding.

Bylaws	The Mississippi Business Corporation Act provides that BancorpSouth has the power to make and amend BancorpSouth’s amended and restated bylaws not inconsistent with BancorpSouth’s restated articles of incorporation.

	The amended and restated bylaws of BancorpSouth provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.	The American State Bank Corporation bylaws provide that the Board of Directors may alter, amend or repeal the bylaws at any meeting of the Board of Directors at which a quorum is present.

In addition, pursuant to the Mississippi Business Corporation Act, BancorpSouth’s shareholders may amend or repeal

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
BancorpSouth’s amended and restated bylaws and the Board of Directors may amend or repeal the bylaws unless the shareholders, in amending, repealing or adopting a bylaw, expressly provide that the Board of Directors may not amend, repeal or reinstate that bylaw.

Dissenters’ Rights/Appraisal	Pursuant to the Mississippi Business Corporation Act, a BancorpSouth shareholder generally is entitled to appraisal rights and to obtain payment of the fair value of shares in the event of the following corporate actions, with certain exceptions and limits: (i) consummation of a merger to which BancorpSouth is a party if shareholder approval is required for the merger by the Mississippi Business Corporation Act and the shareholder is entitled to vote on the merger, except that appraisal rights are not be available with respect to shares of any class or series that remain outstanding after consummation of the merger; (ii) consummation of a share exchange to which BancorpSouth is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available with respect to any class or series of BancorpSouth shares that is not exchanged; (iii) consummation of certain dispositions of assets if the shareholder is entitled to vote on the disposition; (iv) amendment of the restated articles of incorporation of BancorpSouth that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if BancorpSouth has the obligation or right to repurchase the fractional share so created; or (v) other situations provided for in BancorpSouth’s governing corporate instruments or by resolution of the Board of Directors.	American State Bank Corporation’s shareholders have dissenters’ rights with respect to certain corporate actions. See “THE MERGER – Shareholders Dissenters’ Rights.”

The Arkansas Business Corporation Act of 1987 provides that if shareholder approval is required, such as for consummating a plan of merger, a plan of exchange, a sale or exchange of substantially all of its property other than in the usual and regular course of business, an amendment to the articles of incorporation that materially affects the rights of a dissenter or any corporation action that would entitle shareholders to dissent, a shareholder who delivers written notice to American State Bank Corporation before the vote is taken of his intent to demand payment and does not vote his shares in favor of the proposed action is entitled to obtain the fair value of his shares.

Anti-Takeover Provisions

Shareholder Rights Plan	BancorpSouth has implemented a shareholders rights plan (which is commonly referred to as a “poison pill”) under which a common stock purchase right attaches to and trades with each share of BancorpSouth common stock (including shares of BancorpSouth common stock to	American State Bank Corporation does not have a shareholders rights plan.

American State Bank Corporation
BancorpSouth Shareholder Rights	Shareholder Rights
be issued to American State Bank Corporation shareholders in connection with the merger). Upon the occurrence of certain events, including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth common stock by any person or entity, then the holders of each such purchase right (except those held by the person acquiring the shares or making the tender offer) will be entitled to purchase one share of BancorpSouth common stock at a price equal to 50% of the then current market price.

Control Share Acquisitions	Pursuant to the Mississippi Control Share Act, control shares that are the subject of a control share acquisition only have voting rights as determined by the Mississippi Control Share Act. “Control shares” are shares acquired by a person under certain circumstances which would result in voting power, when added to all other shares owned by such person, that would give that person (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power, or (iii) a majority or more of all voting power.

In general, the voting rights of control shares are restored if, by reason of subsequent issuance of shares or other transactions by the “issuing public corporation,” the voting power of those control shares is reduced to a range of voting power for which approval has been granted or is not required, upon transfer of such shares to certain other persons or upon the expiration of three years after the date that the shareholders failed to approve a resolution according voting rights to those control shares.

The Mississippi Control Share Act does not apply to BancorpSouth because BancorpSouth is not an “issuing public corporation” and has not elected to be subject to the Mississippi Control Share Act in its restated articles of incorporation.	The Arkansas Business Corporation Act of 1987 does not have a provision involving control shares.

American State Bank Corporation
BancorpSouth Shareholder Rights	Shareholder Rights
Votes on Extraordinary Corporate Transactions	The restated articles of incorporation of BancorpSouth provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock is required in the event that the Board of Directors does not recommend to the shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale, exchange or lease of all or substantially all of the assets of BancorpSouth to, any person or entity.

Pursuant to the Mississippi Business Corporation Act, in the case of a merger or share exchange, with some exceptions, BancorpSouth’s Board of Directors must submit the plan of merger or share exchange to the shareholders for approval and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

The Mississippi Business Corporation Act provides that a sale, lease, exchange or other disposition of assets, subject to certain exceptions, requires approval of BancorpSouth’s shareholders if BancorpSouth would leave the corporation without a significant continuing business activity. If BancorpSouth retains a business activity that represented at least 25% of total assets at the end of the most recently completed fiscal year, and 25% of either income from continuing operations before taxes or revenues from continuing operations for that fiscal year, in each case of BancorpSouth and its subsidiaries on a consolidated basis, BancorpSouth will conclusively be deemed to have retained a “significant continuing business activity.” The Board of Directors must submit the proposed disposition to the shareholders for their approval and the approval of a disposition by the shareholders shall require the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the disposition exists.	The Arkansas Business Corporation Act of 1987 generally provides that, in the case of a merger or plan of exchange, the agreement of merger or plan of exchange shall be submitted to the American State Bank Corporation shareholders and must be approved by the shareholders by vote of at least a majority of the voting power present.

The Arkansas Business Corporation Act of 1987 generally provides that, in the case of a sale, exchange or other disposition of all or substantially all of the assets of American State Bank Corporation, authorization of the transaction shall be submitted to the American State Bank Corporation shareholders and must be approved by the shareholders by vote of at least a majority of the voting power present.

American State Bank Corporation
	BancorpSouth Shareholder Rights	Shareholder Rights
Votes on Transactions with Certain Shareholders, including Business Combinations Involving Interested Shareholders	The Mississippi Shareholder Protection Act generally provides that in addition to any vote required by law or BancorpSouth’s governing corporate instruments and subject to certain exceptions, certain business combinations with interested shareholders shall be approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of BancorpSouth, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who is (or whose affiliate or associate is) a party to the business combination or an affiliate or associate of the interested shareholder, voting together as a single class. Pursuant to the Mississippi Shareholder Protection Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities and similar transactions with interested shareholders, and an “interested shareholder” is generally any person or entity that beneficially owns 20% or more of the voting power of any outstanding class or series of BancorpSouth stock.

	The amended and restated bylaws of BancorpSouth provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock of BancorpSouth not held by a shareholder owning or controlling 20% or more of BancorpSouth’s voting stock at the time of the proposed transaction (which is referred to as a “controlling party”) is required for the approval or authorization of a merger, consolidation, sale, exchange or lease of all or substantially all of BancorpSouth’s assets if the transaction involves any controlling party, with certain exceptions such as approval of the transaction by a majority of the entire Board of Directors.	The Arkansas Business Corporation Act of 1987 does not have a provision specifically involving shareholder protection.

Consideration of Other Constituencies	The Mississippi Business Corporation Act provides that a BancorpSouth director, in determining what he reasonably believes to be in the best interests of BancorpSouth,	The Arkansas Business Corporation Act of 1987 does not have a provision specifically involving consideration of other

American State Bank Corporation
BancorpSouth Shareholder Rights	Shareholder Rights
shall consider the interests of BancorpSouth’s shareholders and, in his discretion, may consider the interests of BancorpSouth’s employees, suppliers, creditors and customers, the economy of the state and nation, community and societal considerations and the long-term as well as short-term interests of BancorpSouth and its shareholders, including the possibility that such interests may be best served by the continued independence of BancorpSouth.	constituencies.

WHERE YOU CAN FIND MORE INFORMATION
     BancorpSouth has filed with the SEC under the Securities Act of 1933 a registration statement on Form S-4 that registers the distribution to American State Bank Corporation shareholders of the shares of BancorpSouth common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BancorpSouth, American State Bank Corporation and BancorpSouth common stock. The rules and regulations of the SEC allow BancorpSouth to omit certain information included in the registration statement from this Proxy Statement/Prospectus.
     In addition, BancorpSouth files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office Woolworth Center 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511
     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth, which file electronically with the SEC. The address of that site is http://www.sec.gov. The reports and other information filed by BancorpSouth with the SEC are also available at BancorpSouth’s Internet world wide web site. The address of the site is http://www.bancorpsouth.com. We have included the web addresses of the SEC and BancorpSouth as inactive textual references only. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.
     You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     The SEC allows BancorpSouth to “incorporate by reference” information into this Proxy Statement/Prospectus from documents that it has previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition, operations and business. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by other information contained directly in this Proxy Statement/Prospectus or in documents filed by BancorpSouth with the SEC after the date of this Proxy Statement/Prospectus. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.
     This Proxy Statement/Prospectus incorporates by reference the following documents with respect to BancorpSouth:
•	BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2004;

•	BancorpSouth’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005;

•	BancorpSouth’s Quarterly Report on Form 10-Q for the three months ended June 30, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated January 3, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated January 25, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated April 20, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated April 29, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated May 10, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated July 21, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated August 11, 2005 and amended on Form 8-K/A dated August 12, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated September 2, 2005;

•	BancorpSouth’s Current Report on Form 8-K dated October 3, 2005;

•	BancorpSouth’s Annual Report for the BancorpSouth, Inc. Amended and Restated Salary Deferral – Profit Sharing Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2004, and amended on Form 11-K/A dated July 6, 2005;

•	the description of BancorpSouth common stock contained in BancorpSouth’s Registration Statement on Form 8-A dated May 14, 1997;

•	the description of BancorpSouth common stock purchase rights contained in BancorpSouth’s Registration Statement on Form 8-A dated May 14, 1997; and

•	the description of amendments to BancorpSouth common stock purchase rights contained in an amended Registration Statement on Form 8-A/A dated as of March 28, 2001.
     All documents and reports filed by BancorpSouth with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Proxy Statement/Prospectus and the date of the special meeting of shareholders of American State Bank Corporation are incorporated by reference into this Proxy Statement/Prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.
     BancorpSouth has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to BancorpSouth and BancorpSouth Bank.
     You can obtain copies of the documents incorporated by reference in this Proxy Statement/Prospectus with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from BancorpSouth at the following:
BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
(662) 680-2000
Attention: Cathy S. Freeman, Secretary
     If you would like to request documents from BancorpSouth, please do so by [•], 2005 to receive them before the American State Bank Corporation special meeting. You can also obtain copies of these documents from the SEC through the SEC’s or BancorpSouth’s Internet world wide web site or at the SEC’s address described in this section above.
     You should rely only on the information contained in or incorporated by reference in this Proxy Statement/Prospectus in considering how to vote your shares. Neither BancorpSouth nor American State Bank

Corporation has authorized anyone to provide you with information that is different from the information in this document. This Proxy Statement/Prospectus is dated [•], 2005. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Prospectus nor the issuance of BancorpSouth common stock in the merger shall create any implication to the contrary.
2006 ANNUAL SHAREHOLDER MEETING AND SHAREHOLDER PROPOSALS
BancorpSouth
     If the merger is completed, those American State Bank Corporation shareholders receiving BancorpSouth common stock as merger consideration will become shareholders of BancorpSouth. Shareholder proposals intended to be presented at BancorpSouth’s 2006 annual meeting of shareholders must be received at BancorpSouth’s executive offices, located at the address listed below, not later than November 25, 2005 in order for the proposal to be included in BancorpSouth’s Proxy Statement and proxy card.
     Shareholder proposals submitted after November 25, 2005 will not be included in BancorpSouth’s Proxy Statement or proxy card, but may be included in the agenda for BancorpSouth’s 2006 annual meeting if submitted in accordance with the following. Shareholders who wish to nominate a candidate for election to BancorpSouth’s Board of Directors (other than the candidates proposed by the Board of Directors or the Nominating Committee) or propose any other business at the 2006 annual meeting must deliver written notice to BancorpSouth’s corporate secretary at the address below not earlier than November 25, 2005 nor later than December 26, 2005. Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded. BancorpSouth’s Nominating Committee will consider shareholder nominations of candidates for election to the Board of Directors that are timely and otherwise submitted in accordance with the requirements described in the following paragraph.
     A shareholder’s written notice submitted to BancorpSouth’s corporate secretary nominating candidates for election to the Board of Directors or proposing other business must include: (i) the name and address of the shareholder; (ii) the class and number of shares of common stock held of record and beneficially owned by such shareholder; (iii) the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on BancorpSouth’s stock transfer books; (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice; (v) a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders; (vi) any personal or other material interest of the shareholder in the business to be submitted; (vii) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (viii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information BancorpSouth reasonably requests. Such notice shall be sent to the following address:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
     The individuals named as proxies on the proxy card for BancorpSouth’s 2006 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in BancorpSouth’s Proxy Statement for the 2006 annual meeting, unless BancorpSouth receives notice of the matter(s) to be proposed at the annual meeting by December 26, 2005. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising shareholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on these matter(s), unless the shareholder making the proposal(s) solicits proxies with respect to the proposal(s) to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.
American State Bank Corporation
     American State Bank Corporation will hold a 2006 annual meeting of shareholders only if the merger is not completed before the time of its regularly scheduled annual meeting in 2006.
LEGAL MATTERS
     Riley, Caldwell, Cork & Alvis, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be issued in the merger. Waller Lansden Dortch & Davis, PLLC, Nashville, Tennessee, special counsel to BancorpSouth, will deliver its opinion to BancorpSouth as to certain tax matters concerning the merger. Dover Dixon Horne PLLC, Little Rock, Arkansas, counsel to American State Bank Corporation, will deliver its opinion to American State Bank Corporation as to certain tax matters concerning the merger.
EXPERTS
     The consolidated financial statements of BancorpSouth as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement on Form S-4 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of American State Bank Corporation as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, included in this Proxy Statement/Prospectus and in the registration statement on Form S-4, have been audited by BKD, LLP, independent registered public accounting firm, as set forth in its reports. The financial statements referred to above have been included in this Proxy Statement/Prospectus in reliance upon the authority of BKD, LLP as an expert in giving these reports.

ANNEX A
AGREEMENT AND PLAN OF MERGER
By and Among
BANCORPSOUTH, INC.
BANCORPSOUTH BANK
AMERICAN STATE BANK CORPORATION
And
AMERICAN STATE BANK
Dated as of August 9, 2005

A-i

A-ii

5.6	Reorganization	25
5.7	Financial Statements; SEC Reports	25
5.8	Absence of Certain Changes or Events	26
5.9	BancorpSouth Information	26
5.10	Approvals	26
ARTICLE VI	COVENANTS RELATING TO CONDUCT OF BUSINESS	26
6.1	Covenants of ASB Bancorp	26
6.2	Covenants of BancorpSouth	29
ARTICLE VII	ADDITIONAL AGREEMENTS	29
7.1	Regulatory Matters	29
7.2	Access to Information	30
7.3	Shareholder Meeting	31
7.4	Legal Conditions to Merger	31
7.5	Affiliates	31
7.6	NYSE Listing	31
7.7	Employee Benefit Plans; Existing Agreements	31
7.8	Consents and Approvals	32
7.9	Additional Agreements	32
7.10	Reasonable Best Efforts	32
7.11	Tax-Free Qualification	32
7.12	National Independence Trust Company	32
7.13	Indemnification of ASB Bancorp Directors and Officers	32
ARTICLE VIII	CONDITIONS PRECEDENT	33
8.1	Conditions to Each Party’s Obligation To Effect the Merger	33
8.2	Conditions to Obligations of BancorpSouth	34
8.3	Conditions to Obligations of ASB Bancorp	35
ARTICLE IX	TERMINATION AND AMENDMENT	36
9.1	Termination	36
9.2	Effect of Termination	36
9.3	Amendment	37
9.4	Extension; Waiver	37
ARTICLE X	GENERAL PROVISIONS	37
10.1	Closing	37
10.2	Nonsurvival of Representations, Warranties and Agreements	37
10.3	Expenses	37
10.4	Notices	37
10.5	Interpretation	38
10.6	Defined Terms	39
10.7	Counterparts	39
10.8	Entire Agreement	39
10.9	Governing Law	39
10.10	Enforcement of Agreement	39
10.11	Severability	39
10.12	Publicity	39
10.13	Assignment; Third Party Beneficiaries	40

A-iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2005 (“Agreement”), by and among BANCORPSOUTH, INC., a Mississippi corporation (“BancorpSouth”), BANCORPSOUTH BANK, a Mississippi banking corporation (“BancorpSouth Bank”), AMERICAN STATE BANK CORPORATION, an Arkansas corporation (“ASB Bancorp,” and collectively with BancorpSouth, the “Holding Companies”), and AMERICAN STATE BANK, an Arkansas banking corporation (“ASB Bank”).
RECITALS:
     WHEREAS, BancorpSouth is the parent corporation of BancorpSouth Bank;
     WHEREAS, ASB Bancorp is the sole shareholder of ASB Bank;
     WHEREAS, BancorpSouth and ASB Bancorp have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein in which (i) ASB Bancorp will merge with and into BancorpSouth (the “Holding Company Merger”) and (ii) ASB Bank will merge with and into BancorpSouth Bank (the “Bank Merger”), each subject to the terms and conditions set forth herein (the Holding Company Merger and the Bank Merger, collectively, the “Merger”);
     WHEREAS, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I. THE MERGER
1.1 The Merger.
     (a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Arkansas Business Corporation Act (the “ABCA”), at the Effective Time (as defined in Section 1.2), ASB Bancorp shall merge with and into BancorpSouth. BancorpSouth shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Holding Company Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be “BancorpSouth, Inc.” Upon consummation of the Holding Company Merger, the separate corporate existence of ASB Bancorp shall terminate.
     (b) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Banking Act (the “MBA”) and the Arkansas Banking Act (the “ABA”), as applicable, at the Effective Time, ASB Bank shall merge with and into BancorpSouth Bank. BancorpSouth Bank shall be the surviving banking corporation (hereinafter sometimes called the “Surviving Bank”) in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Bank shall continue to be “BancorpSouth Bank.” Upon consummation of the Bank Merger, the separate corporate existence of ASB Bank shall terminate.
1.2 Effective Time.
     (a) The Holding Company Merger shall become effective as set forth in the articles of merger (the “Holding Company Articles of Merger”) which shall be filed on the Closing Date (as defined in Section 10.1) with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) and the Secretary of State of the State of Arkansas (the “Arkansas Secretary”) with respect to the Holding Company Merger.
     (b) The Bank Merger shall become effective as set forth in the articles of merger (the “Bank Articles of Merger,” and together with the Holding Company Articles of Merger, the “Articles of Merger”) which shall be filed on the Closing Date (as defined in Section 10.1) with the Mississippi Department of Banking and Consumer Finance (the “Mississippi Department”), the Arkansas State Bank Department (the “Arkansas Department”), but shall occur immediately after the Holding Company Merger.
     (c) The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.
1.3 Effects of the Merger.
     (a) At and after the Effective Time, the Holding Company Merger shall have the effects set forth in Section 79-4-11.06 of the MBCA and Section 4-26-1006 of the ABCA.
     (b) At and after the Effective Time, the Bank Merger shall have the effects set forth in, as applicable, Section 81-5-85 of the MBA and Section 23-48-505 of the ABA.
1.4 Conversion of ASB Bancorp Common Stock.
     (a) At the Effective Time, each share of the common stock, $0.01 par value per share, of ASB Bancorp (the "ASB Bancorp Common Stock”) issued and outstanding immediately prior to the Effective Time (other than ASB Bancorp Dissenting Shares (as defined below) and shares of ASB Bancorp Common Stock held directly or indirectly by BancorpSouth or ASB Bancorp or any of their respective Subsidiaries as defined in Section 3.2(d) hereof (as adjusted below), other than Trust Account Shares and DPC shares as such terms are defined in this Section below) shall be converted, at the election of the holder thereof, into the right to receive the following, without interest:
     (i) for each share of ASB Bancorp Common Stock (other than ASB Dissenting Shares) with respect to which an election to receive cash has been made (a “Cash Election”), the right to receive in cash an amount equal to $93.9226 (the “Cash Consideration”, and collectively, the “Cash Election Shares”);
     (ii) for each share of ASB Bancorp Common Stock with respect to which an election to receive common stock, par value $2.50 per share, of BancorpSouth (the “BancorpSouth Common Stock”) together with the number of BancorpSouth Rights (as defined in Section 5.2 hereof) associated therewith, has been made (a “Stock Election”), the right to receive from BancorpSouth the number of shares of BancorpSouth Common Stock as is equal to the Exchange Ratio (as defined in Section 1.4(b)) (the “Stock Consideration”, and collectively, the “Stock Election Shares”);

     (iii) Holders of more than one share of ASB Bancorp Common Stock may elect a combination of both cash and shares of BancorpSouth Common Stock (with such election referred to as a “Mixed Election”). For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination thereof shall be collectively referred to herein as “Merger Consideration”; and
     (iv) for each share of ASB Bancorp Common Stock other than ASB Bancorp Dissenters’ Shares and shares as to which a Cash Election or a Stock Election has been effectively made (collectively, “Non-Election Shares”), the right to receive from BancorpSouth such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.4(d).
     (b) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (i) “Aggregate BancorpSouth Share Amount” shall be a number of shares of BancorpSouth Common Stock calculated by multiplying (x) 0.50 by (y) the product of the total number of then outstanding shares of ASB Common Stock multiplied by the Exchange Ratio.
     (ii) “Aggregate Cash Election Amount” means the amount calculated by multiplying the Cash Consideration by the sum of (x) the aggregate number of Cash Election Shares and (y) the aggregate number of Non-Election Shares being converted into the right to receive the Cash Consideration.
     (iii) “Average BancorpSouth Common Stock Price” means the average of the closing price per share of BancorpSouth Common Stock on the New York Stock Exchange (the “NYSE”) at the end of the regular session as reported on the Consolidated Tape, Network A, for the ten consecutive trading days ending on the fifth trading day immediately preceding the day upon which the Shareholders of ASB Common Stock shall meet to approve the transactions herein.
     (iv) “Exchange Ratio” shall be equal (rounded to the nearest ten-thousandth) to (x) 2.1769, if the Average BancorpSouth Common Stock Price is less than or equal to $21.5729, (y) 1.8731, if the Average BancorpSouth Common Stock Price is greater than or equal to $25.0712, or (z) if the Average BancorpSouth Common Stock Price is between $21.5729 and $25.0712, the result obtained by dividing $46.96 by the Average BancorpSouth Common Stock Price.
     (c) Subject to Section 1.6, the total number of shares of ASB Bancorp Common Stock to be converted into Stock Consideration (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate BancorpSouth Share Amount by (y) the Exchange Ratio. All of the other shares of ASB Bancorp Common Stock shall be converted into Cash Consideration (in each case, excluding shares of ASB Bancorp Common Stock to be cancelled pursuant to Subsection (e) below).
     (d) As promptly as possible after the Election Deadline (as defined below), BancorpSouth shall cause the Exchange Agent (as defined in Section 2.1) to effect the allocation among holders of ASB Bancorp Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:
     (i) If the aggregate number of shares of ASB Bancorp Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and
     (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or
(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
     (e) At the Effective Time, all shares of ASB Bancorp Common Stock that are owned directly or indirectly by BancorpSouth or ASB Bancorp or any of their respective Subsidiaries, other than shares of ASB Bancorp Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or ASB Bancorp, as the case may be, being referred to herein as “Trust Account Shares”) and (ii) held by BancorpSouth or ASB Bancorp or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of ASB Bancorp Common Stock, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or ASB Bancorp, being referred to herein as “DPC Shares”), shall be canceled and shall cease to exist, and no stock of BancorpSouth or other consideration shall be delivered in exchange therefor. All shares of BancorpSouth Common Stock that are owned by ASB Bancorp or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of BancorpSouth.
     (f) Each share of ASB Bancorp Common Stock converted into BancorpSouth Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of ASB Bancorp Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of BancorpSouth Common Stock into which such share is convertible pursuant to Section 1.4(a) and (ii) the cash in lieu of fractional shares into which the shares of ASB Bancorp Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) and Section 2.2(e) hereof, and (iii) Cash Consideration pursuant to Section 1.4(a) hereof. Certificates previously representing shares of ASB Bancorp Common Stock shall be exchanged for certificates representing whole shares of BancorpSouth Common Stock and cash in lieu of fractional shares issued in consideration therefor and

Cash Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of BancorpSouth Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, an “Anti-Dilution Event”), the Exchange Ratio and the Merger Consideration shall be adjusted to result in the same aggregate consideration being delivered to ASB Bancorp’s shareholders as would have been received had such Anti-Dilution Event not occurred.
     (g) Notwithstanding anything in this Agreement to the contrary, shares of ASB Bancorp Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters’ rights shall have been properly demanded in accordance with Sections 4-27-1323, et. seq. of the ABCA (“ASB Bancorp Dissenting Shares”) shall not be converted into the right to receive, or be exchangeable for, Merger Consideration or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such ASB Bancorp Dissenting Shares in accordance with the provisions of Sections of the ABCA; provided, however, that (i) if any holder of ASB Bancorp Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to dissenters’ rights as provided in Sections 4-27-1323, et. sec. of the ABCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of ASB Bancorp Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Stock Consideration and/or cash in lieu of fractional shares and/or Cash Consideration, without any interest thereon, as provided in Sections 1.4(a) and 1.4(c) and Article II hereof.
     (h) At the Effective Time, all shares of ASB Bank common stock shall be canceled and shall cease to exist and no stock of BancorpSouth or BancorpSouth Bank or other consideration shall be delivered in exchange therefor.
1.5 Stock Options. Immediately prior to the Effective Time, each option to purchase shares of ASB Bancorp Common Stock (the “ASB Options”) granted to any person (each an “Option Holder”) outstanding and unexercised immediately prior thereto, including those options granted under the Amended and Restated Stock Option Agreements by and between ASB Bancorp and Frank Oldham, Steve Gramling, David Dudley and Judy Dacus dated December 30, 2002 and referenced in the employment agreements for such executives, shall be automatically exercised through the cashless exercise arrangement described in this Section 1.5. Upon exercise of the ASB Options, each Option Holder will receive a number of whole and fractional shares of ASB Bancorp Common Stock equal to the aggregate spread value (i.e., the excess of the Cash Consideration over the exercise price) of such Option Holder’s options divided by the Cash Consideration. Following such cashless exercise, the Option Holders shall be entitled to the conversion rights described in Section 1.4 with respect to the shares of ASB Bancorp Common Stock received upon such option exercise. Upon the Effective Time, any unexercised ASB Options shall not be exchanged for options to purchase BXS Common Stock or any other right to receive BXS Common Stock.
1.6 Tax Matters. Notwithstanding any other provision contained in this Agreement, it is intended that the Holding Company Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
     (a) In order that the Holding Company Merger will not fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, if the aggregate value of the shares of BancorpSouth Common Stock to be issued in connection with the Holding Company Merger, based upon the closing price per share of BancorpSouth Common Stock on NYSE at the end of the regular session as reported on the Consolidated Tape, Network A, for the trading day immediately prior to the Effective Time (the “Aggregate BancorpSouth Share Value Consideration”), would be less than 45% of the sum of (i) the Aggregate BancorpSouth Share Value Consideration and (ii) the Aggregate Cash Value Consideration (as defined below), then BancorpSouth may, in its sole discretion, increase the Stock Consideration and decrease the Cash Consideration so that, after such adjustment, the aggregate value of the shares of BancorpSouth Common Stock to be issued to the holders of ASB Bancorp Common Stock in connection with the Holding Company Merger, as determined based upon the closing price per share of BancorpSouth Common Stock on NYSE at the end of the regular session as reported on the Consolidated Tape, Network A, for the trading day immediately prior to the Effective Time, is at least 45% of the sum of (i) the aggregate value of the shares of BancorpSouth Common Stock to be issued to the holders of ASB Bancorp Common Stock in connection with the Holding Company Merger, as determined based upon the closing price per share of BancorpSouth Common Stock on NYSE at the end of the regular session as reported on the Consolidated Tape, Network A, for the trading day immediately prior to the Effective Time, and (ii) the Aggregate Cash Value Consideration. In the event that the Stock Consideration and Cash Consideration are adjusted as provided for in this Section 1.6(a), all references in this Agreement to the “Stock Consideration” and the “Cash Consideration” shall refer to the Stock Consideration and Cash Consideration as adjusted in this Section 1.6(a). For purposes of this Agreement, the “Aggregate Cash Value Consideration” shall be an amount, as determined by BancorpSouth, equal to the sum of (A) Aggregate Cash Election Amount, (B) the product of the number of ASB Bancorp Dissenting Shares (except to the extent that the holder of such ASB Bancorp Dissenting Shares, as of the Closing Date, has effectively withdrawn or lost his right to dissent from the Merger under the ABCA) and the Cash Consideration, (C) the amount of cash to be issued to holders of ASB Bancorp Common Stock in lieu of fractional shares of BancorpSouth Common Stock and (D) any other amounts received by a holder of ASB Bancorp Common Stock prior to the Merger, either in a redemption of ASB Bancorp stock or in a distribution with respect to ASB Bancorp stock (but only to the extent such amount is treated as other property or money received in the exchange for purposes of Section 356 of the Code, or would be so treated if the ASB Bancorp shareholder also had received stock of BancorpSouth in exchange for stock owned by the shareholder in ASB Bancorp).
     (b) The parties agree that BancorpSouth may at any time change the method of effecting the combination of BancorpSouth and ASB Bancorp or the Bank Merger, including, without limitation, by merging ASB Bancorp with a direct wholly-owned subsidiary of BancorpSouth, and ASB Bancorp shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such change shall not (i) alter or change the kind or amount of Merger Consideration to be provided to holders of ASB Bancorp Common Stock as provided for in this Agreement, (ii) adversely affect the rights of holders of ASB Bancorp Options (hereinafter defined) or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
1.7 BancorpSouth Common Stock. Except for shares of BancorpSouth Common Stock owned by ASB Bancorp or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into authorized but unissued stock of BancorpSouth as contemplated by Section 1.4 hereof, the shares of BancorpSouth Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.
1.8 Articles of Incorporation. At the Effective Time, the Amended and Restated Articles of Incorporation of BancorpSouth, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Association of BancorpSouth Bank, as in effect at the Effective Time, shall be the articles of association of the Surviving Bank.
1.9 Bylaws. At the Effective Time, the Bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the articles of incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of BancorpSouth Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the articles of association of the Surviving Bank.
1.10 Directors and Officers. The directors and officers of BancorpSouth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The directors and officers of BancorpSouth Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the articles of association and bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.
ARTICLE II. EXCHANGE OF SHARES
2.1 BancorpSouth to Make Shares and Cash Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with SunTrust Bank, Atlanta, N.A. or another bank or trust company (the “Exchange Agent”) selected by BancorpSouth and reasonably satisfactory to ASB Bancorp, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, the Cash Consideration, certificates representing the shares of BancorpSouth Common Stock constituting the Stock Consideration and the cash in lieu of fractional shares (such cash and certificates for shares of BancorpSouth Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of ASB Bancorp Common Stock.
2.2 Exchange of Shares; Payment of Cash Consideration.
     (a) At the time of the mailing of the Proxy Statement and Prospectus described in Section 7.1 hereof, BancorpSouth will cause the Exchange Agent to send to each holder of record of shares of ASB Bancorp Common Stock on the record date for the meeting of the shareholders of ASB Bancorp a letter of transmittal and cash election form (collectively, the “Election Form”) and other appropriate materials providing for such holder, subject to the provisions of Section 1.4 hereof, to make a Stock Election, Cash Election, Mixed Election, or No Election. As of the Election Deadline (as defined below), any shares of ASB Bancorp Common Stock with respect to which there shall not have been such election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares.
          (i) Any Cash Election, Stock Election or Mixed Election shall have been validly made only if the Exchange Agent shall have received an Election Form properly completed by 5:00 p.m., Central Time, on the second business day immediately preceding the meeting of shareholders of ASB Bancorp described in Section 7.1 hereof (the “Election Deadline”). An election by a holder of shares of ASB Bancorp Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Election Form) by such holder of shares of ASB Bancorp Common Stock. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by BancorpSouth, indemnification regarding the loss or destruction of such

Certificates or the guaranteed delivery of such Certificates) representing all shares of ASB Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. BancorpSouth shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.
          (ii) Two or more holders of shares of ASB Bancorp Common Stock who are determined to constructively own shares owned by each other by virtue of Section 318(a) of the Code and who so certify to BancorpSouth’s satisfaction, and any single holder of shares of ASB Bancorp Common Stock who holds such shares in two or more different names and who so certifies to BancorpSouth’s satisfaction, may submit a joint Election Form covering the aggregate shares of ASB Bancorp Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of shares of ASB Bancorp Common Stock.
          (iii) Each holder of record of shares of ASB Bancorp Common Stock who holds such shares as nominee, trustee or in other representative capacities (each, a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all shares of ASB Bancorp Common Stock held by that Representative for a particular beneficial owner.
          (iv) Any holder of shares of ASB Bancorp Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of ASB Bancorp Common Stock may at any time prior to the Election Deadline revoke such holder’s election by written notice to the Exchange Agent received at any time prior to the Election Deadline.
     (b) As soon as practicable after the Election Deadline (the “Allocation Date”), the Exchange Agent shall effectuate the allocation among the holders of shares of ASB Bancorp Common Stock of rights to receive the Stock Consideration, the Cash Consideration or a combination of both the Stock Consideration and the Cash Consideration in the Merger in accordance with the terms of this Section. As more fully set forth in Section 1.4 above, the aggregate number of shares of ASB Bancorp Common Stock to be converted in the Merger into the right to receive Cash Consideration may not exceed 50.0% of the outstanding shares of ASB Bancorp Common Stock, and the aggregate number of shares of ASB Bancorp Common Stock to be converted in the Merger into the right to receive Stock Consideration may not exceed 50.0% of the total number of outstanding shares of ASB Bancorp Common Stock.
     (c) No dividends or other distributions declared after the Effective Time with respect to BancorpSouth Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Common Stock represented by such Certificate.
     (d) If any certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth Common

Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (e) After the Effective Time, there shall be no transfers on the stock transfer books of ASB Bancorp of the shares of ASB Bancorp Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in this Article II.
     (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former shareholder of ASB Bancorp who otherwise would be entitled to receive a fractional share of BancorpSouth Common Stock an amount in cash equal to the product of (x) the closing price per share of BancorpSouth Common Stock on NYSE at the end of the regular session as reported on the Consolidated Tape, Network A, for the trading day immediately prior to the Effective Time and (y) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to Article I hereof.
     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of ASB Bancorp for 12 months after the Effective Time shall be paid to BancorpSouth. Any shareholders of ASB Bancorp who have not theretofore complied with this Article II shall thereafter look only to BancorpSouth for payment of their portion of the Cash Consideration and their shares of BancorpSouth Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on BancorpSouth Common Stock deliverable in respect of each share of ASB Bancorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, ASB Bancorp, the Exchange Agent or any other person shall be liable to any former holder of shares of ASB Bancorp Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth, the posting by such person of a bond in such amount as is customarily required by BancorpSouth and Exchange Agent for other shareholders of BancorpSouth as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III. DISCLOSURE SCHEDULES; STANDARDS FOR
REPRESENTATIONS AND WARRANTIES
3.1 Disclosure Schedules. On or prior to the date hereof, each of BancorpSouth and ASB Bancorp has delivered to the other party a schedule (in the case of ASB Bancorp, the “ASB Bancorp Disclosure Schedule,” and in the case of BancorpSouth, the “BancorpSouth Disclosure Schedule,” and, generally, a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of ASB Bancorp, or Article V, in the case of BancorpSouth, or to one or more of such party’s covenants contained in Article VI; provided, however, that the mere inclusion of an item in a Disclosure

Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined in Section 3.2 below) with respect to either ASB Bancorp or BancorpSouth, respectively.
3.2 Standards.
     (a) As used in this Agreement, the term “Material Adverse Effect” means, with respect to ASB Bancorp, an event affecting or a change with respect to ASB Bancorp or its Subsidiaries which, (i) individually or in the aggregate has resulted or is reasonably expected by BancorpSouth, to result in losses, damages, liabilities, costs, expenses, judgments or fines in an amount of $750,000 or greater; or (ii) is materially adverse to (A) the business, condition, assets, properties, rights, prospects or results of operations of ASB Bancorp and its Subsidiaries or (B) the ability of ASB Bancorp and its Subsidiaries to consummate the transactions contemplated hereby; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of ASB Bancorp or any Subsidiary of ASB Bancorp taken with the express prior written consent of BancorpSouth, (4) any out of pocket expenses incurred by ASB Bancorp where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, or (5) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect ASB Bancorp in a disproportionate manner).
     (b) As used in this Agreement, the term “Material Adverse Effect” means, with respect to BancorpSouth, a material adverse effect on (i) the business, condition, assets, properties, rights, prospects or results of operations of BancorpSouth and its Subsidiaries taken as a whole or (ii) the ability of BancorpSouth and its Subsidiaries to consummate the transactions contemplated hereby; provided that Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (A) any change in banking laws, rules or regulations of general applicability, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally or interpretations thereof by courts or governmental authorities, (C) any action or omission of BancorpSouth or any Subsidiary of BancorpSouth taken with the express prior written consent of ASB Bancorp, (D) any expenses incurred by BancorpSouth where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, or (E) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect BancorpSouth in a disproportionate manner). Changes in the market price of BancorpSouth Common Stock shall not be considered Material Adverse Effects or otherwise considered a material change or circumstance for any purpose.
     (c) As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, partnership, limited liability company or other person, entity or organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly, 50% or more of the equity or ownership interests, or an amount of voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing body.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ASB BANCORP
ASB Bancorp hereby represents and warrants to BancorpSouth as follows:

4.1 Corporate Organization.
     (a) ASB Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. ASB Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. ASB Bancorp is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on ASB Bancorp. ASB Bancorp is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Charter and Bylaws of ASB Bancorp, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. ASB Bancorp has no Subsidiaries other than ASB Bank, American State Trust I, Inc. (“ASB Trust”) and American State Trust and Financial Services, Inc. (“ASB Financial”). ASB Bancorp does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly (other than as set forth in Section 4.1(a) of the ASB Bancorp Disclosure Schedule), any shares of capital stock or any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.
     (b) ASB Bank is a Arkansas state bank duly organized, validly existing and in good standing under the laws of the State of Arkansas. The deposit accounts of ASB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. ASB Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. ASB Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on ASB Bank. The Charter and Bylaws of ASB Bank, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. ASB Bank has no Subsidiaries and does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.
     (c) ASB Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. ASB Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. ASB Financial is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on ASB Bancorp. The governing documents of ASB Financial, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. ASB Financial has no Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.
     (d) ASB Trust is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. ASB Trust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. ASB Trust is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on ASB Bancorp. The governing documents of ASB Trust, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. ASB Trust has no Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.
     (e) The minute books of ASB Bancorp and each of its direct and indirect Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).
4.2 Capitalization.
     (a) The authorized capital stock of ASB Bancorp consists of 1,250,000 shares of ASB Bancorp Common Stock, $0.01 par value. There are 472,266 shares of ASB Bancorp Common Stock issued and outstanding and 0 shares of ASB Bancorp Common Stock held by ASB Bancorp as treasury stock. There are no shares of ASB Bancorp Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of ASB Bancorp Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. Except for options to be outstanding to purchase a total of 106,260 shares of ASB Bancorp Common Stock (the “Options”), ASB Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ASB Bancorp Common Stock or ASB Bancorp Preferred Stock or any other equity security or capital stock of ASB Bancorp or any securities representing the right to purchase or otherwise receive any shares of ASB Bancorp Common Stock or any other equity security or capital stock of ASB Bancorp. Upon the cashless exercise of the Options pursuant to Section 1.5 herein, the Option Holders will receive a total of 60,088 shares of ASB Bancorp Common Stock in the aggregate, so that the total number of shares of ASB Bancorp Common Stock outstanding as of the Effective Time shall be 532,354. Set forth in Section 4.2(a) of the ASB Bancorp Disclosure Schedule is a complete and correct list, for each of the Options, of the names of the optionees, the date of grant, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised.
     (b) The authorized capital stock of ASB Bank consists of 4,000 shares of Bank Common Stock, $25.00 par value. Except as set forth in Section 4.2(b) of the ASB Bancorp Disclosure Schedule, ASB Bancorp owns, directly or indirectly, all of the issued and outstanding shares of the capital stock, membership interests or other equity securities of each of ASB Bancorp’s Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares, membership interests or other equity interests are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by applicable federal law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. ASB Bancorp’s Subsidiaries are not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any of ASB Bancorp’s Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any of ASB Bancorp’s Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which ASB Bancorp or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock, membership interests or other equity securities of any of ASB Bancorp’s Subsidiaries.

4.3 Authority; No Violation.
     (a) ASB Bancorp has full corporate power and authority to execute and deliver this Agreement and, upon the receipt of requisite approval by the shareholders of ASB Bancorp of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ASB Bancorp and the Board of Directors of ASB Bank. The Board of Directors of ASB Bancorp has directed that this Agreement and the transactions contemplated hereby be submitted to ASB Bancorp’s shareholders for approval at a meeting of such shareholders. ASB Bancorp has approved this Agreement and the transactions contemplated hereby, and the Board of Directors of ASB Bancorp has directed officers of ASB Bancorp to so approve this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of ASB Bank. Except for the adoption of this Agreement by the requisite vote of ASB Bancorp’s shareholders, no other proceedings on the part of ASB Bancorp or its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ASB Bancorp, and this Agreement constitutes a valid and binding obligation of ASB Bancorp, enforceable against ASB Bancorp in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     (b) Neither the execution and delivery of this Agreement, nor the consummation by ASB Bancorp of the transactions contemplated hereby, nor compliance by ASB Bancorp with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Charter or Bylaws of ASB Bancorp or the articles of incorporation, bylaws or similar governing documents of any of ASB Bancorp’s Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ASB Bancorp or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of ASB Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ASB Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected unless, with respect to (ii) above, such violation, conflict, or breach would not have a Material Adverse Effect on ASB Bancorp.
4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the FDIC, the Federal Trade Commission (the “FTC”) and the Department of Justice (“DoJ”), and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the United States Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 (such registration statement and any post-effective amendment thereto relating to this transaction, or any other registration statement on Form S-4 used in connection with the Merger, the “S-4”) in which will be included as a prospectus a definitive proxy statement relating to the meeting of shareholders of ASB Bancorp to be held in connection with this Agreement and the transactions contemplated herein (the “Proxy Statement”), (d) the approval of this Agreement by the requisite vote of the shareholders of ASB Bancorp, (e) the filing of the Articles of Merger with, as applicable, the Mississippi Secretary, the Arkansas Secretary, the Mississippi Department and the Arkansas Department and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by ASB Bancorp of this Agreement and (ii) the consummation by ASB Bancorp and its Subsidiaries of the Merger and the other transactions contemplated hereby.
4.5 Reports. ASB Bancorp and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any Federal Reserve Bank, (iv) any state banking commissions, including without limitation the Arkansas Department or any other state regulatory authority (each a “State Regulator”) and (v) any self-regulatory organization (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of ASB Bancorp and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of ASB Bancorp, investigation into the business or operations of ASB Bancorp or any of its Subsidiaries since December 31, 1998. There is no unresolved outstanding violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of ASB Bancorp or any of its Subsidiaries.
4.6 Financial Statements.
     (a) The audited consolidated financial statements of ASB Bancorp and its Subsidiaries for the fiscal years ended December 31, 2004, 2003 and 2002, and the unaudited financial statements of ASB Bancorp for the three-month period ended December 31, 2004 (collectively, the “ASB Bancorp Financial Statements”), including consolidated statements of condition, statements of earnings, changes in shareholders’ equity and cash flows and related notes, copies of which have been previously provided to BancorpSouth, fairly present in all material respects the consolidated financial position of ASB Bancorp and its Subsidiaries as of the respective dates thereof, and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of ASB Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such ASB Bancorp Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of ASB Bancorp and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.
     (b) Neither ASB Bancorp nor any of its Subsidiaries (or any of its or their assets) are subject to any liability or obligation whatsoever, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the most recent balance sheet included in the ASB Bancorp Financial Statements.
4.7 Broker’s Fees. Except for consulting fees to be paid to Stephens, Inc. by ASB Bancorp (the “Stephens Payment”), neither ASB Bancorp nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.
     (a) Except as set forth in Section 4.8(a) of the ASB Bancorp Disclosure Schedule, since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to ASB Bancorp.
     (b) Except as set forth in Section 4.8(b) of the ASB Bancorp Disclosure Schedule, since December 31, 2004, ASB Bancorp and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.
     (c) Section 4.8(c) of the ASB Bancorp Disclosure Schedule sets forth a true and correct list of all stock options granted since December 31, 2004. Since December 31, 2004, except as set forth in Section 4.8(c) of the ASB Bancorp Disclosure Schedule, neither ASB Bancorp nor any of its Subsidiaries has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in cash and in the ordinary course of business consistent with past practices) or granted any stock option.
4.9 Legal Proceedings. Section 4.9 of the ASB Bancorp Disclosure Schedule lists all pending or, to ASB Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ASB Bancorp or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of ASB Bancorp or any of its Subsidiaries. Neither ASB Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to ASB Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ASB Bancorp or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of ASB Bancorp or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect with respect to ASB Bancorp. There is no injunction, order, judgment, decree or unique regulatory restriction imposed upon ASB Bancorp, any of its Subsidiaries or the assets of ASB Bancorp or any of its Subsidiaries.
4.10 Taxes.
     (a) (i) Each of ASB Bancorp and its Subsidiaries has duly and timely filed (including applicable extensions granted) all Tax Returns (as defined in this Section below) that it was required to file, and all such Tax Returns are true, complete and accurate in all material respects; (ii) except as disclosed in Section 4.10(a) of the ASB Bancorp Disclosure Schedule, ASB Bancorp and its Subsidiaries have timely paid all Taxes (as defined in this Section below) due and owing (whether or not shown on any Tax Return) and have adequately reserved in the financial statements of ASB Bancorp in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or owing as of the dates thereof; (iii) there are no pending or, to the knowledge of ASB Bancorp, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to ASB Bancorp or any Subsidiary of ASB Bancorp; (iv) there are no liens for Taxes upon the assets of ASB Bancorp or any Subsidiary of ASB Bancorp, other than liens for current Taxes not yet due; (v) neither ASB Bancorp nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (vi) with respect to each taxable period of ASB Bancorp and its Subsidiaries, the federal and state income Tax Returns of ASB Bancorp and its Subsidiaries have either been audited by the Internal Revenue Service (the “IRS”) or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, except as disclosed in Section 4.10(a) of the ASB Bancorp Disclosure Schedule; (vii) neither ASB Bancorp nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than with a group the common parent of which was ASB Bancorp), (b) has ever been a party to any Tax sharing, indemnification or allocation agreement (other than with a group the common parent of which was ASB Bancorp), (c) has any liability for the Taxes of any person (other than ASB Bancorp or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) is a party to any joint venture, partnership or other arrangement that is being treated as a partnership for federal income Tax purposes; (viii) neither ASB Bancorp nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code; (ix) neither ASB Bancorp nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger; (x) ASB Bancorp and each of its Subsidiaries have withheld with respect to its Employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and have timely paid such taxes withheld over to the appropriate authorities; (xi) neither ASB Bancorp nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) and (xii) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.
     (b) For the purposes of this Agreement, “Taxes” shall mean (i) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). For purposes of this Agreement, “Tax Return” shall mean any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
4.11 Employees.
     (a) Section 4.11(a) of the ASB Bancorp Disclosure Schedule sets forth a true, complete and correct list (all of which are collectively referred to as the “Employee Plans”) of all “employee benefit plans” as defined by section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, “ERISA”), all specified fringe benefit plans as defined in section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, or welfare plan, or employment, consulting, change in control, independent contractor, professional services, confidentiality, or non-competition agreement or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is now or was for the last six (6) years maintained or contributed to by ASB Bancorp or an ERISA

Affiliate (as hereinafter defined), or (ii) with respect to which ASB Bancorp or any ERISA Affiliate has any obligations to any current or former officer, Employee, service provider, or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise, and whether or not now due or to become due to ASB Bancorp or any ERISA Affiliate.
     (b) ASB Bancorp has heretofore provided to BancorpSouth, and with respect to each of the Employee Plans, true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document, (ii) the actuarial report, if any, for such Employee Plan for each of the last three (3) years, (iii) the most recent determination letter from the IRS for such Employee Plan, (iv) the IRS Form 5500 annual reports for such Employee Plan for each of the last three (3) years, (v) all personnel, payroll and employment manuals and policies, and (iv) the most recent summary plan description and related summaries of material modifications.
     (c) Neither ASB Bancorp nor any ERISA Affiliate has been liable at any time for contributions to (i) a plan or program that is, or has been at any time, subject to section 412 of the Code, section 302 of ERISA and/or Title IV of ERISA, or (ii) a “multiemployer plan” (as defined in section 3(39) of ERISA).
     (d) The form and operation of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in compliance with such laws and the written Employee Plan documents. Neither ASB Bancorp nor any fiduciary of an Employee Plan has violated the requirements of section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS and the United States Department of Labor (the “DOL”) and distributed as required to all participants and beneficiaries, and all notices required by ERISA or the Code with respect to the Employee Plans have been appropriately given. There have been no prohibited transactions with respect to the Employee Plans. Any contributions, including salary deferrals, required to be made under the terms of any of the Employee Plans as of the Effective Date has been timely made.
     (e) Each Employee Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS, and neither ASB Bancorp nor ERISA Affiliate has any knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under section 501(a) of the Code, and ASB Bancorp is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in section 3(1) of ERISA) that utilizes a funding vehicle described in section 501(c)(9) of the Code or is subject to the provisions of section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under section 501(c)(9) of the Code or that the Employee Plan complies with section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under section 511 of the Code.
     (f) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of ASB Bancorp, none are threatened.

     (g) No written or oral representations have been made, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any period of time beyond the earlier of (i) the end of the current plan year, or (ii) the termination of employment (except to the extent of coverage required under Title I, Part 6, of ERISA).
     (h) Except for the possibility of full vesting of Code section 401(a) plan account balances which may be necessitated by Code section 411(d)(3) in order for tax-qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of ASB Bancorp or any ERISA Affiliate. Except as set forth in Section 4.11(h)(i) of the ASB Bancorp Disclosure Schedule, no wages, salaries, compensation, bonus, pension, other payment, vesting or other benefits to any employee, affiliate, officer, director or broker of ASB Bancorp or ASB Bank will be triggered by or result from the consummation of the transactions contemplated by this Agreement. ASB Bancorp and ASB Bank have provided to BancorpSouth true and correct copies of all plans, programs and arrangements (including written descriptions of any verbal plans, programs or arrangements) required to be disclosed in Section 4.11(h)(i) of the ASB Disclosure Schedule. No Employee Plan, plan, program or arrangement required to be disclosed in Section 4.11(h)(i) of the ASB Bancorp Disclosure Schedule, and no other contracts or arrangements, including without limitation those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that, to the knowledge of ASB Bank, ASB Bancorp and their officer, directors and managers after a full and diligent investigation and analysis, would or could reasonably be expected to subject any person to excise tax under section 4999 of the Code (i.e., “golden parachute” taxes). Section 4.11(h)(ii) of the ASB Disclosure Schedule contains the Line 1 W-2 compensation for tax years 2000 through 2004 for all individuals who will or could receive payments under any plan, program or arrangements required to be disclosed on Section 4.11(h)(i) of the ASB Bancorp Disclosure Schedule. All compensation amounts that have been paid or are payable are or will become deductible by ASB Bancorp or BancorpSouth pursuant to section 162 of the Code.
     (i) ASB Bancorp and each ERISA Affiliate have at all times complied and currently comply in all material respects with the applicable continuation requirements for their welfare benefit plans, including (1) section 4980B of the Code (as well as its predecessor provision, section 162(k) of the Code) and sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Section 4.11(i) of the ASB Bancorp Disclosure Schedule lists all of the former employees of ASB Bancorp or any ERISA Affiliate and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Employee Plan offering health insurance or medical benefits.
     (j) Neither ASB Bancorp nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the “PBGC”) or the IRS in connection with any of the Employee Plans, and, to the best knowledge of ASB Bancorp, no condition exists that presents a risk to ASB Bancorp or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.
     (k) For the purpose of this Section 4.11, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with ASB Bancorp under Code sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and (iii) any predecessor or successor company or trade or business of ASB Bancorp or any entity described in 4.11(k)(i) and (k)(ii). Each of the Employee Plans, ASB Bancorp and its ERISA Affiliates have properly classified individuals providing services to ASB Bancorp as independent contractors or employees, as the case may be.

     (l) For the purpose of this Section 4.11, the term “Employee” shall be considered to include common law employees of ASB Bancorp or any ERISA Affiliate, individuals rendering personal services to ASB Bancorp or any ERISA Affiliate as independent contractors and leased employees of ASB Bancorp or any ERISA Affiliate as defined in Code section 414(n) and the regulations promulgated pursuant thereto.
     (m) No lien, security interests or other encumbrances exist with respect to any of the assets of ASB Bancorp or any ERISA Affiliate which were imposed pursuant to the terms of the Code or ERISA and, to the knowledge of ASB Bancorp, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.
     (n) As of the date hereof, (i) there is no pending or, to ASB Bancorp’s knowledge, threatened employee strike, work stoppage or labor dispute, (ii) to ASB Bancorp’s knowledge, no union representation question exists respecting any employees of ASB Bancorp, no demand has been made for recognition by a labor organization by or with respect to any employees of ASB Bancorp, no union organizing activities by or with respect to any employees of ASB Bancorp are taking place, and none of the employees of ASB Bancorp are represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by ASB Bancorp, (iv) there is no pending or threatened unfair labor practice claim against ASB Bancorp before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to ASB Bancorp’s knowledge, threatened against or involving any ASB Bancorp and none has occurred and (v) there are no pending or, to ASB Bancorp’s knowledge, threatened complaints or charges before any governmental entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like. ASB Bancorp is in compliance in all material respects with all federal, state and local laws regarding employment and employment practices, terms and conditions of employment, wages and hours, labor relations, and safety and health. ASB Bancorp has complied in all material respects with all requirements of the Immigration and Reform Control Act of 1986.
     (o) Schedule 4.11(o) contains a list of all of the employees of ASB Bancorp, their current salary or wage rates, bonus and other compensation, including stock options and stock grants, benefit arrangements, accrued sick days, vacation days and holidays, period of service, department and a job title or other summary of the responsibilities of such employees. Schedule 4.11(o) also indicates whether such employees are part-time, full-time or on a leave of absence and the type of leave. All employees are employees at-will, unless otherwise specified in Schedule 4.11(o). Except as disclosed on Schedule 4.11(o), ASB Bancorp is not a party to any oral (express or implied) or written (i) employment agreement, (ii) consulting agreement, or (iii) independent contractor agreement with any individual or entity.
     (p) ASB Bancorp is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate governmental authority of all required taxes, insurance, social security and withholding thereon; and as of the Effective Date, ASB Bancorp will not have an obligation or liability to any of its employees or to any governmental authority for any such matters.
4.12 ASB Bancorp Information. The information relating to ASB Bancorp and its Subsidiaries which is provided to BancorpSouth by ASB Bancorp or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to BancorpSouth or any of its Subsidiaries) will comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder.
4.13 Compliance with Applicable Law. ASB Bancorp and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to ASB Bancorp or any of its Subsidiaries, and neither ASB Bancorp nor any of its Subsidiaries has received notice, and ASB Bancorp does not know, of any violations of any of the above.
4.14 Certain Contracts.
     (a) Set forth in Section 4.14(a) of the ASB Bancorp Disclosure Schedule is a list of any contract or agreement (whether written or oral) to which ASB Bancorp or any of its Subsidiaries is a party to or bound by any contract or agreement (whether written or oral) (i) with respect to the employment of any employees, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from BancorpSouth, ASB Bancorp, the Surviving Corporation or any of their respective Subsidiaries to any employee, officer, director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, (v) which requires the consent of a third party with respect to the transactions contemplated by this Agreement, or (vi) which restricts the conduct of any line of business by ASB Bancorp or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a “ASB Bancorp Contract.” ASB Bancorp has previously provided to BancorpSouth true and correct copies of each ASB Bancorp Contract.
     (b) Each ASB Bancorp Contract described in clause (iii) of Section 4.14(a) is valid and binding and in full force and effect with respect to the obligations of ASB Bancorp or its Subsidiaries and, to the knowledge of ASB Bancorp, is valid and binding and in full force and effect with respect to the obligations of the counterparties thereto. ASB Bancorp and each of its Subsidiaries has performed all obligations required to be performed by it to date under each ASB Bancorp Contract described in clause (iii) of Section 4.14(a). Except as set forth in Section 4.14(b) of the ASB Bancorp Disclosure Schedule, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of ASB Bancorp or any of its Subsidiaries under any ASB Bancorp Contract described in clause (iii) of Section 4.14(a). No other party to any ASB Bancorp Contract described in clause (iii) of Section 4.14(a) is, to the knowledge of ASB Bancorp, in default in any respect thereunder.
4.15 Agreements with Regulatory Agencies. Neither ASB Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a “Regulatory Agreement”) any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has ASB Bancorp or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.16 Business Combination Provision; Takeover Laws. ASB Bancorp, its Subsidiaries, and this Agreement and the transactions contemplated hereby, are not subject to or are exempt from the requirements of any “moratorium”, “control share,” “fair price” or other anti-takeover laws and regulations.
4.17 Environmental Matters.
     (a) Except as disclosed in Section 4.17(a) of the ASB Bancorp Disclosure Schedule, each of ASB Bancorp and its Subsidiaries and, to the knowledge of ASB Bancorp, each of the Participation Facilities and the Loan Properties (each as defined below), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);
     (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of ASB Bancorp, threatened, before any Governmental Entity or other forum in which ASB Bancorp, any of its Subsidiaries, or, to the knowledge of ASB Bancorp, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by ASB Bancorp or any of its Subsidiaries, any Participation Facility or any Loan Property;
     (c) To the knowledge of ASB Bancorp, during the period of (i) ASB Bancorp’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) ASB Bancorp’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) ASB Bancorp’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of ASB Bancorp, prior to the period of (i) ASB Bancorp’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) ASB Bancorp’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) ASB Bancorp’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and
     (d) The following definitions apply for purposes of this Section 4.17: (i) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (ii) “Loan Property” means any property in which ASB Bancorp or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) “Participation Facility” means any facility in which ASB Bancorp or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.
4.18 Approvals. ASB Bancorp knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.
4.19 Insurance. ASB Bancorp and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as ASB Bancorp’s management reasonably has determined to be prudent in accordance with industry practices. All of such policies are in full force and effect; ASB Bancorp and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by ASB Bancorp have been filed in due and timely fashion.

4.20 Loan Portfolio.
     (a) Except for matters disclosed in Section 4.20 of the ASB Bancorp Disclosure Schedule, ASB Bank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2004, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of December 31, 2004, Loan with any director, executive officer or five percent (5%) or greater shareholder of ASB Bancorp, or to the knowledge of ASB Bancorp, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20 of the ASB Bancorp Disclosure Schedule sets forth (i) all of the Loans of ASB Bank that, as of December 31, 2004, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of ASB Bank that, as of December 31, 2004, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of ASB Bank that, as of December 31, 2004, was classified as “Other Real Estate Owned” and the book value thereof.
     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of ASB Bancorp, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
4.21 Property. ASB Bancorp has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the statement of financial condition of ASB Bancorp as of December 31, 2004 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement or the marketability thereof, (iv) dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which ASB Bancorp or any of its Subsidiaries as lessee leases real or personal property are valid and enforceable in accordance with their respective terms, and neither ASB Bancorp nor any of its Subsidiaries is, nor to the knowledge of ASB Bancorp, is any other party thereto, in default thereunder.
4.22 Certain Transactions.
     (a) Neither ASB Bancorp nor its Subsidiaries has provided, maintained, extended or renewed any loan or other credit that would have violated Section 13(k) of the Exchange Act.
     (b) Except as set forth in Section 4.22 of the ASB Bancorp Disclosure Schedules, neither ASB Bancorp nor its Subsidiaries are involved in any contract, commitment or transaction or other business affiliation, directly or indirectly, with any of their officers, directors, affiliates or shareholders including direct or indirect interest in the business of competitors, suppliers or customers of ASB Bancorp or its Subsidiaries.

4.23 Business and Relationships.
     (a) No customer or group of customers of ASB Bancorp or ASB Bank has, since December 31, 2004, canceled or otherwise terminated or provided any notice of intent to cancel or otherwise terminate its or their relationship with ASB Bancorp or ASB Bank, except for cancellations or terminations that would not have a Material Adverse Effect on ASB Bancorp.
     (b) ASB Bancorp or ASB Bank beneficially holds all assets, properties and rights used by ASB Bancorp or ASB Bank in the conduct of the business of ASB Bancorp and ASB Bank as conducted since December 31, 2004.
4.24 Books and Records. ASB Bancorp and ASB Bank maintain accurate books and records reflecting their assets and liabilities in accordance with GAAP and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of ASB Bancorp and to maintain accountability for ASB Bancorp’s consolidated assets; (iii) access to ASB Bancorp’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the ASB Bancorp’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
4.25 Reorganization. ASB Bancorp has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.
4.26 Accuracy of Statements. Nothing contained in this Agreement, or in any information furnished or to be furnished by ASB Bancorp pursuant hereto, contains or will contain an untrue statement of material fact or an omission of a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH
BancorpSouth hereby represents and warrants to ASB Bancorp as follows:
5.1 Corporate Organization.
     (a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. ASB Bancorp is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on BancorpSouth. BancorpSouth is duly registered as a financial holding company under the BHC Act and has made a financial holding company election. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth (the “BancorpSouth Governing Documents”), copies of which have previously been made available to ASB Bancorp, are true and correct copies of such documents as in effect as of the date of this Agreement.
     (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the BIF or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. BancorpSouth Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of BancorpSouth is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on BancorpSouth. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth Bank (the “BancorpSouth Bank Governing Documents”), copies of which have previously been made available to ASB Bancorp, are true and correct copies of such documents as in effect as of the date of this Agreement.
5.2 Capitalization.
     (a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock. As of December 31, 2004, 78,256,181 shares of BancorpSouth Common Stock were issued and outstanding. As of the date of this Agreement, no shares of BancorpSouth Common Stock were reserved for issuance, except shares reserved for issuance pursuant to employee benefit plans, stock option plans and BancorpSouth’s shareholder rights plan pursuant to which holders of BancorpSouth Common Stock are granted certain attached rights that are exercisable under certain circumstances (the “BancorpSouth Rights”). All of the issued and outstanding shares of BancorpSouth Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the plans and arrangements referred to above with respect to reserved shares and BancorpSouth’s dividend reinvestment plan, BancorpSouth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BancorpSouth Common Stock or any other equity securities of BancorpSouth or any securities representing the right to purchase or otherwise receive any shares of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     (b) Exhibit 21 to BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2004 sets forth a true and correct list of all material Subsidiaries of BancorpSouth as of the date of this Agreement. BancorpSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each such Subsidiary of BancorpSouth, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of BancorpSouth calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
5.3 Authority; No Violation.
     (a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Other than the approval of the Board of Directors of BancorpSouth and BancorpSouth Bank, no other corporate proceedings on the part of BancorpSouth or BancorpSouth’s Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BancorpSouth and constitutes a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby, nor compliance by BancorpSouth with any of the terms or provisions hereof or thereof, will (i) violate any provision of the BancorpSouth Governing Documents or the BancorpSouth Bank Governing Documents, or (ii) unless such violation, conflict or breach would not have a Material Adverse Effect on BancorpSouth and assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any material contract, as such term is defined in Regulation S-X of the SEC.
5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the FDIC, the FTC, and the DoJ, and approval of such applications and notices, (b) such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the SEC of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary, the Arkansas Secretary, the Mississippi Department and the Arkansas Department, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement, (f) approval for listing of the BancorpSouth Common Stock to be issued in the Merger on the NYSE, and (g) approval of the Board of Directors of BancorpSouth Bank, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by BancorpSouth of this Agreement and (ii) the consummation by BancorpSouth and BancorpSouth Bank of the Merger and the other transactions contemplated hereby.
5.5 Reports. BancorpSouth and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.
5.6 Reorganization. BancorpSouth has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.
5.7 Financial Statements; SEC Reports.
     (a) The consolidated financial statements of BancorpSouth and its subsidiaries (the “BancorpSouth Financial Statements”), including consolidated statements of condition, statements of earnings, changes in shareholders’ equity and cash flows and related notes, included in the BancorpSouth SEC Reports (as defined in this section below) fairly present in all material respects the consolidated financial position of BancorpSouth and its Subsidiaries as of the respective date thereof, and fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such BancorpSouth Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such BancorpSouth Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC Form 10-Q.
     (b) BancorpSouth’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2003 and 2002, and all other reports, registration statements, definitive proxy statements or information statements filed by BancorpSouth or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or under the securities regulations of the SEC, in the form filed (collectively, the “BancorpSouth SEC Reports”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
5.8 Absence of Certain Changes or Events. Except as disclosed in any BancorpSouth SEC Report filed with the SEC prior to the date of this Agreement, since December 31, 2004, BancorpSouth and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.
5.9 BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to ASB Bancorp or any of its Subsidiaries) will comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.
5.10 Approvals. BancorpSouth knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.
ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1 Covenants of ASB Bancorp. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of BancorpSouth, ASB Bancorp and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the ASB Bancorp Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by BancorpSouth, ASB Bancorp shall not, and shall not permit any of its Subsidiaries to:
     (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock during any period, other than a dividend by ASB Bancorp to shareholders of ASB Bancorp Common Stock consistent with past practice in an aggregate amount up to an amount equal to the product of (i) any cash dividends per share of BancorpSouth Common Stock declared with a record date between June 15, 2005 and the Effective Time, and (ii) the number of shares of BancorpSouth Common Stock to be distributed to the shareholders of the ASB Bancorp Common Stock pursuant to Section 1.4 hereof; provided that no such dividend shall be paid if payment thereof would violate Applicable Law;
     (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(f) hereof) any shares of the capital stock of ASB Bancorp or any Subsidiary of ASB Bancorp, or any securities convertible into or exercisable for any shares of the capital stock of ASB Bancorp or any Subsidiary of ASB Bancorp, (ii) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of ASB Bancorp Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the ASB Bancorp Options all to the extent outstanding and in existence on the date of this Agreement and in accordance with their current terms;
(c) amend its Charter of Incorporation, Bylaws or other similar governing documents;
     (d) directly or indirectly, (i) solicit, initiate, encourage, facilitate, entertain or accept any Acquisition Proposal (as defined in this subsection below), or (ii) participate or engage in any discussions or negotiations with any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iii) provide any nonpublic information to any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iv) make any Acquisition Proposal to any person or entity other than BancorpSouth and BancorpSouth Bank, or (v) enter into any agreement with respect to any Acquisition Proposal, or (vi) otherwise facilitate any effort or attempt to make an Acquisition Proposal, or (vii) authorize or permit any of its officers, directors, employees, representatives or agents to do any of the foregoing; provided, however, that in response to an unsolicited, bona-fide written Acquisition Proposal, ASB Bancorp, after giving notice of such to BancorpSouth, may do the following if the Board of Directors of ASB Bancorp determines in good faith that it must do so to comply with its fiduciary duties: (i) communicate information about such Acquisition Proposal to ASB Bancorp’s shareholders if required under applicable law, and (ii) authorize and permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants, financial advisors, or agents to (A) participate or engage in such discussions or negotiations, or (B) provide or cause to be provided nonpublic information. ASB Bancorp will immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations previously or currently conducted with any persons or entities other than BancorpSouth and BancorpSouth Bank with respect to any Acquisition Proposal or any of the foregoing. ASB Bancorp will notify BancorpSouth immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, ASB Bancorp, and ASB Bancorp will promptly (within 24 hours) inform BancorpSouth in writing of all of the relevant details with respect to the foregoing, including the material terms and conditions of such request or Acquisition Proposal and the identity of the person or group making such request or proposal. ASB Bancorp will keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal. Notwithstanding the foregoing, ASB Bancorp must submit the Merger contemplated by this Agreement to its shareholders for approval prior to the submission of any other Acquisition Proposal. In the event this Agreement is terminated for any reason other than those contained in Sections 9.1(a), (b) or (c) or BancorpSouth’s failure to perform its obligations hereunder, after the expiration of any applicable cure periods (if BancorpSouth fails to cure any such breach), if an Acquisition Proposal has been made or is made at any time within a nine (9) month period after such termination of this Agreement and actions have been or are taken by the Board of ASB Bancorp or ASB Bank to pursue further discussions or negotiations, ASB Bancorp shall pay $1,500,000 in cash to BancorpSouth on demand. For purposes of this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving ASB Bancorp or ASB Bank or any proposal, inquiry or offer to acquire in any manner all or 10% or greater equity interest in, or all or a substantial portion of the assets of, ASB Bancorp or ASB Bank, other than the transactions contemplated or permitted by this Agreement;

     (e) make any capital expenditures other than those which are (i) set forth in Section 6.1 of the ASB Bancorp Disclosure Schedule or (ii) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $100,000 in the aggregate, or except as necessary to comply with applicable regulatory guidelines or requirements;
     (f) enter into any new line of business;
     (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or entity or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to ASB Bancorp, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;
     (h) except as contemplated by Article III hereof or this Article VI, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
     (i) change its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by ASB Bancorp’s independent auditors;
     (j) except as set forth in Section 7.7 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, (i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Employee Plan) or any agreement, arrangement, plan or policy between ASB Bancorp or any Subsidiary of ASB Bancorp and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the cash compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Plan or agreement as in effect as of the date hereof, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;
     (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;
     (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
     (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;
     (n) enter into, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space to which ASB Bancorp or any of its Subsidiaries is a party or by which ASB Bancorp or any of its Subsidiaries or their respective properties is bound involving aggregate payment obligations in excess of $100,000, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date, or amend or waive the provisions of any confidentiality or standstill agreement to which ASB Bancorp or any of its affiliates is a party as of the date hereof;

     (o) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));
     (p) enter or commit to enter into any new loans outside their ordinary course of business, consistent with past practice, or in an original principal amount in excess of $1,000,000, or renew, or commit to renew, any existing loans in a principal amount in excess of $1,000,000 (“Loans”), or enter into new loan transactions subject to the requirements of Regulation O of the Federal Reserve Board, 12 C.F.R. § 215 (or the equivalent) in excess of $500,000 in the aggregate (each, an “Insider Loan”) without having provided prior written notice to BancorpSouth of the persons to whom such Loans or Insider Loans are made and the terms and purposes of such Loans or Insider Loans; or
     (q) agree or commit to do any of the foregoing.
6.2 Covenants of BancorpSouth. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of ASB Bancorp, BancorpSouth and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the BancorpSouth Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by ASB Bancorp, BancorpSouth shall not, and shall not permit any of its Subsidiaries to:
     (a) except as contemplated by Article III hereof, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
     (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;
     (c) change its methods of accounting in effect at December 31, 2004, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by BancorpSouth’s independent auditors;
     (d) declare or pay any extraordinary or special dividend with a record date prior to the Effective Time; provided, however, that adjustments to the regular dividends historically paid by BancorpSouth shall not be restricted by this Agreement; or
     (e) agree or commit to do any of the foregoing.
ARTICLE VII. ADDITIONAL AGREEMENTS
7.1 Regulatory Matters.
     (a) BancorpSouth and ASB Bancorp shall promptly prepare and file with the SEC the Proxy Statement, and BancorpSouth shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of ASB Bancorp and BancorpSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and ASB Bancorp shall thereafter mail the Proxy Statement to its shareholders as promptly as practicable. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Holding Company Merger and the Bank Merger). ASB Bancorp and BancorpSouth shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to ASB Bancorp or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
     (c) BancorpSouth and ASB Bancorp shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BancorpSouth, ASB Bancorp or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
     (d) BancorpSouth and ASB Bancorp shall promptly furnish each other with copies of written communications received by BancorpSouth or ASB Bancorp, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.
7.2 Access to Information.
     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, ASB Bancorp shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a “Representative”) of BancorpSouth, access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to BancorpSouth all information concerning its business, properties and personnel as BancorpSouth may reasonably request. In addition, ASB Bancorp and each of its Subsidiaries shall permit a Representative of BancorpSouth to have access to the premises and observe the operations of ASB Bancorp or any of its Subsidiaries, as the case may be, to attend each meeting of their respective Boards of Directors and committees thereof (other than during discussions regarding this Agreement and the transactions contemplated hereby) and to meet with the officers of ASB Bancorp and its Subsidiaries responsible for the Financial Statements, the internal controls of ASB Bancorp and its Subsidiaries and the disclosure controls and procedures of ASB Bancorp and its Subsidiaries to discuss such matters as Buyer may deem reasonably necessary or appropriate for BancorpSouth to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto. Neither ASB Bancorp nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably violate the rights of its customers, reasonably jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. ASB Bancorp shall identify the nature of any such limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     (b) Notwithstanding anything in any other agreement to the contrary, no investigation by BancorpSouth or its Representatives shall affect the representations, warranties, covenants or agreements of ASB Bancorp set forth herein, and the parties shall remain responsible to the extent provided herein.
     (c) The parties agree that the provisions of the Confidentiality Agreement, dated as of October 4, 2004, between ASB Bancorp and BancorpSouth, shall survive the execution (or termination) of this Agreement and remain in full force and effect for the term thereof.
7.3 Shareholder Meeting. ASB Bancorp shall take all steps in accordance with applicable law necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon the approval and adoption of this Agreement. ASB Bancorp will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement; provided, however, that ASB Bancorp’s Board of Directors may submit this Agreement and the transactions contemplated herein to its shareholders for approval without recommendation pursuant to Section 4-27-1103 of the ABCA if ASB Bancorp’s Board of Directors determines in good faith that it must do so in order to comply with its fiduciary duties.
7.4 Legal Conditions to Merger. Each of BancorpSouth and ASB Bancorp shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by ASB Bancorp or BancorpSouth or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.
7.5 Affiliates. ASB Bancorp shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of such party to deliver to BancorpSouth, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5.
7.6 NYSE Listing. BancorpSouth shall make all filings required of it to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.
7.7 Employee Benefit Plans; Existing Agreements.
     (a) As of the Effective Time, to the extent permissible under the terms of the BancorpSouth Plans, the employees of ASB Bancorp and its Subsidiaries (the “ASB Bancorp Employees”) shall be eligible to participate in BancorpSouth’s employee benefit plans in which similarly situated employees of BancorpSouth or BancorpSouth Bank participate, to the same extent as similarly situated employees of BancorpSouth or BancorpSouth Bank (it being understood that inclusion of ASB Bancorp Employees in BancorpSouth’s employee benefit plans may occur at different times with respect to different plans) except as provided below.

     (b) With respect to each BancorpSouth Plan that is an “employee benefit plan,” as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement, service with ASB Bancorp shall be treated as service with BancorpSouth; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits; and provided further, that past service credit shall not be taken into account for determining eligibility, vesting or accrual of benefits under the BancorpSouth defined benefit pension plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancorpSouth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable ASB Bancorp Plan. ASB Bancorp Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BancorpSouth Plan.
     (c) If requested by BancorpSouth, prior to the Effective Time, ASB Bancorp shall freeze, amend or take other action with respect to any Employee Plan (including terminating such plans immediately prior to the Effective Time) that BancorpSouth, in its sole discretion, deems advisable and not inconsistent with this Agreement, and provide all required notices to participants and appropriate governmental agencies.
7.8 Consents and Approvals. ASB Bancorp shall use its reasonable best efforts to obtain all third-party consents required under ASB Bancorp Contracts.
7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.
7.10 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of BancorpSouth and ASB Bancorp agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
7.11 Tax-Free Qualification. Each of BancorpSouth and ASB Bancorp shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
7.12 National Independence Trust Company. BancorpSouth and ASB Bancorp shall use its reasonable best efforts to resolve any issues relating to ASB Financial Services’ ownership interest in National Independence Trust Company.
7.13 Indemnification of ASB Bancorp Directors and Officers.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of ASB Bancorp or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of ASB Bancorp, any of the Subsidiaries of ASB Bancorp or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, BancorpSouth shall indemnify and hold harmless, subject in all respects to any limitations imposed by any statute, rule, regulation, administrative interpretation, or other law, including any procedural requirements or other conditions, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth; provided, however, that (1) BancorpSouth shall have the right to assume the defense thereof and, upon such assumption, BancorpSouth shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or if counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth, and BancorpSouth shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) BancorpSouth shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless an ethical conflict of interest arises for such firm of counsel in representing all Indemnified Parties), (3) BancorpSouth shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) BancorpSouth shall have no obligation hereunder to any Indemnified Party if that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by any statute, rule, regulation or administrative interpretation. Any Indemnified Party wishing to claim Indemnification under this Section 7.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BancorpSouth thereof; provided that the failure to so notify shall not affect the obligations of BancorpSouth under this Section 7.13 except to he extent such failure to notify materially prejudices BancorpSouth. BancorpSouth’s obligations under this Section 7.13 shall continue in full force and effect without time limit from and after the Effective Time.
     (b) In the event BancorpSouth or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BancorpSouth assume the obligations set forth in this Section.
     (c) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
ARTICLE VIII. CONDITIONS PRECEDENT
8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the shareholders of ASB Bancorp under applicable law.

     (b) Listing of Shares. The shares of BancorpSouth Common Stock which shall be issued to the shareholders of ASB Bancorp upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.
8.2 Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction or waiver by BancorpSouth at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of ASB Bancorp set forth in Article IV of this Agreement, to the extent qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects, subject to such qualifications, and those set forth in Article IV of this Agreement that are not qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that Section 4.2 (Capitalization) shall be true and correct without qualification. BancorpSouth shall have received a certificate signed on behalf of ASB Bancorp by the Chief Executive Officer and the Chief Financial Officer of ASB Bancorp to the foregoing effect.
     (b) Performance of Obligations of ASB Bancorp. All obligations of ASB Bancorp under this Agreement that are to be performed prior to the Closing, to the extent qualified as to materiality or a Material Adverse Effect, shall have been performed in all respects, and to the extent not so qualified, shall have been performed in all material respects, and BancorpSouth shall have received a certificate signed by the Chief Executive Officer of ASB Bancorp to such effect.
     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.
     (d) Dissenters’ Rights. The holders of less than 5% of the total outstanding shares of ASB Bancorp Common Stock shall have exercised dissenters’ rights with respect to the transactions contemplated by this Agreement.
     (e) Federal Tax Opinion. BancorpSouth shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to BancorpSouth (“BancorpSouth’s Counsel”), in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and ASB Bancorp will each be a party to that reorganization. In rendering such opinion, BancorpSouth’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, ASB Bancorp and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and ASB Bancorp will cooperate with each other and BancorpSouth’s Counsel in executing and delivering to BancorpSouth’s Counsel customary representations letters in connection with such opinion.
     (f) BancorpSouth shall have received all consents pursuant to Section 7.7(e) of this Agreement.
     (g) BancorpSouth shall have received executed employment agreements and non-competition and non-solicitation agreements in form and substance satisfactory to BancorpSouth for the Employees indicated on Schedule 8.2(g) hereto.
     (h) ASB Bancorp shall have, at ASB Bancorp’s expense, amended, modified or obtained tail coverage to provide continuing coverage under its existing insurance policies on terms and in form and substance satisfactory to BancorpSouth.
     8.3 Conditions to Obligations of ASB Bancorp . The obligation of ASB Bancorp to effect the Merger is also subject to the satisfaction or waiver by ASB Bancorp at or prior to the Effective Time of the following conditions:
     (a) The representations and warranties of BancorpSouth set forth in Article V of this Agreement, to the extent qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects, subject to such qualifications, and those set forth in Article V of this Agreement that are not qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. ASB Bancorp shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the Chief Financial Officer of BancorpSouth to the foregoing effect.
     (b) Performance of Obligations of BancorpSouth. All obligations of BancorpSouth under this Agreement that are to be performed prior to the Closing, to the extent qualified as to materiality or a Material Adverse Effect, shall have been performed in all respects, and to the extent not so qualified, shall have been performed in all material respects, and ASB Bancorp shall have received a certificate signed by the Chief Executive Officer of BancorpSouth to such effect.
     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.
     (d) Federal Tax Opinion. ASB Bancorp shall have received an opinion from Dover Dixon Horne PLLC, or other counsel reasonably satisfactory to ASB Bancorp (“ASB Bancorp’s Counsel”), in form and substance reasonably satisfactory to ASB Bancorp, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and ASB Bancorp will each be a party to that reorganization. In rendering such opinion, ASB Bancorp’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, ASB Bancorp and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and ASB Bancorp will cooperate with each other and ASB

Bancorp’s Counsel in executing and delivering to ASB Bancorp’s Counsel customary representations letters in connection with such opinion.
ARTICLE IX. TERMINATION AND AMENDMENT
9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of ASB Bancorp:
     (a) By mutual consent of ASB Bancorp and BancorpSouth in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
     (b) By either BancorpSouth or ASB Bancorp upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;
     (c) By BancorpSouth or ASB Bancorp upon written notice to the other party if the Merger shall not have been consummated on or before January 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
     (d) By BancorpSouth upon written notice to ASB Bancorp if any approval of the shareholders of ASB Bancorp required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a respective duly held meeting of such shareholders or at any adjournment or postponement thereof;
     (e) By either BancorpSouth or ASB Bancorp upon written notice to the other party (provided that the terminating party is not then in breach of any representation or warranty or material breach of any covenant or other agreement contained herein) in the event of either: (i) if any of the representations or warranties set forth in this Agreement on the part of the other party hereto shall be or become untrue or incorrect, and such representation is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to the party making such representation; or (ii) a material breach by the other party of any of the covenants or agreements contained in this Agreement, and such breach is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to such other party; or
     (f) By BancorpSouth upon written notice to ASB Bancorp if ASB Bancorp’s Board of Directors shall have failed to recommend in their Proxy Statement that ASB Bancorp’s shareholders approve and adopt this Agreement, or ASB Bancorp’s Board of Directors shall have withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval or recommendation of this Agreement and the transactions contemplated hereby, or if ASB Bancorp enters into any letter of intent, agreement in principle, or acquisition or similar agreement related or with respect to any Acquisition Proposal.
9.2 Effect of Termination. In the event of termination of this Agreement by either BancorpSouth or ASB Bancorp as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 9.2, 10.3, 10.4 and 10.12 shall survive any termination of this Agreement (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, and ASB Bancorp shall not be relieved or released from any obligation to make payment to BancorpSouth pursuant to Section 6.1(d) hereof.
9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of ASB Bancorp; provided, however, that after any approval of the transactions contemplated by this Agreement by ASB Bancorp’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X. GENERAL PROVISIONS
10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on the first day which is at least two business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”), at the offices of Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, or at such other time, date and place as is agreed to by the parties hereto.
10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than Section 10.3 hereof) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
10.3 Expenses. All costs and expenses, including legal, accounting and financial advisory fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to BancorpSouth, to:	BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
Attention: Chief Executive Officer
Facsimile: (662) 680-2006

With a copy (which shall not	Waller Lansden Dortch & Davis, PLLC
constitute notice) to:	511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Ralph W. Davis, Esq.
Facsimile: (615) 244-6804

And
(b) if to ASB Bancorp, to:	American State Bank Corporation
2201 Fair Park Blvd. Jonesboro, Arkansas 72401
Attention: Frank Oldham
Facsimile: (870) 930-9311

with a copy (which shall not	Dover Dixon Horne PLLC
constitute notice) to:	425 West Capitol, 37th Floor
Little Rock, Arkansas 72201
Attention: Garland W. Binns, Jr.
Facsimile: (501) 372-7142
10.5 Interpretation.
     (a) In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) when a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement, as applicable. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 9, 2005. Unless the context otherwise requires, when used in this Agreement, (i) the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require, and (ii) the term “or” shall mean “and/or.” For purposes of this Agreement, “knowledge” means, with respect to an individual, such individual is actually aware, after reasonable inquiry, of the particular fact, matter, circumstance or other item, and, with respect to any party, entity or other person other than an individual, any individual who is serving as a director, chairman, chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, controller, chief credit officer, general counsel, senior or executive vice president, or regional chairman of such party, entity or other person or other officer, regardless of title, thereof charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates, has or at any time had “knowledge” of such fact, matter, circumstance or other item. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal. References to any Governmental Entity or Regulatory Agency include any successor to that Governmental Entity or Regulatory Agency.
     (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.
10.6 Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto herein, and shall be applicable to the singular and the plural forms of such terms, except as otherwise provided herein.
10.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other party hereto, it being understood that all parties need not sign the same counterpart.
10.8 Entire Agreement. This Agreement (including the schedules, exhibits, documents and instruments referred to herein) constitutes the entire agreement and, except as specifically provided herein, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to the conflicts of laws principles of any jurisdiction.
10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.
10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.12 Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither BancorpSouth nor ASB Bancorp shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld or delayed.

10.13 Assignment; Successors; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
[THE FOLLOWING PAGE IS THE SIGNATURE PAGE.]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written for themselves and their respective Subsidiaries.

BANCORPSOUTH, INC.

By:	/s/ James V. Kelley

Name:	James V. Kelley
Title:	President and Chief Operating Officer

BANCORPSOUTH BANK

By:	/s/ James V. Kelley

Name:	James V. Kelley
Title:	President and Chief Operating Officer

AMERICAN STATE BANK CORPORATION

By:	/s/ Frank Oldham

Name:	Frank Oldham
Title:	Chairman, President & CEO

AMERICAN STATE BANK

By:	/s/ Frank Oldham

Name:	Frank Oldham
Title:	Chairman & CEO

ANNEX B
Part A: Right to Dissent and Obtain Payment for Shares
§ 4-27-1301. Definitions
     In this subchapter:
     (1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
     (2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 — 4-27-1328.
     (3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
     (4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
     (5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
     (6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (7) “Shareholder” means the record shareholder or the beneficial shareholder.
§ 4-27-1302. Right of dissent
           A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
     (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under § 4-27-1104;
     (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
     (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
     (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
          (i) alters or abolishes a preferential right of the shares;

          (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
          (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
          (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
          (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or
     (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
§ 4-27-1303. Dissent by nominees and beneficial owners
     A. A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
     B. A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:
     (1) he submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
     (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
Part B: Procedure for Exercise of Dissenters’ Rights.
§ 4-27-1320. Notice of dissenters’ rights
     A. If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
     B. If corporate action creating dissenters’ rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 4-27-1322.
§ 4-27-1321. Notice of intent to demand payment
     A. If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

     B. A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.
§ 4-27-1322. Dissenters’ notice
     A. If proposed corporate action creating dissenters’ rights under § 4-27-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 4-27-1321.
     B. The dissenters’ notice must be sent no later than ten (10) days after the corporate action was taken, and must:
     (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
     (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date subsection (a) the notice is delivered; and
     (5) be accompanied by a copy of this subchapter.
§ 4-27-1323. Duty to demand payment
     A. A shareholder sent a dissenters’ notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.
     B. The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
     C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subchapter.
§ 4-27-1324. Share restrictions
     A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under § 4-27-1326.
     B. The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
§ 4-27-1325. Payment
     A. Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     B. The payment must be accompanied by:
     (1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
     (2) a statement of the corporation’s estimate of the fair value of the shares;
     (3) an explanation of how the interest was calculated;
     (4) a statement of the dissenter’s right to demand payment under § 4-27-1328; and
     (5) a copy of this subchapter.
§ 4-27-1326. Failure to take action
     A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under § 4-27-1322 and repeat the payment demand procedure.
§ 4-27-1327. After-acquired shares
     A. A corporation may elect to withhold payment required by § 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
     B. To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 4-27-1328.
§ 4-27-1328. Procedure if shareholder dissatisfied with payment or offer
     A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation’s offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:
     (1) the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (2) the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or
     (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Part C: Judicial Appraisal of Shares
§ 4-27-1330. Court action
     A. If a demand for payment under § 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     B. The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     D. The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     E. Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 4-27-1327.
4-27-1331. Court costs and counsel fees
     A. The court in an appraisal proceeding commenced under § 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 4-27-1328.
     B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 4-27-1320 - 4-27-1328; or
     (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX C
American State Bank Corporation
Accountants’ Report and Consolidated Financial Statements
December 31, 2004 and 2003

American State Bank Corporation
December 31, 2004 and 2003

American State Bank Corporation
Report of Independent Registered Public Accounting Firm
Audit Committee and Board of Directors
American State Bank Corporation
Jonesboro, Arkansas
We have audited the accompanying consolidated balance sheets of American State Bank Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American State Bank Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP
Little Rock, Arkansas
February 25, 2005

American State Bank Corporation
Consolidated Balance Sheets
December 31, 2004 and 2003
Assets

	2004	2003
Cash and due from banks	$14,041,618	$20,259,827
Interest-bearing deposits	1,576,000	3,578,000
Available-for-sale securities	81,369,557	52,043,234
Held-to-maturity securities	17,703,188	9,923,492
Loans, net of allowance for loan losses of $1,964,617 and $2,046,497 at December 31, 2004 and 2003	197,420,801	160,847,508
Premises and equipment	12,730,717	12,181,819
Federal Home Loan Bank stock	999,600	572,800
Foreclosed assets held for sale, net	378,330	1,946,054
Interest receivable	1,858,022	1,533,788
Cash value of life insurance	4,217,150	4,053,064
Other	2,105,319	1,567,487

Total assets	$334,400,302	$268,507,073

Liabilities and Stockholders’ Equity

	2004	2003
Liabilities
Deposits
Demand	$24,705,665	$35,757,861
Savings, NOW and money market	153,589,010	136,428,755
Time	104,469,609	72,529,982

Total deposits	282,764,284	244,716,598

Federal funds purchased and securities sold under agreements to repurchase	5,874,145	2,828,647
Federal Home Loan Bank advances	12,000,000	—
Subordinated debentures	6,702,000	—
Interest payable and other liabilities	5,326,341	949,936

Total liabilities	312,666,770	248,495,181

Stockholders’ Equity
Common stock, $0.01 par value, authorized 1,250,000 shares; issued and outstanding 2004 – 470,224 shares, 2003 – 469,017 shares	4,702	4,690
Additional paid-in capital	18,949,115	18,884,960
Retained earnings	3,104,358	1,147,433
Accumulated other comprehensive loss	(324,643)	(25,191)

Total stockholders’ equity	21,733,532	20,011,892

Total liabilities and stockholders’ equity	$334,400,302	$268,507,073

American State Bank Corporation
Consolidated Statements of Income
Years Ended December 31, 2004 and 2003

	2004	2003
Interest Income
Loans	$11,375,155	$11,165,592
Securities
Taxable	2,319,855	1,591,868
Tax-exempt	432,780	114,797
Federal funds sold	19,952	42,732
Other	140,513	62,012
Total interest income	14,288,255	12,977,001

Interest Expense
Deposits	4,277,937	4,881,098
Federal Home Loan Bank advances	129,783	—
Subordinated debentures	265,636	—
Federal funds purchased and securities sold under agreements to repurchase	68,153	20,052

Total interest expense	4,741,509	4,901,150

Net Interest Income	9,546,746	8,075,851

Provision for Loan Losses	205,000	400,000

Net Interest Income After Provision for Loan Losses	9,341,746	7,675,851

Noninterest Income
Customer service fees	1,924,731	1,592,625
Other service charges and fees	396,954	444,102
Net realized (losses) gains on sales of available-for-sale securities	(7,956)	88,736
Other	300,841	178,291

Total noninterest income	2,614,570	2,303,754

Noninterest Expense
Salaries and employee benefits	4,741,585	4,129,838
Net occupancy expense	582,636	599,952
Equipment expense	923,268	893,115
Data processing fees	265,087	204,733
Professional fees	382,464	311,704
Marketing expense	351,248	213,777
Printing and office supplies	359,942	340,940
Loss on foreclosed assets, net	99,302	57,079
Deposit insurance premium	36,325	34,321
Other	1,409,415	1,154,506

Total noninterest expense	9,151,272	7,939,965

Income Before Income Taxes	2,805,044	2,039,640

Provision for Income Taxes	848,119	662,683

Net Income	$1,956,925	$1,376,957

Basic Earnings Per Share	$4.17	$2.94

Diluted Earnings Per Share	$4.07	$2.89

American State Bank Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2004 and 2003

					Accumulated
			Additional	Retained	Other
	Common Stock		Paid-in	Earnings	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total
Balance, January 1, 2003	467,854	$467,854	$18,360,721	$(229,524)	$206,828	$18,805,879

Comprehensive income
Net income	—	—	—	1,376,957	—	1,376,957
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—	—	(232,019)	(232,019)

Total comprehensive income	—	—	—	—	—	1,144,938

Change in par value of stock	—	(463,175)	463,175	—	—	0
Issuance of 1,163 shares of common stock	1,163	11	61,064	—	—	61,075

Balance, December 31, 2003	469,017	4,690	18,884,960	1,147,433	(25,191)	20,011,892

Comprehensive income
Net income	—	—	—	1,956,925	—	1,956,925
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	(299,452)	(299,452)

Total comprehensive income	—	—	—	—	—	1,657,473

Issuance of 1,207 shares of common stock	1,207	12	64,155	—	—	64,167

Balance, December 31, 2004	470,224	$4,702	$18,949,115	$3,104,358	$(324,643)	$21,733,532

American State Bank Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 2004 and 2003

	2004	2003
Operating Activities
Net income	$1,956,925	$1,376,957
Items not requiring (providing) cash
Depreciation and amortization	961,531	961,024
Provision for loan losses	205,000	400,000
Amortization of premiums and discounts on securities	359,782	244,658
Deferred income taxes	86,765	(93,067)
Net realized losses (gains) on available-for-sale securities	7,956	(88,736)
Loss on sale of premises and equipment	58,522	26
Loss on sale of foreclosed assets	99,302	57,079
Increase in cash value of life insurance	(164,086)	(53,064)
Changes in
Interest receivable	(324,234)	(34,648)
Other assets	(438,792)	365,028
Interest payable and other liabilities	4,376,405	(1,284,277)

Net cash provided by operating activities	7,185,076	1,850,980

Investing Activities
Net change in loans	(36,653,449)	(3,121,702)
Net change in interest-bearing deposits	2,002,000	(3,578,000)
Purchase of premises and equipment	(1,324,111)	(692,005)
Proceeds from sales of premises and equipment	87,522	775
Proceeds from sales of foreclosed assets	1,011,216	181,442
Proceeds from sales of available-for-sale securities	46,420,346	26,204,875
Purchase of available-for-sale securities	(76,568,528)	(41,090,674)
Proceeds from maturities of held-to-maturity securities	573,059	11,997,120
Purchases of held-to-maturity securities	(8,383,891)	(8,981,261)
(Purchase) redemption of Federal Home Loan Bank stock	(426,800)	398,900
Purchase of bank-owned life insurance	—	(4,000,000)

Net cash used in investing activities	(73,262,636)	(22,680,530)

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	6,108,059	38,277,368
Net increase (decrease) in time deposits	31,939,627	(11,850,258)
Net increase in federal funds purchased securities sold under agreements to repurchase	3,045,498	2,782,125
Proceeds from Federal Home Loan Bank advances	12,000,000	—
Proceeds from issuance of subordinated debentures	6,702,000	—
Issuance of common stock	64,167	61,075

Net cash provided by financing activities	59,859,351	29,270,310

(Decrease) Increase in Cash and Due From Banks	(6,218,209)	8,440,760
Cash and Due From Banks, Beginning of Year	20,259,827	11,819,067

Cash and Due From Banks, End of Year	$14,041,618	$20,259,827

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$135,836	$2,075,007
Interest paid	4,624,665	5,005,452
Income taxes paid	693,840	900,120

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Note 1: Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
American State Bank Corporation (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, American State Bank (“Bank”) and American State Trust and Financial Services, Inc. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Mississippi, Craighead, Greene and Randolph counties in Arkansas. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.
Securities
Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.
Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.
Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal balances adjusted for any charge-offs, the

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.
Premises and Equipment
Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Federal Home Loan Bank Stock
Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.
Stock Options
At December 31, 2004, the Company has a stock-based employee compensation plan, which is described more fully in Note 13. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2004	2003
Net income, as reported	$1,956,925	$1,376,957
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	202,038	166,471

Pro forma net income	$1,754,887	$1,210,486

Earnings per share
Basic – as reported	$4.17	$2.94
Basic – pro forma	$3.74	$2.58

Diluted – as reported	$4.07	$2.89
Diluted – pro forma	$3.65	$2.54
Income Taxes
Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiaries.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Earnings Per Share
Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Diluted earnings per share is computed using the weighted-average common shares and all potentially dilutive common shares outstanding during the period.
Reclassifications
Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 financial statement presentation. These reclassifications had no effect on net income.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Note 2: Securities
The amortized cost and approximate fair value of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Approximate
	Cost	Gains	Losses	Fair Value
Available-for-sale Securities:
December 31, 2004:
U.S. government agencies	$45,337,216	$—	$(265,878)	$45,071,338
Mortgage-backed securities	34,488,469	39,773	(287,293)	34,240,949
Corporate debt securities	2,069,950	—	(12,680)	2,057,270

	$81,895,635	$39,773	$(565,851)	$81,369,557

December 31, 2003:
U.S. government agencies	$32,866,320	$142,100	$(85,493)	$32,922,927
Mortgage-backed securities	17,083,949	2,684	(100,112)	16,986,521
Corporate debt securities	2,133,786	—	—	2,133,786

	$52,084,055	$144,784	$(185,605)	$52,043,234

Held-to-maturity Securities:
December 31, 2004:
Mortgage-backed securities	$510,526	$9,622	$—	$520,148
State and political subdivisions	17,192,662	69,305	(144,747)	17,117,220

	$17,703,188	$78,927	$(144,747)	$17,637,368

December 31, 2003:
Mortgage-backed securities	$952,399	$8,962	$—	$961,361
State and political subdivisions	8,971,093	59,757	(78,693)	8,952,157

	$9,923,492	$68,719	$(78,693)	$9,913,518

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

	Available-for-sale		Held-to-maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$3,511,311	$3,494,700	$453,969	$453,808
One to five years	41,395,855	41,155,783	7,475,233	7,436,906
Five to ten years	2,500,000	2,478,125	6,512,760	6,519,550
After ten years	—	—	2,750,700	2,706,956

	47,407,166	47,128,608	17,192,662	17,117,220
Mortgage-backed securities	34,488,469	34,240,949	510,526	520,148

Totals	$81,895,635	$81,369,557	$17,703,188	$17,637,368

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $62,834,634 at December 31, 2004 and $29,961,136 at December 31, 2003.
The book value of securities sold under agreements to repurchase amounted to $1,044,145 and $1,108,647 at December 31, 2004 and 2003, respectively.
Gross gains of $111,267 and $136,672 resulting from sales of available-for-sale securities were realized for 2004 and 2003, respectively. In addition, gross losses of $119,223 and $47,936 resulting from sales of available-for-sale securities were realized for 2004 and 2003, respectively.
Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2004, is $78,479,486, which is approximately 79% of the Company’s available-for-sale and held-to-maturity investment portfolio. Total fair value of these investments at December 31, 2003, is $26,635,554, which is approximately 43% of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates.
Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.
Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.
The following table shows the investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003:

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

	Less than 12 Months		12 Months or More		Total
Description of		Unrealized	Fair	Unrealized		Unrealized
Securities	Fair Value	Losses	Value	Losses	Fair Value	Losses
December 31, 2004:
U.S. government agencies	$42,071,649	$258,216	$499,690	$7,662	$42,571,339	$265,878
Mortgage-backed securities	21,382,369	243,978	2,572,015	43,315	23,954,384	287,293
State and political subdivisions	8,659,630	112,047	1,236,863	32,700	9,896,493	144,747
Corporate debt securities	2,057,270	12,680	—	—	2,057,270	12,680

Total temporarily impaired securities	$74,170,918	$626,921	$4,308,568	$83,677	$78,479,486	$710,598

December 31, 2003:
U.S. government agencies	$6,370,222	$85,493	$—	$—	$6,370,222	$85,493
Mortgage-backed securities	15,380,193	100,112	—	—	15,380,193	100,112
State and political subdivisions	4,885,139	78,693	—	—	4,885,139	78,693

Total temporarily impaired securities	$26,635,554	$264,298	$0	$0	$26,635,554	$264,298

Note 3: Loans and Allowance for Loan Losses
Categories of loans at December 31, include:

	2004	2003
Commercial and agriculture	$51,469,922	$34,266,607
Commercial real estate	39,171,129	31,442,687
Construction	21,528,910	12,827,821
Residential real estate	73,450,732	71,197,037
Consumer	10,279,739	10,579,908
Other	3,484,986	2,579,945

Total loans	199,385,418	162,894,005

Less allowance for loan losses	1,964,617	2,046,497

Net loans	$197,420,801	$160,847,508

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Activity in the allowance for loan losses was as follows:

	2004	2003
Balance, beginning of year	$2,046,497	$1,866,976
Provision charged to expense	205,000	400,000
Losses charged off, net of recoveries of $57,764 for 2004 and $34,772 for 2003	(286,880)	(220,479)

Balance, end of year	$1,964,617	$2,046,497

Impaired loans totaled $2,347,394 and $2,718,707 at December 31, 2004 and 2003, respectively. No allowance for loan losses relates to impaired loans at December 31, 2004. An allowance for loan losses of $100,000 relates to impaired loans of $423,758 at December 31, 2003. At December 31, 2004 and 2003, impaired loans of $2,347,394 and $2,294,949, respectively, had no related allowance for loan losses.
Interest of $131,840 and $141,379 was recognized on average impaired loans of $2,533,050 and $2,886,945 for 2004 and 2003, respectively.
At December 31, 2004, there were no accruing loans delinquent 90 days or more. At December 31, 2003, accruing loans delinquent 90 days or more totaled $677. Non-accruing loans at December 31, 2004 and 2003, were $68,749 and $365,767, respectively.
Note 4: Premises and Equipment
Major classifications of premises and equipment, stated at cost, are as follows:

	2004	2003
Land	$2,684,029	$2,229,746
Buildings and improvements	8,926,040	8,974,356
Equipment	5,225,647	4,820,978
Construction in progress	660,659	—

	17,496,375	16,025,080
Less accumulated depreciation	4,765,658	3,843,261

Net premises and equipment	$12,730,717	$12,181,819

Note 5: Interest-bearing Deposits
Interest-bearing time deposits in denominations of $100,000 or more were $45,958,551 on December 31, 2004, and $30,096,646 on December 31, 2003.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005	$64,959,175
2006	29,026,202
2007	2,960,676
2008	703,828
2009 and thereafter	6,819,728

$104,469,609

Note 6: Federal Home Loan Bank Advances
Federal Home Loan Bank advances consisted of the following components:

	2004	2003
Federal Home Loan Bank advances	$12,000,000	$—

The Federal Home Loan Bank advances are secured by mortgage loans totaling $105,738,450 at December 31, 2004. Advances consist of one borrowing at an interest rate of 2.94% due July 7, 2005, that is subject to restrictions or penalties in the event of prepayment.
Note 7: Income Taxes
The provision for income taxes includes these components:

	2004	2003
Taxes currently payable	$761,354	$755,750
Deferred income taxes	86,765	(93,067)

Income tax expense	$848,119	$662,683

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2004	2003
Computed at the statutory rate (34%)	$953,715	$693,478

Increase (decrease) resulting from
Tax – exempt interest	(137,985)	(39,031)
Change in cash value of life insurance	(55,789)	(18,042)
State income taxes	88,790	70,692
Other	(612)	(44,414)

Actual tax expense	$848,119	$662,683

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
The tax effects of temporary differences related to deferred taxes included in other assets on the balance sheets were:

	2004	2003
Deferred tax assets
Allowance for loan losses	$662,329	$719,729
Stock options	65,355	72,090
Unrealized losses on available-for-sale securities	201,435	15,630
Other	13,976	—

	943,095	807,449

Deferred tax liabilities
Depreciation	217,646	266,797
FHLB stock dividends	64,327	24,544
Other	50,367	4,393

	332,340	295,734

Net deferred tax asset	$610,755	$511,715

Note 8: Other Comprehensive Loss
Other comprehensive loss components and related taxes were as follows:

	2004	2003
Unrealized losses on available-for-sale securities	$(477,301)	$(464,719)
Less reclassification adjustment for realized losses (gains) included in income	7,956	(88,736)

Other comprehensive loss, before tax effect	(485,257)	(375,983)
Tax benefit	(185,805)	(143,964)

Other comprehensive loss	$(299,452)	$(232,019)

Note 9: Subordinated Debentures
Subordinated debentures at December 31, 2004 and 2003, consisted of the following components:

	2004	2003
Trust preferred securities, due 2034, floating rate of 2.80% above the three-month LIBOR rate, reset quarterly, callable in 2007 without penalty	$6,702,000	$—

The trust preferred securities are tax-advantaged issues that qualify for Tier 1 capital treatment. Distributions on these securities are included in interest expense. The trust is a statutory business trust organized for the sole purpose of issuing trust securities and investing the proceeds thereof in junior subordinated debentures of the Company. The preferred trust securities of the trust represent

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
preferred beneficial interests in the assets of the trust and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the trust. The common securities of the trust are wholly-owned by the Company. The trust’s ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the related junior subordinated debentures. The Company’s obligations under the junior subordinated securities and other relevant trust agreements, in aggregate, constitute a full and unconditional guarantee by the Company of the trust’s obligations under the trust securities issued by the trust.
Note 10: Regulatory Matters
The Company and the subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and subsidiary bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and subsidiary bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s or subsidiary bank’s category.
The Company and subsidiary bank’s actual capital amounts and ratios are also presented in the table.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to Risk-Weighted Assets)
Consolidated	$30,523,000	13.9%	$17,594,000	8.0%	N/A	N/A
American State Bank	26,477,000	12.1	17,436,000	8.0	$21,795,000	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	28,558,000	13.0	8,797,000	4.0	N/A	N/A
American State Bank	24,512,000	11.2	8,718,000	4.0	13,077,000	6.0

Tier I Capital (to Average Assets)
Consolidated	28,558,000	9.2	12,450,000	4.0	N/A	N/A
American State Bank	24,512,000	7.9	12,450,000	4.0	15,563,000	5.0

As of December 31, 2003
Total Capital (to Risk-Weighted Assets)
Consolidated	$22,083,000	12.7%	$13,898,000	8.0%	N/A	N/A
American State Bank	18,848,000	11.0	13,766,000	8.0	$17,207,000	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	20,037,000	11.5	6,949,000	4.0	N/A	N/A
American State Bank	16,802,000	9.8	6,883,000	4.0	10,324,000	6.0

Tier I Capital (to Average Assets)
Consolidated	20,037,000	8.0	10,065,000	4.0	N/A	N/A
American State Bank	16,802,000	6.7	10,065,000	4.0	12,581,000	5.0
The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2004, approximately $3,296,105 of retained earnings was available for dividend declaration without prior regulatory approval.
Note 11: Related Party Transactions
At December 31, 2004 and 2003, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of $2,448,310 and $1,575,426, respectively.
In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.
Deposits from related parties held by the Company at December 31, 2004 and 2003, totaled $2,022,822 and $3,144,675, respectively.
Note 12: Employee Benefit Plans
The Company has a 401(k) ESOP covering substantially all employees. The Company’s contributions to the plan are determined annually by the Board of Directors. Employer contributions charged to expense for 2004 and 2003 were $100,000 and $48,000, respectively.
Note 13: Stock Option Plan
The Company has a fixed stock option plan under which the Company may grant options that vest immediately to selected employees for up to 22.5% of the outstanding shares of common stock. The exercise price of each option is intended to equal the fair value of the Company’s stock on the date of grant. An option’s maximum term is 20 years.
A summary of the status of the plan at December 31, 2004 and 2003, and changes during the years then ended is presented below:

	2004		2003
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding, beginning of year	63,317	$37.15	52,634	$36.03
Granted	10,743	46.22	10,683	42.67
Forfeited	—	—	—	—
Exercised	—	—	—	—

Outstanding, end of year	74,060	$38.46	63,317	$37.15

Options exercisable, end of year	74,060	$38.46	63,317	$37.15

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

	2004	2003
Expected dividend yield	0.00%	0.00%
Risk-free interest rates	4.85%	4.07%
Expected life of options	20 years	20 years
Weighted-average fair value of options granted during the year	$28.49	$23.61
The following table summarizes information about stock options under the plan outstanding at December 31, 2004:

		Options Outstanding		Options Exercisable
Weighted-Average
Range of Exercise	Number	Remaining	Weighted-Average	Number	Weighted-Average
Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price
$32.89 to $42.67	74,060	20 years	$38.46	74,060	$38.46
Note 14: Earnings Per Share
Earnings per share (EPS) were computed as follows:

	2004	2003
Net income	$1,956,925	$1,376,957

Average common shares outstanding	469,525	468,440
Average common share stock options outstanding	11,609	8,196

Average diluted common shares	481,134	476,636

Basic earnings per share	$4.17	$2.94

Diluted earnings per share	$4.07	$2.89

Note 15: Disclosures About Fair Value of Financial Instruments
The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

	December 31, 2004		December 31, 2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$14,041,618	$14,041,618	$20,259,827	$20,259,827
Interest-bearing deposits	1,576,000	1,576,000	3,578,000	3,578,000
Available-for-sale securities	81,369,557	81,369,557	52,043,234	52,043,234
Held-to-maturity securities	17,703,188	17,637,368	9,923,492	9,913,518
Loans, net of allowance for loan losses	197,420,801	195,434,000	160,847,508	165,221,000
Federal Home Loan Bank stock	999,600	999,600	572,800	572,800
Cash value of life insurance	4,217,150	4,217,150	4,053,064	4,053,064
Interest receivable	1,858,022	1,858,022	1,533,788	1,533,788

Financial liabilities
Deposits	282,764,284	275,087,108	244,716,598	243,489,000
Federal funds purchased and securities sold under agreement to repurchase	5,874,145	5,874,145	2,828,647	2,828,647
Federal Home Loan Bank advances	12,000,000	12,000,000	—	—
Subordinated debentures	6,702,000	6,702,000	—	—
Interest payable	329,938	329,938	213,094	213,094
The fair value of commitments to extend credit and letters of credit is not presented since management believes the fair value to be insignificant.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments.
Cash and Cash Equivalents, Interest-bearing Deposits, Federal Home Loan Bank Stock and Interest Receivable
The carrying amount approximates fair value.
Securities
Fair values equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.
Loans
The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Deposits
Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.
Federal Funds Purchased, Securities Sold Under Agreement to Repurchase, Federal Home Loan Bank Advances, Subordinated Debentures and Interest Payable
The carrying amount approximates fair value.
Note 16: Significant Estimates and Concentrations
Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.
Note 17: Commitments and Credit Risk
The Company grants agribusiness, commercial, residential and consumer loans to customers in Mississippi, Craighead and Greene counties in Arkansas. Although the Company has a diversified loan portfolio, residential real estate related loans in these counties comprised approximately 37% and 44% of the loan portfolio, as of December 31, 2004 and 2003, respectively. In addition, agriculture related loans in these counties comprised approximately 15% and 11% of the loan portfolio as of December 31, 2004 and 2003, respectively.
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.
At December 31, 2004 and 2003, the Company had outstanding commitments to originate loans aggregating approximately $8,687,588 and $13,037,482, respectively. At December 31, 2004 and 2003, the Company had outstanding mortgage loan commitments of $684,597 and $642,750, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. All loan commitments were at fixed rates of interest.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Letters of Credit
Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.
The Company had total outstanding letters of credit amounting to $307,520 and $297,520, at December 31, 2004 and 2003, respectively, with terms of one year.
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
At December 31, 2004, the Company had granted unused lines of credit to borrowers aggregating approximately $18,307,542 for commercial and open-end consumer lines. At December 31, 2003, unused lines of credit to borrowers aggregated approximately $13,037,482 for commercial and open-end consumer lines.

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Note 18: Financial Information (Parent Company Only)
Presented below is financial information as to financial position, results of operations and cash flows of the Company:
Balance Sheets

	December 31,
	2004	2003
Assets
Cash and due from banks	$2,292,922	$1,640,312
Investments in common stock of subsidiaries	24,634,222	16,918,436
Premises and equipment	179,148	176,305
Other assets	1,415,338	1,276,839

Total assets	$28,521,630	$20,011,892

Liabilities and Stockholders’ Equity
Liabilities
Subordinated debentures	$6,702,000	$—
Accrued interest	77,970	—
Other liabilities	8,128	—

Total liabilities	6,788,098	0

Stockholders’ Equity
Common stock, $.01 par value, authorized 1,250,000 shares; issued and outstanding 2004– 470,224 shares, 2003 – 469,017 shares	4,702	4,690
Additional paid-in capital	18,949,115	18,884,960
Retained earnings	3,104,358	1,147,433
Accumulated other comprehensive loss	(324,643)	(25,191)

Total stockholders’ equity	21,733,532	20,011,892

Total liabilities and stockholders’ equity	$28,521,630	$20,011,892

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Statements of Income

	Year Ending December 31,
	2004	2003
Income
Interest income	$61,893	$33,611
Other income	158	1,444

Total income	62,051	35,055

Expenses
Interest expense	265,636	—
Other expenses	786,849	492,274

Total expenses	1,052,485	492,273

Loss Before Income Tax and Equity in Undistributed Income of Subsidiaries	(990,434)	(457,219)

Income Tax Benefit	(334,121)	(207,939)

Loss Before Equity in Undistributed Income of Subsidiaries	(656,313)	(249,280)

Equity in Undistributed Income of Subsidiaries	2,613,238	1,626,237

Net Income	$1,956,925	$1,376,957

American State Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2004 and 2003
Statements of Cash Flows

	Year Ending December 31,
	2004	2003
Operating Activities
Net income	$1,956,925	$1,376,957
Items not requiring (providing) cash
Equity in undistributed net income of subsidiaries	(2,613,238)	(1,626,237)
Depreciation	16,868	13,740
Loss on sale of fixed assets	9,290	—
Changes in
Deferred income taxes	6,735	8,077
Other assets	(145,234)	(677,834)
Accrued interest and other liabilities	86,098	—

Net cash used in operating activities	(682,556)	(905,297)

Investing Activities
Purchase of premises and equipment	(99,411)	(38,268)
Proceeds from sale of premises and equipment	70,410	—
Capital injection into subsidiaries	(5,200,000)	—
Initial investment in subsidiary	(202,000)	(200,000)

Net cash used in investing activities	(5,431,001)	(238,268)

Financing Activities
Proceeds from the issuance of subordinated debentures	6,702,000	—
Issuance of common stock	64,167	61,075

Net cash provided by financing activities	6,766,167	61,075

Net Change in Cash and Cash Equivalents	652,610	(1,082,490)

Cash and Cash Equivalents at Beginning of Year	1,640,312	2,722,802

Cash and Cash Equivalents at End of Year	$2,292,922	$1,640,312

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     A. Restated Articles of Incorporation and Amended and Restated Bylaws.
     BancorpSouth’s restated articles of incorporation provide that it will indemnify, and upon request advance expenses to, any person (or his estate) who was or is a party to, or is threatened to be made a party to, any legal proceeding because he is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against any liability incurred in that proceeding (a) to the full extent permitted by Section 79-4-8.51 of the Mississippi Business Corporation Act, and (b) despite the fact that such person did not meet the standard of conduct set forth in Section 79-4-8.51(a) of the Mississippi Business Corporation Act or would be disqualified for indemnification under Section 79-4-8.51(d) of the Mississippi Business Corporation Act, if a determination is made by a person or persons enumerated in Section 79-4-8.55(b) of the Mississippi Business Corporation Act that (i) the person seeking indemnity is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (ii) his acts or omissions did not constitute gross negligence or willful misconduct. A request for reimbursement or advancement of expenses prior to final disposition of the proceeding must be accompanied by an undertaking to repay the advances if it is ultimately determined that he is not entitled to indemnification and he did not meet the requisite standard of conduct, but it need not be accompanied by an affirmation that the person seeking indemnity believed he has met the standard of conduct. BancorpSouth may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her.
     BancorpSouth’s amended and restated bylaws provide that it will indemnify any person who was or is a party or is threatened to be made a party to any legal proceeding (other than a derivative action for which indemnification is described below) because he is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against any expenses or awards actually and reasonably incurred by such person in connection therewith to the fullest extent provided in BancorpSouth’s restated articles of incorporation and by law. BancorpSouth also will indemnify any person who was or is or is threatened to be made a party to any derivative suit with respect to BancorpSouth because that person is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action unless he is found to have breached his duty to BancorpSouth to discharge his duties in good faith and with the care which an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of BancorpSouth, unless, despite such finding of liability, the court determines that he is entitled to indemnity. BancorpSouth’s amended and restated bylaws also provide that BancorpSouth may (i) advance to the person seeking indemnity the expenses incurred in defending a proceeding upon receipt of an undertaking that he will repay amounts advanced unless it ultimately is determined that he is entitled to be indemnified, and (ii) purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against any liability arising out of his acting as such, whether or not BancorpSouth would have the power to indemnify him against such liability under BancorpSouth’s amended and restated bylaws.
     B. Mississippi Business Corporation Act.
     In addition to the foregoing provisions of BancorpSouth’s restated articles of incorporation and amended and restated bylaws, officers and directors of BancorpSouth and its subsidiaries may be indemnified by BancorpSouth pursuant to Sections 79-4-8.50 through 79-4-8.59 of the Mississippi Business Corporation Act.

     C. Insurance.
     BancorpSouth maintains and pays premiums on an insurance policy on behalf of its officers and directors against liability asserted against or incurred by such persons in or arising from their capacity as such.
     D. SEC Policy on Indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BancorpSouth pursuant to the foregoing provisions, BancorpSouth has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits

Exhibit
Number		Description of Exhibits

2.1	–	Agreement and Plan of Merger, dated as of August 9, 2005, between BancorpSouth, Inc. and American State Bank Corporation (1)

3.1	–	Articles of Incorporation of BancorpSouth, Inc. as amended and restated (2)

3.2	–	Amended and Restated Bylaws of BancorpSouth, Inc. (3)

3.3	–	Amendment No. 1 to Amended and Restated Bylaws (4)

4.1	–	Specimen Common Stock Certificate (5)

4.2	–	Rights Agreement, dated as of April 24, 1991, including as Exhibit A the forms of Rights Certificate and of Election to Purchase and as Exhibit B the summary of Rights to Purchase Common Shares (6)

4.3	–	First Amendment to Rights Agreement, dated as of March 28, 2001 (7)

4.4	–	Amended and Restated Certificate of Trust of BancorpSouth Capital Trust I (8)

4.5	–
Second Amended and Restated Trust Agreement of BancorpSouth Capital Trust I, dated as of January 28, 2002, between BancorpSouth, Inc., The Bank of New York, The Bank of New York (Delaware) and the Administrative Trustees named therein (9)

4.6	–	Junior Subordinated Indenture, dated as of January 28, 2002, between BancorpSouth, Inc. and The Bank of New York (9)

4.7	–	Guarantee Agreement, dated as of January 28, 2002, between BancorpSouth, Inc. and The Bank of New York (9)

4.8	–	Junior Subordinated Debt Security Specimen (9)

4.9	–	Trust Preferred Security Certificate for BancorpSouth Capital Trust I (9)

4.10	–
Certain instruments defining the rights of certain holders of long-term debt securities of the Registrant are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	–	Opinion of Riley, Caldwell, Cork & Alvis, P.A.

8.1	–	Opinion of Waller Lansden Dortch & Davis, PLLC, as to tax matters

8.2	–	Opinion of Dover Dixon Horne PLLC, as to tax matters

11.1	–	Statement re computation of earnings per share (10)

21.1	–	List of subsidiaries of BancorpSouth, Inc. (10)

23.1	–	Consent of KPMG LLP

23.2	–	Consent of BKD, LLP

23.3	–	Consent of Riley, Caldwell, Cork & Alvis, P.A. (included in opinion filed as Exhibit 5.1)

23.4	–	Consent of Waller Lansden Dortch & Davis, PLLC (included in opinion filed as Exhibit 8.1)

23.5	–	Consent of Dover Dixon Horne PLLC (included in opinion filed as Exhibit 8.2)

24.1	–	Power of Attorney (included on page II-5)

99.1	–	Form of American State Bank Corporation Proxy Card

99.2	–	Form of American State Bank Corporation Election Form

(1)	Incorporated by reference to BancorpSouth, Inc.’s Current Report on Form 8-K/A, filed on August 12, 2005.

(2)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form S-4 (Registration No. 33-88274), filed on January 6, 1995.

(3)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998.

(4)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000.

(5)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1994.

(6)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form 8-A, filed on April 24, 1991.

(7)	Incorporated by reference to BancorpSouth, Inc.’s Form 8-A/A, filed on March 28, 2001.

(8)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form S-3, filed on November 2, 2001.

(9)	Incorporated by reference to BancorpSouth, Inc.’s Current Report on Form 8-K, filed on January 28, 2002.

(10)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.
Item 22. Undertakings.
     The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on October 3, 2005.

BANCORPSOUTH, INC.

By	/s/ Aubrey B. Patterson

Aubrey B. Patterson
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aubrey B. Patterson and L. Nash Allen, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Aubrey B. Patterson	Chairman of the Board, President, Chief Executive	October 3, 2005
Aubrey B. Patterson	Officer and Director (principal executive officer)

/s/ L. Nash Allen, Jr.	Treasurer and Chief Financial Officer (principal	October 3, 2005
L. Nash Allen, Jr.	financial and accounting officer)

/s/ Hassell H. Franklin	Director	October 3, 2005
Hassell H. Franklin

/s/ W. G. Holliman, Jr.	Director	October 3, 2005
W.G. Holliman, Jr.

/s/ James V. Kelley	President, Chief Operating Officer and Director	October 3, 2005
James V. Kelley

/s/ Larry G. Kirk	Director	October 3, 2005
Larry G. Kirk

Name	Title	Date

/s/ Turner O. Lashlee	Director	October 3, 2005
Turner O. Lashlee

/s/ Guy W. Mitchell, III	Director	October 3, 2005
Guy W. Mitchell, III

/s/ R. Madison Murphy	Director	October 3, 2005
R. Madison Murphy

/s/ Robert C. Nolan	Director	October 3, 2005
Robert C. Nolan

/s/ W. Cal Partee, Jr.	Director	October 3, 2005
W. Cal Partee, Jr.

/s/ Alan W. Perry	Director	October 3, 2005
Alan W. Perry

/s/ Travis E. Staub	Director	October 3, 2005
Travis E. Staub

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits
2.1	–	Agreement and Plan of Merger, dated as of August 9, 2005, between BancorpSouth, Inc. and American State Bank Corporation (1)

3.1	–	Articles of Incorporation of BancorpSouth, Inc. as amended and restated (2)

3.2	–	Amended and Restated Bylaws of BancorpSouth, Inc. (3)

3.3	–	Amendment No. 1 to Amended and Restated Bylaws (4)

4.1	–	Specimen Common Stock Certificate (5)

4.2	–	Rights Agreement, dated as of April 24, 1991, including as Exhibit A the forms of Rights Certificate and of Election to Purchase and as Exhibit B the summary of Rights to Purchase Common Shares (6)

4.3	–	First Amendment to Rights Agreement, dated as of March 28, 2001 (7)

4.4	–	Amended and Restated Certificate of Trust of BancorpSouth Capital Trust I (8)

4.5	–
Second Amended and Restated Trust Agreement of BancorpSouth Capital Trust I, dated as of January 28, 2002, between BancorpSouth, Inc., The Bank of New York, The Bank of New York (Delaware) and the Administrative Trustees named therein (9)

4.6	–	Junior Subordinated Indenture, dated as of January 28, 2002, between BancorpSouth, Inc. and The Bank of New York (9)

4.7	–	Guarantee Agreement, dated as of January 28, 2002, between BancorpSouth, Inc. and The Bank of New York (9)

4.8	–	Junior Subordinated Debt Security Specimen (9)

4.9	–	Trust Preferred Security Certificate for BancorpSouth Capital Trust I (9)

4.10	–
Certain instruments defining the rights of certain holders of long-term debt securities of the Registrant are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	–	Opinion of Riley, Caldwell, Cork & Alvis, P.A.

8.1	–	Opinion of Waller Lansden Dortch & Davis, PLLC, as to tax matters

8.2	–	Opinion of Dover Dixon Horne PLLC, as to tax matters

11.1	–	Statement re computation of earnings per share (8)

21.1	–	List of subsidiaries of BancorpSouth, Inc. (8)

23.1	–	Consent of KPMG LLP

23.2	–	Consent of BKD, LLP

23.3	–	Consent of Riley, Caldwell, Cork & Alvis, P.A. (included in opinion filed as Exhibit 5.1)

23.4	–	Consent of Waller Lansden Dortch & Davis, PLLC (included in opinion filed as Exhibit 8.1)

23.5	–	Consent of Dover Dixon Horne PLLC (included in opinion filed as Exhibit 8.2)

24.1	–	Power of Attorney (included on page II-5)

99.1	–	Form of American State Bank Corporation Proxy Card

99.2	–	Form of American State Bank Corporation Election Form

(1)	Incorporated by reference to BancorpSouth, Inc.’s Current Report on Form 8-K/A, filed on August 12, 2005.

(2)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form S-4 (Registration No. 33-88274), filed on January 6, 1995.

(3)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998.

(4)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000.

(5)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1994.

(6)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form 8-A, filed on April 24, 1991.

(7)	Incorporated by reference to BancorpSouth, Inc.’s Form 8-A/A, filed on March 28, 2001.

(8)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form S-3, filed on November 2, 2001.

(9)	Incorporated by reference to BancorpSouth, Inc.’s Current Report on Form 8-K, filed on January 28, 2002.

(10)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.